UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDASORB TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	98-0373793 (I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(732) 329-8885
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Phillip Chan President and Chief Executive Officer
MedaSorb Technologies Corporation
7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(732) 329-8885
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Eric M Stein, Esq.
Anslow Jaclin LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of EachClass Of Securities to be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable upon the conversion of Series B 10% Cumulative Convertible Preferred	10,000,000	$0.09	$900,000	$50.22

Total	10,000,000	$0.09	$900,000	$50.22

(1)
The 10,000,000 shares of Common Stock consist of the Common Stock issuable upon the conversion of 3,620 shares of Series B 10% Cumulative Convertible Preferred Stock. In accordance with Rule 416 under the Securities Act of 1933, the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions, but will not cover for resale an indeterminate number of shares resulting from operation of the conversion formula.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asked prices of the registrant’s Common Stock on June 9, 2009, 6 days prior to the initial filing of this registration statement, as reported by the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE  ___, 2009

MEDASORB TECHNOLOGIES CORPORATION

10,000,000 Shares of Common Stock

This prospectus relates to the sale of up to 10,000,000 shares of our Common Stock by some of our stockholders. The shares offered by this prospectus include:

•	10,000,000 shares issuable to the selling stockholders upon the conversion of 3,620 shares of our Series B 10% Cumulative Convertible Series B Preferred Stock (“Series B Preferred Stock”), and

For a list of the selling stockholders, please see “Selling Stockholders.” We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “MSBT.” On June 9, 2009, the last reported sale price of our Common Stock was $0.09 per share.

Investing in our Common Stock involves a high degree of risks. Please refer to the “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June__, 2009.

TABLE OF CONTENTS

Page
PROSPECTUS SUMMARY
Summary of Our Business	1
The Company	3
THE OFFERING	3
RISK FACTORS	4
Item 4. Use of Proceeds	12
Item 5. Determination of Offering Price	12
Item 6. Dilution	12
Item 7. Selling Security Holders	12
Item 8. Plan of Distribution	21
Item 9. Description of Securities To Be Registered	22
tem 10. Interests of Named Experts and Counsel	26
DESCRIPTION OF BUSINESS	27
Overview of Our Business
Commercial and Research Partners
Royalty Agreements
Product Payment & Reimbursement
Competition
Clinical Studies
Government Research Grants
Regulation
Sales and Marketing
Intellectual Property and Patent Litigation
Technology, Products and Applications
DESCRIPTION OF EMPLOYEES AND PROPERTY	49
DESCRIPTION OF LEGAL PROCEEDINGS	49
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	50
Financial Statements	52
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	53
Development Stage Corporation
Patents
Research and Development
Stock Based-Compensation
Plan of Operations
Liquidity and Capital Resources
CHANGES IN AND DISAGREEMENTS WITH ACCOUTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	54
DIRECTORS AND EXECUTIVE OFFICERS	54
Audit Committee Financial Expert
EXECUTIVE COMPENSATION	56
Director Compensation
Employment Agreement with Named Officers
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60
PRINCIPAL STOCKHOLDERS	63
EQUITY COMPENSATION PLAN INFORMATION	65
WHERE YOU CAN FIND MORE INFORMATION	66
INFORMATION NOT REQUIRED IN PROSPECTUS	66
SIGNATURES	67

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” on page 62.

Summary of Our Business

We are a medical device company that is currently in the development stage, headquartered in Monmouth Junction, New Jersey (near Princeton). We have developed and will seek to commercialize a blood purification technology that we believe will be able to efficiently remove middle molecular weight toxins from circulating blood and physiologic fluids. We will be required to obtain required regulatory approvals from a Notified Body for the European Community (CE Mark) and the United States Food and Drug Administration before we can sell our products in Europe and the United States, respectively. In December 2006, we submitted a proposed pilot study for approval to the FDA with respect to CytoSorb™, the first device we intend to bring to market. In the first quarter of 2007, we received approval from the FDA to conduct a limited study of five patients in the adjunctive treatment of sepsis. Based on management’s belief that proceeding with the approved limited study would add at least one year to the approval process for the United States, we made a determination to focus our efforts on obtaining regulatory approval in Europe before proceeding with the FDA.

We estimate that the market potential in Europe for our products is substantially equivalent to that in the U.S. Given the opportunity to conduct a much larger clinical study in Europe, and management’s belief that the path to a CE Mark should be faster than FDA approval, we have targeted Europe for the initial market introduction of our CytoSorb™ product. To accomplish the European introduction, in July 2007 we prepared and filed a request for a clinical trial with a German Central Ethics Committee. We received approval of the final study design in October of 2007. The clinical study allows for enrollment of up to 100 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis. To date, we have made arrangements with ten (10) hospital units in Germany to conduct the clinical study, and those hospitals are now open for patient enrollment.  To date we have enrolled twenty seven (27) patients in the clinical study, which have been randomized yielding thirteen (13) treated and fourteen (14) control (non-treated) patients.

The clinical protocol for our European clinical study has been designed to allow us to gather information to support future U.S. studies. In the event we receive the CE Mark and are able to successfully commercialize our products in the European market, we will review our plans for the United States to determine whether to conduct clinical trials in support of 510K or PMA registration. No assurance can be given that our proposed CytoSorb™ product will work as intended or that we will be able to obtain CE Mark (or FDA) approval to sell CytoSorb™. Even if we ultimately obtain CE Mark approval, because we cannot control the timing of responses from regulators to our submissions, there can be no assurance as to when such approval will be obtained.

We have developed two products, CytoSorb™ and BetaSorb™ utilizing our adsorbent polymer technology. These products are known medically as hemoperfusion devices. During hemoperfusion, blood is removed from the body via a catheter or other blood access device, perfused through a filter medium where toxic compounds are removed, and returned to the body.

 The CytoSorb™ device consists of a cartridge containing the adsorbent polymer beads. The cartridge incorporates industry standard connectors at either end of the device which connect directly to an extra-corporeal circuit (bloodlines) on a stand alone basis. The extra-corporeal circuit consists of plastic tubing through which the blood flows, our CytoSorb™ cartridge containing adsorbent polymer beads, pressure monitoring gauges, and a blood pump to maintain blood flow. The patient’s blood is accessed through a catheter inserted into his or her veins. The catheter is connected to the extra-corporeal circuit and the blood pump draws blood from the patient, pumps it through the cartridge and returns it back to the patient in a closed loop system. As blood passes over the polymer beads in the cartridge, toxins (cytokines) are adsorbed from the blood.

To date, we have manufactured the CytoSorb™ device on a limited basis for testing purposes, including for use in clinical studies. We believe that current state of the art blood purification technology (such as dialysis) is incapable of effectively clearing the various toxic compounds intended to be adsorbed by our devices.

Our CytoSorb™ is intended to remove toxins and other substances from blood and physiologic fluids.  We are currently enrolling patients in a European Sepsis trial of our CytoSorb™ device.  The study is a randomized, controlled clinical study in twelve sites in Germany of up to 100 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis.  Patients are being treated with our device once per day for up to seven (7) consecutive days.  To date we have enrolled twenty seven (27) patients in the study. The study protocol was designed to support a request for the European CE Mark (regulatory approval to sell medical devices in Europe).

Following the sepsis indication, we intend to continue our research in other acute conditions where CytoSorb™ has indicated potential in preliminary studies to prevent or reduce the accumulation of cytokines and other toxic compounds in the bloodstream. These conditions include, but are not limited to, the prevention of post-operative complications of cardiac surgery (cardiopulmonary bypass surgery), damage to organs donated for transplant prior to organ harvest, and removing drugs from blood.

Previous studies using our BetaSorb™ device in patients with chronic kidney failure have provided valuable data which we will use in conducting clinical studies using our CytoSorb™ device. However, limited studies have been conducted using our CytoSorb™ device to date and no assurance can be given that our proposed CytoSorb™ product will work as intended or that we will be able to obtain the necessary regulatory body approvals to sell CytoSorb™. Even if we ultimately obtain regulatory approval, because we can not control the timing of responses to our regulatory submissions, there can be no assurance as to when such approval will be obtained.

Our BetaSorb™ device is intended to remove beta2-microglobulin from the blood of patients suffering from chronic kidney failure who rely on long term dialysis therapy to sustain their life. BetaSorb™ utilizes an adsorbent polymer packed into an identically shaped and constructed cartridge as utilized for our CytoSorb™ product, although the polymers used in the two devices are physically different. The BetaSorb™ device also incorporates industry standard connectors at either end of the device which connect directly into the extra-corporeal circuit (bloodlines) in series with a dialyzer. To date, we have manufactured the BetaSorb™ device on a limited basis for testing purposes, including for use in clinical studies.

We had initially identified end stage renal disease (ESRD) as the target market for our polymer-based adsorbent technology. However, during the development of BetaSorb™, we identified several applications for our adsorbent technology in the treatment of critical care patients. As a result, we shifted our priorities to pursue critical care applications (such as for the treatment of sepsis) for our technology given that BetaSorb’s™ potential for usage in chronic conditions such as end stage renal disease is anticipated to have a longer and more complex regulatory pathway. We currently intend to pursue our BetaSorb™ product after the commercialization of the CytoSorb™ product. At such time as we determine to proceed with our proposed BetaSorb™ product, if ever, we will need to conduct additional clinical studies using the BetaSorb™ device and obtain separate regulatory approval in Europe and/or the United States.

To date, we have conducted clinical studies using our BetaSorb™ device in patients with chronic kidney failure, which have provided valuable data which underpin the development of the critical care applications for our technology. The BetaSorb™ device has been used in a total of three human pilot studies, involving 20 patients, in the U.S. and Europe. The studies included approximately 345 treatments, with some patients using the device for up to 24 weeks (in multiple treatment sessions lasting up to four hours, three times per week) in connection with the application of our products to patients suffering from chronic kidney failure. The BetaSorb™ device design was also tested on a single patient with bacterial sepsis, producing results that our management has found encouraging and consistent with our belief that our device design is appropriate for more extensive sepsis study. In addition, CytoSorb’s™ ability to interact safely with blood (hemocompatibility) has been demonstrated through ISO 10993 testing. These studies we have done to date were not done in conjunction with obtaining FDA approval for the use of our CytoSorb™ device, the first device we intend to bring to market.

We have not generated any revenue to date. We have incurred losses in each of our fiscal years and expect these losses to continue for the foreseeable future. We will need to raise significant additional funds to conduct clinical studies and obtain regulatory approvals to commercialize our products. No assurance can be given that we will ever successfully commercialize any products.

The Company

MedaSorb Technologies Corporation was incorporated in Nevada on April 25, 2002 as Gilder Enterprises, Inc. and was originally engaged in the business of installing and operating computer networks that provided high-speed access to the Internet. On June 30, 2006, we disposed of our original business, and pursuant to an Agreement and Plan of Merger, acquired all of the stock of MedaSorb Technologies, Inc., a Delaware corporation in a merger, and its business became our business. Following the merger, in July 2006 we changed our name to MedaSorb Technologies Corporation.  In November 2008 we changed the name of our operating subsidiary from MedaSorb Technologies, Inc. to CytoSorbents, Inc.  Unless otherwise indicated, all references in this Annual Report to “MedaSorb,”, “CytoSorbents”, “us” or “we” with respect to events prior to June 30, 2006 are references to CytoSorbents, Inc. and its predecessors.

Our executive offices are located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852. Our telephone number is (732) 329-8885.

THE OFFERING

Securities Offered by Selling Stockholders	10,000,000 shares of Common Stock issuable upon conversion of 3,620 shares of Series B Preferred Stock

Offering Price	Determined at the time of sale by the selling stockholders.

Shares of Common Stock outstanding before the offering	As of June 9, 2009, we have 39,112,969 shares of Common Stock outstanding.

Shares of Common Stock outstanding immediately after the offering
As of June 9, 2009, we will have 49,112,969 shares of Common Stock outstanding, assuming the selling stockholders convert the 3,620 shares of Series B preferred shares being registered in this registration statement, and no conversion of other outstanding preferred stock nor exercise of the other outstanding warrants and options.

The Percentage of Outstanding Stock that this Offering Represents Compared to the Total Shares Outstanding
20.4%, assuming the selling stockholders convert 3,620 shares of Series B Preferred Stock, and no conversion of other outstanding preferred stock nor exercise of the other outstanding warrants and options.

Use of Proceeds
We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. We intend to use the proceeds from the exercise of outstanding warrants covered by this prospectus, if any, for general corporate purposes.

Risk Factors	An investment in MedaSorb involves significant risks and uncertainties. See “Risk Factors,” beginning on page 4.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

RISKS RELATED TO OUR INDUSTRY AND OUR BUSINESS

We currently have no commercial operations and there can be no assurance that we will be successful in developing commercial operations.

We are a development stage company and have been engaged primarily in research and development activities and have not generated any revenues to date. There can be no assurance that we will be able to successfully manage the transition to a commercial enterprise. Potential investors should be aware of the problems, delays, expenses and difficulties frequently encountered by an enterprise in the early stage of development, which include unanticipated problems relating to development of proposed products, testing, regulatory compliance, manufacturing, competition, marketing problems and additional costs and expenses that may exceed current estimates. Our proposed products will require significant additional research and testing, and we will need to overcome significant regulatory burdens prior to commercialization. Even though we have raised $5,293,147 in a Series B Preferred Stock financing closed through August 2008, which includes $178,147 in promissory notes and accrued interest converted in the offering, there can be no assurance that after the expenditure of substantial funds and efforts, we will successfully develop and commercialize any products, generate any revenues or ever achieve and maintain a substantial level of sales of our products. The Company will require additional funds in the short term.

We have a history of losses and expect to incur substantial future losses, and the report of our auditor on our consolidated financial statements expresses substantial doubt about our ability to continue as a going concern.

We have experienced substantial operating losses since inception. As of December 31, 2008, we had an accumulated deficit of $75,461,481 which included net losses of $3,017,890 and $3,350,754 for the years ended December 31, 2008 and December 31, 2007. Due to these losses, our audited consolidated financial statements have been prepared assuming we will continue as a going concern, and the auditors’ report on our December 31, 2008 financial statements express substantial doubt about our ability to continue as a going concern. Our losses have resulted principally from costs incurred in the research and development of our polymer technology and general and administrative expenses. Because our predecessor was a limited liability company until December 2005, substantially all of these losses were allocated to that company’s members and will not be available for tax purposes to us in future periods. We intend to conduct significant additional research, development, and clinical study activities which, together with expenses incurred for the establishment of manufacturing arrangements and marketing and distribution presence and other general and administrative expenses, are expected to result in continuing operating losses for the foreseeable future. The amount of future losses and when, if ever, we will achieve profitability are uncertain.

Our ability to achieve profitability will depend, among other things, on successfully completing the development of our technology and commercial products, obtaining the requisite regulatory approvals, establishing manufacturing and sales and marketing arrangements with third parties, and raising sufficient funds to finance our activities. No assurance can be given that our product development efforts will be successful, that required regulatory approvals will be obtained, that any of our products will be manufactured at a competitive cost and will be of acceptable quality, or that the we will be able to achieve profitability or that profitability, if achieved, can be sustained.

We depend upon key personnel who may terminate their employment with us at any time.

We currently have only seven employees. Our success will depend to a significant degree upon the continued services of our key management and advisors, including, Dr. Phillip Chan, our Chief Executive Officer; David Lamadrid, our Chief Financial Officer; Vincent Capponi, our Chief Operating Officer; and Dr. Robert Bartlett, our Chief Medical Officer, who works with us on a consulting basis.

Effective January 1, 2009, Dr. Phillip Chan, David Lamadrid and Vincent Capponi entered into new Employment Agreements with us pursuant to which their employment will terminate on December 31, 2009 without automatic renewal. There can be no assurance that they will continue to provide services to us. Effective as of December 31, 2008, Al Kraus stepped down from his position as president and Chief Executive Officer. Effective January 1, 2009, Dr. Phillip Chan replaced him as the Interim CEO. Mr. Kraus remains with us as a Director, serving as Chairman of the Board.

In addition, our success will depend on our ability to attract and retain other highly skilled personnel. We may be unable to recruit such personnel on a timely basis, if at all. Management and other employees may voluntarily terminate their employment with us at any time. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of our products, loss of sales and diversion of management resources.

Acceptance of our medical devices in the marketplace is uncertain, and failure to achieve market acceptance will prevent or delay our ability to generate revenues.

Our future financial performance will depend, at least in part, upon the introduction and customer acceptance of our polymer products. Even if approved for marketing by the necessary regulatory authorities, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt of regulatory clearance of marketing claims for the uses that we are developing;
•	the establishment and demonstration of the advantages, safety and efficacy of the our polymer technology;
•	pricing and reimbursement policies of government and third-party payers such as insurance companies, health maintenance organizations and other health plan administrators;
•	our ability to attract corporate partners, including medical device companies, to assist in commercializing our products; and
•	our ability to market our products.

Physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our products. If we are unable to obtain regulatory approval or commercialize and market our products when planned, we may not achieve any market acceptance or generate revenue.

We may face litigation from third parties claiming that our products infringe on their patent, trademark or other intellectual property rights, or seek to challenge the validity of our patents.

Our future success is also dependent on the strength of our intellectual property, trade secrets and know-how, which have been developed from years of research and development. In addition to the two litigations discussed below which we have settled, we may be exposed to additional future litigation by third parties seeking to challenge the validity of our rights based on claims that our technologies, products or activities infringe the intellectual property rights of others or are invalid, or that we have misappropriated the trade secrets of others.

“Alkermes” Litigation

In February 2008, Alkermes, Inc. commenced an action against us in the U.S. District Court for the District of Massachusetts, alleging that our use of the name MedaSorb infringes on Alkermes’ registered trademark “MEDISORB.” In the action, Alkermes sought an injunction against our further use of the name Medasorb. Pursuant to a Settlement Agreement dated June 18, 2008, we will continue to use the name MedaSorb Technologies Corporation for the near term, but its wholly-owned subsidiary, through which we conduct all of its operational activities, has ceased using the “MedaSorb” name to avoid any potential confusion with Alkermes’ similarly named product. The subsidiary has been renamed CytoSorbents, Inc.

“Purolite” Litigation

Since our inception, we have sought to contract with large, established manufacturers to supply commercial quantities of our adsorbent polymers. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers. We believe that these disclosures, while necessary for our business, have resulted in the attempt by potential suppliers to assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing rights.

We have previously engaged in discussions with the Brotech Corporation and its affiliate, Purolite International, Inc. (collectively “Purolite”), which had demonstrated a strong interest in being our polymer manufacturer. For a period of time beginning in December 1998, Purolite engaged in efforts to develop and optimize the manufacturing process needed to produce our polymer products on a commercial scale. However, the parties eventually decided not to proceed. In 2003, Purolite filed a lawsuit against us asserting, among other things, co-ownership and co-inventorship of certain of our patents. On September 1, 2006, the United States District Court for the Eastern District of Pennsylvania approved a Stipulated Order and Settlement Agreement under which we and Purolite agreed to the settlement of the action. The Settlement Agreement provides us with the exclusive right to use our patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the Settlement Agreement, we have agreed to pay Purolite royalties of 2.5% to 5% on the sale of certain of our products if and when those products are sold commercially.

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received several patents naming our former Advisory Board member as an inventor. In management’s view the Dow patents improperly incorporate our technology and should not have been granted to Dow. The existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for us.

We have temporarily ceased the application process with the FDA and commenced the process to obtain CE Mark approval of our products in the European market.

The FDA has only approved us to conduct a limited study of five (5) patients in the adjunctive treatment of sepsis. Because we believe this will delay our application process in the United States for at least one year, we have decided to temporarily cease proceeding with the FDA and have commenced the application process of seeking CE Mark approval of our products in the Europe market. The CE Mark approval process in Europe will involve pilot and pivotal clinical studies and is still lengthy and costly, even if we believe it is faster than the FDA approval process. The failure to obtain the CE Mark approvals for our polymer products, or to comply with ongoing governmental regulations could prevent, delay or limit introduction or sale of our products and result in the failure to achieve revenues or maintain our operations.

After we obtain the CE Mark approval for our products in Europe, we will consider resuming the application process with the FDA. Even if the clinical protocol for our European clinical study has been designed to allow us to gather information to support future studies, there is no assurance that we will eventually obtain the FDA approval. In addition, there can be no assurance that government regulations applicable to our products or the interpretation of those regulations will not change.

To commercialize our products in the U.S. Market, we also will be subject to other Federal, state, and local laws, regulations and recommendations relating to laboratory and manufacturing practices as well as Medicare, Medicaid and anti-kickback laws. Non-compliance with applicable requirements can result in civil penalties, the recall, injunction or seizure of products, an inability to import products into the United States, the refusal by the government to approve or clear product approval applications, the withdrawal of previously approved product applications and criminal prosecution. The extent of potentially adverse government regulation that might arise from future legislation or administrative action cannot be predicted.

We have conducted limited clinical studies of our BetaSorb™ device and have commenced our first clinical study of our CytoSorb™ device. Clinical and pre-clinical data is susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

To date, we have conducted limited clinical studies on our products. There can be no assurance that we will successfully complete the clinical studies necessary to receive regulatory approvals. While studies conducted by us and others have produced results we believe to be encouraging and indicative of the potential efficacy of our products and technology, data already obtained, or in the future obtained, from pre-clinical studies and clinical studies do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical studies. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the medical device and pharmaceutical industries have suffered significant setbacks in advanced clinical studies, even after promising results in earlier studies. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the device, resulting in delays to commercialization, and could materially harm our business.

We rely extensively on research and testing facilities at various universities and institutions, which could adversely affect us should we lose access to those facilities.

Although we have our own research laboratories and clinical facilities, we collaborate with numerous institutions, universities and commercial entities to conduct research and studies of our products. We currently maintain a good working relationship with these parties. However, should the situation change, the cost and time to establish or locate alternative research and development could be substantial and delay the CE Mark approval and commercializing our products in the European market.

We are and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon us should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. We cannot be sure that claims will not be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

Our current clinical trial liability insurance expired in April of 2009. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations.  We have received a renewal Certificate of Insurance under substantially the same terms and conditions as the expiring policy.  The renewal expires on April 30, 2010 and covers our clinical trial for up to 100 patients.

Certain university and other relationships are important to our business and may potentially result in conflicts of interests.

Clinical experts such as Dr. John Kellum, among others, are critical care advisors and consultants of ours and are associated with University of Pittsburgh Medical Center. Reliance on outside experts with their respective institutional associations may currently or in the future involve conflicting interests in the event they or these institutions enter into consulting or other arrangements with competitors of ours.

We have limited manufacturing experience, and once our products are approved, we may not be able to manufacture sufficient quantities at an acceptable cost, or without shut-downs or delays.

We remain in the research and development and clinical and pre-clinical study phase of product commercialization. Accordingly, once our products are approved for commercial sale, we will need to establish the capability to commercially manufacture our products in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising and conducting commercial manufacturing. If we or the third-party manufacturers of our products fail to adequately establish, supervise and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products.

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our products.

We expect to enter into agreements with third parties for the commercial manufacture and distribution of our products. There can be no assurance that parties we may engage to market and distribute our products will:

•	satisfy their financial or contractual obligations to us;
•	adequately market our products; or
•	not offer, design, manufacture or promote competing products.

If for any reason any party we engage is unable or chooses not to perform its obligations under our marketing and distribution agreement, we would experience delays in product sales and incur increased costs, which would harm our business and financial results.

If we are unable to convince physicians and other health care providers as to the benefits of our products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our products may require physicians and other health care providers to be informed about our products and their intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this education process may adversely affect market acceptance of our products. We may be unable to educate physicians regarding our products in sufficient numbers or in a timely manner to achieve our marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for our products. In addition, we may expend significant funds towards physician education before any acceptance or demand for our products is created, if at all.

The market for our products is rapidly changing and competitive, and new devices and drugs which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The medical device and pharmaceutical industries are subject to rapid and substantial technological change. Developments by others may render our technologies and products noncompetitive or obsolete. We also may be unable to keep pace with technological developments and other market factors. Technological competition from medical device, pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us.

If users of our products are unable to obtain adequate reimbursement from third-party payers, or if new restrictive legislation is adopted, market acceptance of our products may be limited and we may not achieve anticipated revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of medical devices is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of medical devices and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could materially harm our business, financial condition and results of operations.

Our ability to commercialize our products will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”). Third-party payers are increasingly challenging the prices charged for medical care. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and medical devices, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially harm our ability to operate profitably.

INVESTMENT RISKS

Directors, executive officers and principal stockholders own a significant percentage of the shares of Common Stock, which will limit your ability to influence corporate matters.

Our directors, executive officers and principal stockholders together beneficially own a majority of our outstanding shares of Common Stock. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Holders of the Series B Preferred Stock have priority in the event of our dissolution, liquidation or winding up.

In the event of our dissolution, liquidation or winding up, the holders of the Series B Preferred Stock will receive, in priority over the holders of the Series A Preferred Stock and Common Stock, a liquidation preference. Therefore, it is possible that holders of Series A Preferred Stock and Common Stock will not obtain any proceeds upon our dissolution, liquidation or winding up.

Penny Stock Regulations May Affect Your Ability To Sell Our Common Stock.

To the extent the price of our Common Stock remains below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

Future Sales of Common Stock Could Result in a Decline in Market Price.

This registration statement covers the resale of 10,000,000 shares of Common Stock underlying 3,620 shares of the Series B Preferred Stock issued in the Series B Preferred Stock financing completed August, 2008 or issuable in connection therewith and Warrants issued to a Note holder that converted into the offering. After the registration statement is declared effective, resale restriction over these 10,000,000 shares of Common Stock will be lifted. Sales of a significant number of shares of Common Stock in the public market could result in a decline in the market price of our Common Stock.

Our Charter Documents and Nevada Law May Inhibit A Takeover That Stockholders May Consider Favorable.

Provisions in our articles of incorporation and bylaws, and Nevada law, could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their Common Stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of us, or otherwise adversely affect holders of Common Stock in relation to holders of preferred stock.

Compliance with changing corporate governance and public disclosure regulations may result in additional expense.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expense and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our Common Stock is thinly traded on the OTC Bulletin Board, and we may be unable to obtain listing of our common stock on a more liquid market.

Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq Stock Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements”. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of MedaSorb to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 4.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

Item 4. Use of Proceeds

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Item 5. Determination of Offering Price

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “MSBT.” The proposed offering price is $0.09 which is the closing bid price of our Common Stock as of June 9, 2009 as reported by the OTC Bulletin Board.

Item 6. Dilution

The information in this section is not required because there is not substantial disparity between the public offering price and the effective cash cost to officers, directors, promoters and affiliated persons of common equity acquired by them in transactions during the past five years and we were subject to the reporting requirements of section 13(a) and 15(d) of the Exchange Act immediately prior to filing the registration statement.

Item 7. Selling Security Holders

The shares being offered for resale by the selling stockholders consist of the 10,000,000 shares of our Common Stock issuable upon the conversion of 3,620 shares of the Series B Preferred issued in our the private placement.

Below is a list of the selling stockholders who have the right to acquire the 10,000,000 shares of Common Stock covered by this prospectus upon the conversion of Series B Preferred. Other than as set forth below, none of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates.

The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

	Before Offering					After Offering(3)
Name of Selling Stockholder	Number of Shares Owned(1)		Percentage Owned(2)	Number of Shares Offered		Number of Shares Owned(1)	Percentage Owned(2)
NJTC Venture Fund SBIC, L.P. (24)	80,297,569	(4)	4.99%	3,778,471	(4)	76,519,098	4.99%

Margie Chassman	58,237,575	(5)	12.26%	1,791,271	(5)	56,446,304	11.72%

Adelson Partners, LLC (25)	19,117,597	(6)	4.99%	944,618	(6)	18,172,979	4.99%

Cahn Medical Technologies, LLC (26)	19,117,597	(7)	4.99%	944,618	(7)	18,172,979	4.99%

Robert Shipley(21)	16,871,553	(8)	4.99%	755,694	(8)	16,115,859	4.99%

Alpha Capital Aktiengesellschaft (27)	16,272,030	(9)	4.99%	472,309	(9)	15,799,721	4.99%

The Frank C. Carlucci III Revocable Trust	7,647,044	(10)	4.99%	377,847	(10)	7,269,197	4.99%

Sepsis Seed Capital Partners (28)	6,601,961	(11)	4.99%	330,616	(11)	6,271,345	4.99%

Macomber Associates, LLC (29)	2,964,337	(12)	4.99%	188,924	(12)	2,775,413	4.99%

Ellis International LTD (30)	3,317,923	(13)	4.99%	94,462	(13)	3,223,461	4.99%

Edward Smith	1,465,663	(14)	3.61%	94,462	(14)	1,371,201	3.38%

Marc Bailin	1,486,064	(15)	3.66%	94,462	(15)	1,391,602	3.43%

Robert Swetnick	764,724	(16)	1.92%	37,785	(16)	726,939	1.82%

Richard Ortoli	588,669	(17)	1.48%	37,785	(17)	550,884	1.39%

Phillip Chan(22)	1,649,277	(18)	4.05%	18,892	(18)	1,630,385	4.00%

Joseph Rubin(23)	765,814	(19)	1.92%	18,892	(19)	746,922	1.88%

Arnaldo Barros	453,551	(20)	1.15%	18,892	(20)	434,659	1.10%

(1)  Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.
(2)  Based on 39,112,969 shares of Common Stock issued and outstanding on June 9, 2009.
(3)  This table assumes that each selling stockholder will sell all shares offered for sale by it under this prospectus. Stockholders are not required to sell their shares.
(4)  Includes 20,718,232 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 55,248,619 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 4,330,718 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009 (i) NJTC Venture Fund SBIC, L.P. is the beneficial owner of 80,297,569 shares of Common Stock, representing 67.24% of our outstanding shares of Common Stock.  The 3,778,471 shares being offered for resale on behalf of NJTC Venture Fund SBIC, L.P. represent a portion of the common stock that is issuable upon conversion of its Series B Preferred Stock.  The 3,778,471 shares being offered for resale represent 8.81% of our outstanding shares of Common Stock.
(5)  Includes 2,940,331 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 26,191,907 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 1,767,128 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind , 12,696,780 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 9,846,429 shares of Common Stock issuable upon exercise of warrants. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series A & B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Margie Chassman is the beneficial owner of 58,237,575 shares of Common Stock, representing 62.92% of our outstanding shares of Common Stock.  The 1,791,271 shares being offered for resale on behalf of Margie Chassman represent a portion of the common stock that is issuable upon conversion of her Series B Preferred Stock.  The 1,791,271 shares being offered for resale represent 4.38% of our outstanding shares of Common Stock.
(6)  Includes 4,222,790 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 13,812,155 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 1,082,652 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Adelson Partners, LLC is the beneficial owner of 19,117,597 shares of Common Stock, representing 32.83% of our outstanding shares of Common Stock.  The 944,618 shares being offered for resale on behalf of Adelson Partners, LLC represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 944,618 shares being offered for resale represent 2.36% of our outstanding shares of Common Stock.
(7)  Includes 4,222,790 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 13,812,155 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 1,082,652 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Cahn Medical Technologies, LLC is the beneficial owner of 19,117,597 shares of Common Stock, representing 32.83% of our outstanding shares of Common Stock.  The 944,618 shares being offered for resale on behalf of Cahn Medical Technologies, LLC represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 944,618 shares being offered for resale represent 2.36% of our outstanding shares of Common Stock.

(8)  Includes 3,378,232 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 11,049,724 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 866,160 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, 410,129 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 661,293 shares of Common Stock issuable upon exercise of warrants. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series A & B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Robert Shipley is the beneficial owner of 16,871,553 shares of Common Stock, representing 30.41% of our outstanding shares of Common Stock.  The 755,694 shares being offered for resale on behalf of Robert Shipley represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 755,694 shares being offered for resale represent 1.90% of our outstanding shares of Common Stock.
(9)  Includes 2,111,381 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 6,906,077 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 538,867 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, 6,315,705 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 400,000 shares of Common Stock issuable upon exercise of warrants. From the Series B Preferred Stock shares listed above, Alpha Capital Aktiengesellschaft has as of June 9, 2009, converted a total of 450 shares of Series B Preferred Stock into 1,243,094 shares of Common Stock.  From the Series A Preferred Stock shares listed above, Alpha Capital Aktiengesellschaft has as of June 9, 2009, converted a total of 62,500 shares of Series A Preferred Stock into 50,000 shares of Common Stock.  Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series A & B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Alpha Capital Aktiengesellschaft is the beneficial owner of 16,272,030 shares of Common Stock, representing 30.05% of our outstanding shares of Common Stock.  The 472,309 shares being offered for resale on behalf of Alpha Capital Aktiengesellschaft represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 472,309 shares being offered for resale represent 1.19% of our outstanding shares of Common Stock.
(10)  Includes 1,689,116 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 5,524,862 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 433,066 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, The Frank C. Carlucci III Revocable Trust U/A DTD 5/19/2005 is the beneficial owner of 7,647,044 shares of Common Stock, representing 16.35% of our outstanding shares of Common Stock.  The 377,847 shares being offered for resale on behalf of The Frank C. Carlucci III Revocable Trust U/A DTD 5/19/2005 represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 377,847 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(11)  Includes 1,393,508 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 4,834,254 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 374,199 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. From the Series B Preferred Stock shares listed above, Sepsis Seed Capital Partners has as of June 9, 2009, converted a total of 543 shares of Series B Preferred Stock into 1,500,000 shares of Common Stock.  Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Sepsis Seed Capital Partners is the beneficial owner of 6,601,961 shares of Common Stock, representing 14.93% of our outstanding shares of Common Stock.  The 330,616 shares being offered for resale on behalf of Sepsis Seed Capital Partners represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 330,616 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(12)  Includes 2,762,431 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 201,906 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind. Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Macomber Associates, LLC is the beneficial owner of 2,964,337 shares of Common Stock, representing 7.04% of our outstanding shares of Common Stock.  The 188,924 shares being offered for resale on behalf of Macomber Associates, LLC represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 188,924 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.

(13)  Includes 422,265 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 1,381,215 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 94,088 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, 1,320,355 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 100,000 shares of Common Stock issuable upon exercise of warrants. From the Series B Preferred Stock shares listed above, Ellis International has as of June 9, 2009, converted a total of 500.69 shares of Series B Preferred Stock into 1,383,122 shares of Common Stock.  From the Series A Preferred Stock shares listed above, Ellis International has as of June 9, 2009, converted a total of 76,832 shares of Series A Preferred Stock into 234,585 shares of Common Stock.  Absent the restriction on beneficially owning in excess of 4.99% of our Common Stock applicable to the Series A & B Preferred Stock and warrants, and consistent with Rule 13d-3 under the Securities Exchange Act of 1934, as of June 9, 2009, Ellis International LTD is the beneficial owner of 3,317,923 shares of Common Stock, representing 8.08% of our outstanding shares of Common Stock.  The 94,462 shares being offered for resale on behalf of Ellis International LTD represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 94,462 shares being offered for resale represent  less than 1% of our outstanding shares of Common Stock.
(14)  Includes 1,381,215 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 84,448 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind.  The 94,462 shares being offered for resale on behalf of Edward Smith represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 94,462 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(15)  Includes 1,381,215 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 84,448 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind.  The 94,462 shares being offered for resale on behalf of Marc Bailin represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 94,462 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(16)  Includes 168,923 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 552,486 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 43,315 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind.  The 37,785 shares being offered for resale on behalf of Robert Swetnick represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 37,785 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(17)  Includes 552,486 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 33,785 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind.  The 37,785 shares being offered for resale on behalf of Richard Ortoli represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 37,785 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(18)  Includes 84,448 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, 276,243 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 21,657 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, and 1,266,929 shares of Common Stock issuable upon exercise of options.  The 18,892 shares being offered for resale on behalf of Philip Chan represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 18,892 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(19)  Includes 276,243 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 16,906 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, 2,561 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 387,840 shares of Common Stock issuable upon exercise of warrants.  The 18,892 shares being offered for resale on behalf of Joseph Rubin represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 18,892 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(20)  Includes 84,448 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, and 276,243 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 21,657 shares of Common Stock issuable upon conversion of Series B Preferred Stock dividends paid in kind, 51,203 shares of Common Stock issuable upon conversion of Series A Preferred Stock, and 20,000 shares of Common Stock issuable upon exercise of warrants.  The 18,892 shares being offered for resale on behalf of Arnaldo Barros represent a portion of the common stock that is issuable upon conversion of the Series B Preferred Stock.  The 18,892 shares being offered for resale represent less than 1% of our outstanding shares of Common Stock.
(21)  Robert Shipley was a Director of MedaSorb Delaware prior to its merger with Gilder Enterprises on June 30, 2006.
(22)  Phillip Chan is a Director of ours, and effective January first has become CEO.
(23)  Joseph Rubin is a Director of ours and from time to time renders legal services to us.
(24)  James Gunton is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by NJTC Venture Fund SBIC, L.P.
(25) Andrew S. Adelson is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Adelson Partners, LLC.
(26) Charles C. Cahn, Jr. is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Cahn Medical Technologies, LLC.
(27)  Konrad Ackerman is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Alpha Capital Aktiengesellschaft.
(28)  Susi G. Belli is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Sepsis Seed Capital Partners.
(29)  John Macomber is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Macomber Associates, LLC.
(30)  Wilhelm Ungar is the natural person who exercises the sole voting and dispositive powers with respect to the shares to be offered by Ellis International LTD.

To the best of our knowledge, none of the selling shareholders are broker-dealers or affiliates of a broker-dealer.

The total dollar value of the securities that we are registering (which is 10,000,000 shares of common stock underlying the Series B Preferred Shares) is $1,400,000.  This was calculated by multiplying the number of securities being registered by the market price per share of common stock on the date of the sale of the preferred shares.  The market price as of June 25, 2008 (the closing date for the sale of the Series B Preferred Shares) was $0.14.

The only payments that we intend to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction shall be dividend payments pursuant to the terms of the Series B Certificate of Designation.  Such dividend payments are payable in additional shares of Series B Preferred Shares and are payable at a rate of 10% per annum, payable quarterly.  Such dividend payments have been made in accordance with the following table:

Name of Selling Stockholder	Series B Preferred Shares PIK Dividend (1)	Common Stock Underlying PIK Dividend (2)
NJTC Venture Fund SBIC, L.P.	1,567.72	4,330,718

Margie Chassman	639.70	1,767,127

Adelson Partners, LLC	391.92	1,082,652

Cahn Medical Technologies, LLC	391.92	1,082,652

Robert Shipley	313.55	866,160

Alpha Capital Aktiengesellschaft	195.07	538,867

The Frank C. Carlucci III Revocable Trust	156.77	433,066

Sepsis Seed Capital Partners	135.46	374,199

Macomber Associates, LLC	73.09	201,906

Ellis International LTD	34.06	94,088

Edward Smith	30.57	84,448

Marc Bailin	30.57	84,448

Robert Swetnick	15.68	43,315

Richard Ortoli	12.23	33,785

Phillip Chan	7.84	21,657

Joseph Rubin	6.12	16,906

Arnaldo Barros	7.84	21,657

(1)  Cumulative Paid in Kind quarterly stock dividend payments made from June 30, 2008 through March 31, 2009.
(2)  Number of shares of Common Stock that PIK stock dividends can currently convert into.

In addition, we expect to continue to pay dividends to our Series B Preferred Shareholders at 10% of the Stated Value of the Series B Preferred Shares per annum.  We do not expect to pay any additional amounts to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction.

The total possible profit the selling shareholders could realize as a result of the conversion discount for the securities underlying the Series B Preferred Shares are presented in the following table.

Market Price per Share of Underlying Securities (1)	Conversion Price per Share (2)	Total possible shares of Common Stock underlying the Series B Preferred Shares issued Through 03/31/09	Combined Market Price of the total number of shares underlying the Series B Preferred Shares (3)	Total Discount to the Market Price (4)
$0.14	$0.0362	157,297,184	$22,021,606	$16,327,448

(1)	The market price per share of the securities underlying the preferred shares is determined as of the date of the sale of the preferred shares.
(2)	The conversion price per share of the underlying securities on the date of the sale of the preferred shares is a fixed rate subject to certain adjustments and was initially $0.035 per share.
(3)	This is calculated by using the market price per share on the date of the sale of the preferred shares and the total possible common shares underlying the Series B Preferred Shares.
(4)
The total possible discount to the market price as of the date of the sale of the preferred shares is calculated by subtracting the total conversion price on the date of the sale of the Series B Preferred Shares from the combined market price of the total number of common shares underlying the Series B Preferred Shares on that date.

The conversion price of the Series B Preferred Shares is a fixed price and shall not adjust, except subject to certain anti-dilution adjustments.

The following table displays the gross proceeds paid by each selling shareholder to us pursuant to the sale of the Series B Preferred Shares.

Selling Shareholder	Gross Proceeds Paid to the Issuer in the Series B Preferred Share Transaction	All payments that have been made and will be required to be made to the Selling Shareholder	The resulting net proceeds to the Issuer (1)	The combined total possible profit to be realized by each selling shareholder (2)
NJTC Venture Fund SBIC, L.P.	$2,000,000	$0	$2,000,000	$6,184,335
Margie Chassman (3)	$948,147	$0	$948,147	$2,902,148
Adelson Partners, LLC	$500,000	$0	$500,000	$1,546,081
Cahn Medical Technologies, LLC	$500,000	$0	$500,000	$1,546,081
Robert Shipley (4)	$400,000	$0	$400,000	$1,236,869
Alpha Capital Aktiengesellschaft (5)	$250,000	$0	$250,000	$772,785
The Frank C. Carlucci III Revocable Trust	$200,000	$0	$200,000	$618,433
Sepsis Seed Capital Partners	$175,000	$0	$175,000	$540,637
Macomber Associates, LLC	$100,000	$0	$100,000	$307,698
Ellis International LTD(6)	$50,000	$0	$50,000	$153,137
Edward Smith	$50,000	$0	$50,000	$152,136
Marc Bailin (7)	$50,000	$0	$50,000	$152,136
Robert Swetnick	$20,000	$0	$20,000	$61,844
Richard Ortoli (8)	$20,000	$0	$20,000	$60,855
Phillip Chan	$10,000	$0	$10,000	$30,922
Joseph Rubin (9)	$10,000	$0	$10,000	$30,429
Arnaldo Barros (10)	$10,000	$0	$10,000	$30,922

(1)	The resulting net proceeds is determined by subtracting any payments we make to the selling shareholder from the gross proceeds that we received from each selling shareholder.
(2)
This is the total possible profit to be realized as a result of any conversion discounts regarding the securities underlying the preferred shares purchased and preferred stock dividends issued through March 31, 2009 assuming the market price per share of the securities underlying the preferred shares as of the date of the initial sale of the preferred shares.

(3)	In addition to this purchase of Series B Preferred Stock: Ms. Chassman invested $1,000,000 in 2006 for 1,000,000 shares of Series A Preferred Stock.
(4)
In addition to this purchase of Series B Preferred Stock: Mr. Shipley invested a total of $2,126,251 during 2000 and 2004 while MedaSorb was a private company at prices ranging from $3.32 to $31.52 per share for which he received a total of 506,015 shares of common stock. (price per share and number of shares received are adjusted for reverse stock split as well as company's conversion from its original partnership form to a corporation). In connection with our reverse merger transaction in June 2006, the Common Stock shares Mr. Shipley purchased were exchanged for 506,015 shares of common stock of MedaSorb Technologies Corporation. Mr. Shipley also invested $400,490 in 2006 for 490,490 shares of Series A Preferred Stock.

(5)	In addition to this purchase of Series B Preferred Stock: Alpha Capital invested $1,000,000 in 2006 for 1,000,000 shares of Series A Preferred Stock.
(6)	In addition to this purchase of Series B Preferred Stock: Ellis international invested $250,000 in 2006 for 250,000 shares of Series A Prferred Stock.
(7)
In addition to this purchase of Series B Preferred Stock: Mr. Bailin invested a total of $434,500 during 1997, 1998 and 2000 while MedaSorb was a private company at prices ranging from $6.64 to $31.52 per share for which he received a total of 17,744 shares of common stock. (price per share and number of shares received are adjusted for reverse stock split as well as company's conversion from its original partnership form to a corporation). In connection with our reverse merger transaction in June 2006, the Common Stock shares Mr. Bailin purchased were exchanged for 17,744 shares of common stock of MedaSorb Technologies Corporation.

(8)
In addition to this purchase of Series B Preferred Stock: Mr. Ortoli invested a total of $42,500 during 1998 and 2000 while MedaSorb was a private company at prices ranging from $19.91 to $31.52 per share for which he received a total of 1,765 shares of common stock. (price per share and number of shares received are adjusted for reverse stock split as well as company's conversion from its original partnership form to a corporation). In connection with our reverse merger transaction in June 2006, the Common Stock shares Mr. Ortoli purchased were exchanged for 1,765 shares of common stock of MedaSorb Technologies Corporation.

(9)
In addition to this purchase of Series B Preferred Stock: Mr. Rubin invested a total of $27,000 during 1997, 1998 and 2000 while MedaSorb was a private company at prices ranging from $19.91 to $31.52 per share for which he received a total of 1,041 shares of common stock. (price per share and number of shares received are adjusted for reverse stock split as well as company's conversion from its original partnership form to a corporation). In connection with our reverse merger transaction in June 2006, the Common Stock shares Mr. Rubin purchased were exchanged for 1,041 shares of common stock of MedaSorb Technologies Corporation. Mr. Rubin also invested $2,500 in 2006 for 2,500 shares of Series A Preferred Stock.

(10)	In addition to this purchase of Series B Preferred Stock: Mr. Barros invested $50,000 in 2006 for 50,000 shares of Series A Preferred Stock.

The potential investor profit per share in this transaction is significant because of the low conversion price for the Series B Preferred Shares.  The low conversion price was determined (in light of the higher historic prices) given the risk involved in this transaction, and the low average daily volume for our common stock.  Our investors were not willing to participate in an offering at a higher conversion price given the amount of risk they were taking in this transaction.  Additionally, it is presumed that the historical prices for our stock was not an accurate indication of our stock price given the low daily trading volume of our stock.

All prior securities transactions between the selling shareholders and us have been disclosed in the footnotes to the table above.

Number of Shares Outstanding Prior to the Series B Preferred Shares Transaction Held by Persons Other than Selling Shareholders (1)	Number of Shares Registered for Resale by the Selling Shareholder or Affiliates of the Selling Shareholders in Prior Registration Statements	Number of Shares Registered for Resale on behalf of the Selling Shareholders in the Current Transaction
19,661,653	2,593,889	10,000,000 shares

(1)	This calculation does not include any securities underlying any outstanding convertible securities, options or warrants.

The following is a list of all relationships and arrangements that have existed in the past three years or are to be performed in the future between us and each selling shareholder:

NJTC Venture Fund has right to 2 BOD seats;
Cahn Medical has observer rights on BOD meetings;
Robert Shipley was Director prior to merger in 2006;
Phillip Chan is CEO and former partner of NJTC Venture Fund; and
Joseph Rubin is Director and provides legal services.

Copies of all agreements between us and any selling shareholder are attached hereto.

We do not intend to redeem either the Series A or Series B Preferred Shares.  In the event that after the fifth anniversary of the sale of our Series B Preferred Shares our common stock is trading below the effective conversion price and the holders elect to require us to redeem all the Series B Preferred Stock, we do not have a reasonable basis to believe that we will have the financial ability to satisfy our redemption obligation.

Based on information obtained from selling shareholders, we do not believe that any of our selling shareholders hold an existing short position our common stock.

Under the terms of the Financing, we were obligated to file this registration statement within 180 days of the closing of the placement.  In the event this registration statement is not filed timely, we are obligated to make payments of an amount in cash to each of the investors, as partial liquidated damages and not as a penalty, an amount equal to 1% of the aggregate unit purchase price paid by each Holder pursuant to the Purchase Agreement for any unregistered Registrable Securities then held by such Holder. The Company has received a waiver from a majority of the Series B holders for the non-registration event and the timing of the Series B registration does not create a cross-default of the Series A Preferred Series.

The Financing also provides that we pay all fees and expenses incident to the registration statement, other than brokerage commissions and underwriting discounts of the selling stockholders on the sale of their shares.

We do not have any arrangement with any broker-dealer for it to act as an underwriter for the sale of the shares included herein for any of the selling stockholders.  Each of the selling stockholders purchased or received the shares offered by it in this prospectus in the ordinary course of business, and at the time of purchase of such shares, it had no agreements or understandings, directly or indirectly, with any person for the distribution of such shares.

Item 8. Plan of Distribution

We are registering 10,000,000 shares of our Common Stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledges, donees, transferees or others who may later hold the selling stockholders’ interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys’ fees for opinions or for removal of any restrictive legends.

The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	settlement of short sales;

☐	broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

☐	a combination of any such methods of sale; and

☐	any other method permitted pursuant to applicable law.

The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000.

Item 9. Description of Securities to be Registered

Our total authorized capital stock consists of 500,000,000 shares of Common Stock, par value $.001 per share and 100,000,000 shares of preferred stock, par value $0.001 per share. We have designated 12,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock and 200,000 shares of our preferred stock as Series B 10% Cumulative Convertible Preferred Stock. As of June 9, 2009, there were 39,112,969 shares of our Common Stock outstanding, 8,032,443 shares of our Series A Preferred Stock and 55,447.89 shares of Series B Preferred outstanding.

The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, and by the provisions of applicable Nevada law.

Common Stock

Holders of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Articles of Incorporation authorize the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. Our Board of Directors has authorized the creation of both Series A and Series B preferred stock. Each Series is further described herein.

Series A 10% Cumulative Convertible Preferred Stock

We have designated 12,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), of which 8,032,443 shares were issued and outstanding as of June 9, 2009. Each share of Series A Preferred Stock has a stated value of $1.00.

Dilution and Subordination
As one of the conditions to the closing of the Series B financing with an initial closing on June 25, 2008, we entered into an Agreement and Consent as of the same date with the holders of more than 80% of our Series A Preferred Stock, par value 0.001 per share and the holders of more than 80% of the outstanding common stock purchase warrants issued to the purchasers of our Series A Preferred Stock (the “Class A Warrant”). Pursuant to the Agreement and Consent, our holders of the Series A Preferred Stock consented to the permanent waiver of the anti-dilution protection previously provided to the holders of the Series A Preferred Stock and the holders of the Class A Warrant.

In connection with such Agreement and Consent, the conversion price with respect to the June 30, 2006 purchasers of Series A Preferred Stock held by the Holders was reduced effective June 25, 2008, the initial closing of the Series B Financing according to the Schedule A to the Agreement and Consent as set forth below. In the event that within the 60-day period following the Initial Closing, at additional closings, the Company issued additional shares of Series B Preferred Stock so that the aggregate gross proceeds that were raised on the Initial Closing and such additional closings (excluding the principal amount of our outstanding debt converted into the Series B Preferred Stock) from the holders of the Series A Preferred Stock or their affiliates, is $1,500,000 or more, the conversion price with respect to the Series A Preferred Stock held by these holders was agreed to be further reduced in accordance with Schedule A to the Agreement and Consent as set forth below. Based on the total amount raised and in accordance with our investor agreements, MedaSorb’s Series B Preferred Stock private placement was considered a “Qualified” closing.

In addition, June 30, 2006 purchasers of the Series A Preferred Stock also agreed the conversion price with respect to the Class A Warrant shall be reduced effectively on the initial closing. Pursuant to our agreement for a Qualified closing, Conversion pricing and warrant exercise pricing was further reduced as disclosed in the following chart.

Series A Preferred Stock Holders on 06/30/06	Initial Closing (06/25/08)		Qualified Closing (08/25/08)
	Preferred Stock Conversion Price	Warrant Exercise Price	Preferred Stock Conversion Price	Warrant Exercise Price

Alpha Capital Aktiengesellschaft	$0.26	$0.52	$0.20	$0.40
Longview Fund, LP	$1.25	$2.00	$0.45	$0.90
Platinum Partners Long Term Growth III LLC	$1.25	$2.00	$0.10	$0.40
Ellis International Ltd.	$0.26	$0.52	$0.20	$0.40
Margie Chassman	$1.25	$2.00	$0.10	$0.40

Dividends

The holders of outstanding shares of Series A Preferred Stock shall be entitled to receive preferential dividends paid in additional shares of preferred stock with the holders of the Series B Preferred Stock, before any dividend or other distribution will be paid or declared and set apart for payment on any shares of any Common Stock, or other class of junior stock at the rate of 10% per annum on the Series A Stated Value from the date of issue of such shares. Such dividends shall be payable on June 30, 2006 and on the last day of each calendar quarter thereafter. The rate of such preferential dividends shall be increased to 20% per annum upon the occurrence of any “Event of Default” and become payable in cash as defined in Section 6 of the Certificate of Amendment to Certificate of Designation.

Voting Rights

Holders of Series A Preferred Stock do not have the right to vote on matters submitted to the holders of our Common Stock. However, consent of the holders of at least 80% of the shares of Series A preferred Stock, voting as a separate class, shall be required for amending the rights related to Series A Preferred Stock in our certificate of incorporation.

Liquidation

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Series A Preferred Stock after payment of liquidation to the Series B Preferred Stock, if any.

Redemption

Commencing on June 30, 2009, if an Event of Default has not occurred and is not then continuing, we have the option to redeem the Obligation Amount of the Series A Preferred Stock, in whole or in part, by paying to the holders of the Series A Preferred Stock a sum of money equal to 120% of the Obligation Amount to be redeemed.

Series B 10% Cumulative Convertible Preferred Stock

We have designated 200,000 shares of our preferred stock as Series B 10% Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”), of which 55,447.89 shares were issued and outstanding as of June 9, 2009. Each share of Series B Preferred Stock has a stated value of $100.00, and is convertible at the holder’s option into that number of shares of Common Stock equal to the Series B stated value at a conversion price of $0.0362, subject to certain adjustments. Additionally, upon the occurrence of a stock split, stock dividend, combination of the Common Stock into a smaller number of shares, issuance of any of shares of Common Stock or other securities by reclassification of the Common Stock, merger or sale of substantially all of our assets, the conversion rate will be adjusted so that the conversion rights of the Series B Preferred Stock stockholders will remain equivalent to those prior to such event.

Dividend

The holders of Series B Preferred Stock are entitled to receive preferential dividends payable in shares of additional Series B Preferred Stock . Any dividends payable to both the Series A and Series B Preferred shareholders shall be paid before any dividend or other distribution will be paid to any Common Stock shareholder. The Series B Preferred Stock dividend is based payable at a rate of 10% per annum on the Series B Stated Value payable on the last day of each calendar quarter after June 30, 2008. However, upon the occurrence of any “Event of Default” as defined in the Certificate of Designation of Series B Preferred Stock, the dividend rate increases to 20% per annum, and revert back to 10% after the “Event of Default” is cured. An Event of Default includes, but is not limited to,

☐	the occurrence of “Non-Registration Events”;
☐	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and
☐	any money judgment or similar final process being filed against us for more than $100,000.

Dividends must be delivered to the holder of the Series B Preferred Stock no later than five (5) business days after the end of each period for which dividends are payable. Dividends on the Series B Preferred Stock will be made in additional shares of Series B Preferred Stock, valued at the Series B Preferred Stock stated value. Notwithstanding the foregoing, during the first three-years following the initial closing, upon the approval of the holders of a majority of the Series B Preferred Stock, including the lead investor, NJTC Venture Fund, if it then owns 25% of the shares of Series B Preferred Stock initially purchased by it, we may pay dividends in cash instead of additional shares of Series B Preferred Stock, and after such three-year period, the holders of a majority of the Series B Preferred Stock, including NJTC if it then owns the 25% of the shares of the Series B Preferred Stock initially purchased by it, may require us to make such payments in cash.

Liquidation

In the event of the Company’s dissolution, liquidation or winding up, the holders of the Series B Preferred Stock will receive, in priority over the holders of Series A Preferred Stock and Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends on the shares.

Voting Rights; Board Rights

Holders of Series B Preferred Stock have the right to vote on matters submitted to the holders of Common Stock on an as converted basis. However, the consent of the holders of at least a majority of the shares of the Series B Preferred Stock as a separate class, including NJTC if it is then a holders of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date, shall be required on matters related to the rights of the Series B Preferred Stock.

In addition, so long as NJTC holds 25% of the Series B Preferred Stock it purchased before the initial closing, NJTC is entitled to elect (i) two directors to our Board of Directors, which shall consist of six members, and (ii) two members to our compensation committee, which shall consist of three members.

Moreover, so long as Cahn medical Technologies, LLC is the holder of at least 25% of the shares of the Series B Preferred Stock purchased by it on the initial closing date, it has the right to have its designee receive notices of, and attend as an observer, all meetings of our Board of Directors.

Registration Rights

We have agreed to file a registration statement under the Securities Act covering the Common Stock issuable upon conversion of the Series B Preferred Stock within 180 days following the initial closing and to cause it to become effective within 240 days of such closing. We also granted the investors demand and piggyback registration rights with respect to such Common Stock. The investors in the Series B Financing are entitled to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series B Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

In February 2009, our Series B Preferred Shareholders voted to approve to waive any Event of Default and liability due upon an Event of Default pursuant to Section 6(ix) of the Certificate of Designation of Series B Preferred Shares that shall arise from or in connection with the occurrence of a Non-Registration Event as provided in Section 11.4 of the Series B Subscription Agreement.  The Registration Statement has been filed but it has not been declared effective as of the date of this filing.

Redemption Rights

Following the fifth anniversary of the initial closing, the holders of a majority of the Series B Preferred Stock, including NJTC if it then holds 25% of the shares of Series B Preferred Stock initially purchased by it, may elect to require us to redeem all, but not less than all, of their shares of Series B Preferred Stock at the original purchase price for such shares plus all accrued and unpaid dividends whether or not declared, if the market price of our Common Stock is then below the conversion price of the Series B Preferred Stock.

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

Transfer Agent

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219. American Stock Transfer & Trust Company’s telephone number is 718-921-8143.

Item 10. Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements for the years ended December 31, 2008 and 2007 and the cumulative period from January 1, 2001 to December 31, 2008 included in this prospectus and the registration statement have been audited by WithumSmith+Brown, PC, independent registered public accountants as stated in their report dated April 8, 2009 which includes an explanatory paragraph relating to our ability to continue as a going concern. Such financial statements have been  included in reliance upon the authority of said firm as experts in auditing and accounting.

Item 11. Information with Respect to the Registrant

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in Nevada on April 25, 2002 as Gilder Enterprises, Inc. and were originally engaged in the business of installing and operating computer networks that provided high-speed access to the Internet. On June 30, 2006, we disposed of our original business, and pursuant to an Agreement and Plan of Merger, acquired all of the stock of MedaSorb Technologies, Inc. (“MedaSorb Delaware”) in a merger, and its business became our business.

In connection with the merger, we also changed our principal executive offices to those of MedaSorb Delaware, which are located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852. Following the merger, in July 2006 we changed our name to MedaSorb Technologies Corporation.

MedaSorb Delaware was originally organized as a Delaware limited liability company in August 1997 as Advanced Renal Technologies, LLC. MedaSorb Delaware changed its name to RenalTech International, LLC in November 1998, and to MedaSorb Technologies, LLC in October 2003.  In December 2005, MedaSorb Delaware converted from a limited liability company to a corporation.

MedaSorb Delaware has been engaged in research and development since its inception, and prior to the merger, had raised approximately $53 million from investors. These proceeds have been used to fund the development of multiple product applications and to conduct clinical studies. These funds have also been used to establish in-house manufacturing capacity to meet clinical testing needs, expand our intellectual property through additional patents and to develop extensive proprietary know-how with regard to our products.

Immediately prior to the merger, MedaSorb Delaware had 292 stockholders that held an aggregate of 20,340,929 shares of common stock of MedaSorb Delaware. In connection with the merger, certain stockholders of ours (i.e., persons who were stockholders of Gilder Enterprises prior to the merger), including Joseph Bowes, a former principal stockholder and our sole director and officer prior to the merger, sold an aggregate of 3,617,500 shares of our Common Stock to several purchasers, and forfeited 4,105,000 shares of Common Stock, which we cancelled. As a result, prior to giving effect to the merger, we had outstanding 3,750,000 shares of Common Stock and, after giving effect to the merger, we had outstanding 24,090,929 shares of Common Stock.

The principal stockholders of MedaSorb Delaware immediately prior to the merger were Margie Chassman, Guillermina Montiel, Al Kraus and Robert Shipley, who respectively beneficially owned 10,000,000 shares (49.2%), 5,052,456 shares (24.6%), 1,393,631 shares (6.9%) and 1,248,372 shares (6%), of the outstanding common stock of MedaSorb Delaware. Immediately following the merger and the closing of the Series A Preferred Stock financing described below, Ms. Chassman beneficially owned an additional 630,000 shares of Common Stock underlying the warrant we issued to her in connection with her pledge of stock to the purchasers of the Series A Preferred Stock, as described below. On July 5, 2006, Ms. Chassman transferred 2,005,000 shares of Common Stock owned by her to her designees as provided for under the Investment Agreement described elsewhere in this prospectus. In addition, following the closing of the Series A Preferred Stock financing, without giving effect to applicable restrictions that prohibit conversion of the Series A Preferred Stock or exercise of warrants if as a result the holder would hold in excess of 4.99% of our Common Stock, Longview Fund, LP beneficially owned 3,600,000 shares (13%) of our Common Stock.

On June 25, 2008, we completed an initial closing of a $4.45 million private placement, which included the conversion of Promissory Notes in the aggregate amount of $175,000 plus accrued interest described below. In connection with this transaction we issued 44,531.47 shares of Series B Preferred Stock. The Company also issued a five year warrant to purchase 3,986,429 shares of Common Stock at an exercise price of $0.035 per share to the holder of the Promissory Notes in connection with their conversion into the private placement. In August 2008 the Company completed a closing of an $840,000 private placement. In connection with this transaction, the Company issued 8,400 shares of Series B Preferred Stock. The purchasers of the Series B Preferred Stock at the initial closing in June 2008 are entitled to purchase an additional $1.5 million of Series B Preferred Stock at the same price of $100 per share for a period of 15 months following the initial closing date.

As inducement to invest in the private placement of Series B Preferred Stock, we granted additional consideration to the participants of the Series B Preferred Stock private placement if litigation is commenced against MedaSorb prior to June 30, 2018 for patent infringement on certain of our issued patents. In the event claims are brought against the Company for patent infringement, we may be required to issue warrants to purchase shares of our common stock in the aggregate of up to a maximum of ten million shares of common stock subject to certain adjustments. As of the date of this filing, no such litigation has arisen.

Principal Terms of the Reverse Merger

In connection with the merger, the former stockholders of MedaSorb Delaware were issued an aggregate of 20,340,929 shares of Common Stock in exchange for the shares of MedaSorb common stock previously held by them. In addition, pursuant to the terms of the merger, outstanding warrants and options to purchase a total of 1,697,648 shares of the common stock of MedaSorb Delaware were cancelled in exchange for warrants and options to purchase the same number of shares of our Common Stock at the same exercise prices and otherwise on the same general terms as the MedaSorb Delaware options and warrants that were cancelled. Certain providers of legal services to MedaSorb Delaware who previously had the right to be issued approximately 997,000 shares of MedaSorb Delaware common stock as payment toward accrued legal fees, became entitled to instead be issued the same number of shares of our Common Stock as payment toward such services.

Concurrently with the closing of the merger, Joseph G. Bowes, our sole director and officer prior to the merger, appointed Al Kraus, Joseph Rubin, Esq., and Kurt Katz to the Board of Directors, and then resigned from the Board and from his positions as an officer. In addition, at such time, Al Kraus was appointed our President and Chief Executive Officer, James Winchester, MD was appointed our Chief Medical Officer, Vincent Capponi was appointed our Chief Operating Officer and David Lamadrid was appointed our Chief Financial Officer.

For accounting purposes, the merger is being accounted for as a reverse merger, since we were a shell company prior to the merger, the former stockholders of MedaSorb Delaware own a majority of the issued and outstanding shares of our Common Stock after the merger, and the directors and executive officers of MedaSorb Delaware became our directors and executive officers. Accordingly, MedaSorb Delaware is treated as the acquiror in the merger, which is treated as a recapitalization of MedaSorb Delaware, and the pre-merger financial statements of MedaSorb Delaware are now deemed to be our historical financial statements.

Principal Terms of the Series A Financing Consummated upon the Closing of the Merger

On June 30, 2006, immediately following the merger, we sold to four institutional investors, in a private offering generating gross proceeds of $5.25 million, an aggregate of 5,250,000 shares of our Series A 10% Cumulative Convertible Preferred Stock initially convertible into 4,200,000 shares of Common Stock, and five-year warrants to purchase an aggregate of 2,100,000 shares of our Common Stock.

The Series A Preferred Stock has a stated value of $1.00 per share. The Series A Preferred Stock is not redeemable at the holder’s option but may be redeemed by us at our option following the third anniversary of the issuance of the Series A Preferred Stock for 120% of the stated value thereof plus any accrued but unpaid dividends upon 30 days' prior written notice (during which time the Series A Preferred Stock may be converted), provided a registration statement is effective under the Securities Act with respect to the shares of our Common Stock into which such Series A Preferred Stock is then convertible, and an event of default, as defined in the Certificate of Designations relating to the Series A Preferred Stock is not then continuing.

The Series A Preferred Stock has a dividend rate of 10% per annum, payable quarterly. The dividend rate increases to 20% per annum upon the occurrence of the events of default specified in the Amendment Certificate to Certificate of Designations. Dividends may be paid in cash or, provided no event of default is then continuing, with additional shares of Series A Preferred Stock valued at the stated value thereof. The Series A Preferred Stock is convertible into Common Stock at the conversion rate of one share of Common Stock for each $1.25 of stated value or accrued but unpaid dividends converted.

The warrants issued in the private placement have an initial exercise price of $2.00 per share. The aggregate number of shares of Common Stock covered by the Warrants equaled, at the date of issuance, one-half the number of shares of Common Stock issuable upon the full conversion of the Series A Preferred Stock issued to the investors on that date. Based on the Qualified Closing of Series B Preferred Stock in August 2008, the June 30, 2006 purchasers of Series A Preferred Stock had their conversion prices reduced to prices ranging from $0.10 to $0.45 per share of Common Stock. The June 30, 2006 purchasers of Series A Preferred Stock also had the exercise price on their corresponding warrants reduced to prices ranging from $0.40 to $0.90 per share of Common Stock.

We agreed to file a registration statement under the Securities Act covering the Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants within 120 days following closing of the private placement and to cause it to become effective within 240 days of that closing. We also granted the investors demand and piggyback registration rights with respect to such Common Stock. Because the registration statement was not declared effective within the time required under our agreements with the June 30, 2006, dividends on the shares of Series A Preferred Stock issued to those purchasers accrued at the rate of 20% per annum from February 26, 2007 through May 6, 2007 and were in cash for such period, and we were obligated to pay those purchasers an aggregate of $105,000 per 30-day period from February 26, 2007 through May 6, 2007. The Registration Statement was declared effective on May 7, 2007.

Even though pursuant to the original Certificate of Designation designating Series A Preferred Stock, both the conversion price of the Series A Preferred Stock and the exercise price of the Class A Warrants are subject to “full-ratchet” anti-dilution provisions, the holders of Series A Preferred Stock permanently waive the right of anti-dilution as one of the conditions to the closing of the Series B Financing.

On June 25, 2008, we entered into an Agreement and Consent as of the same date with the holders of more than 80% of our Series A Preferred Stock, par value 0.001 per share and the holders of more than 80% of the outstanding common stock purchase warrants issued to the purchasers of our Series A Preferred Stock (the “Class A Warrant”).

In connection with such Agreement and Consent, the conversion price and exercise price with respect to the June 30, 2006 purchasers of Series A Preferred Stock and warrants shall be reduced effective August 25, 2008, at the initial closing of the Series B Financing and the qualified closing of the Series B Financing according to the Schedule A to the Agreement and Consent as set forth as follows:

Series A Preferred Stock Holders on 06/30/06	Initial Closing (06/25/08)		Qualified Closing (08/25/08)
	Preferred Stock Conversion Price	Warrant Exercise Price	Preferred Stock Conversion Price	Warrant Exercise Price
Alpha Capital Aktiengesellschaft	$0.26	$0.52	$0.20	$0.40
Longview Fund, LP	$1.25	$2.00	$0.45	$0.90
Platinum Partners Long Term Growth III LLC	$1.25	$2.00	$0.10	$0.40
Ellis International Ltd.	$0.26	$0.52	$0.20	$0.40
Margie Chassman	$1.25	$2.00	$0.10	$0.40

In the event that within the 60-day period following the Initial Closing, at additional closings, the Company issued additional shares of Series B Preferred Stock so that the aggregate gross proceeds that were raised on the Initial Closing and such additional closings (excluding the principal amount of our outstanding debt converted into the Series B Preferred Stock) from the holders of the Series A Preferred Stock or their affiliates, is $1,500,000 or more, the conversion price with respect to the June 30, 2006 holders of Series A Preferred Stock was agreed to be further reduced in accordance with Schedule A to the Agreement and Consent as set forth in the table above.  Based on the total amount raised and in accordance with our investor agreements, MedaSorb’s Series B Preferred Stock private placement was considered a “Qualified” Closing.

In addition, effective upon the Qualified Closing of Series B Preferred Stock on August 25, 2008, the June 30, 2006 holders of the Series A Preferred Stock received reduction in the warrant exercise price to their Class A Warrants as set forth in the table above under Qualified Closing.

Series B Financing

Each share of Series B Preferred Stock has a stated value of $100.00, and is convertible at the holder’s option into that number of shares of Common Stock equal to the stated value of such share of Series B Preferred Stock divided by an initial conversion price of $0.035 which has subsequently been adjusted to $0.0362, subject to certain adjustments. Additionally, upon the occurrence of a stock split, stock dividend, combination of the Common Stock into a smaller number of shares, issuance of any of shares of Common Stock or other securities by reclassification of the Common Stock, merger or sale of substantially all of our assets, the conversion rate will be adjusted so that the conversion rights of the Series B Preferred Stock stockholders will be equivalent to the conversion rights of the Series B Preferred Stock stockholders prior to such event.

The Series B Preferred Stock bears a dividend of 10% per annum payable quarterly, but if an “Event of Default” as defined in the Certificate of Designation of the Series B Preferred Stock has occurred and is then continuing, the dividend rate increases to 20% per annum. An Event of Default includes, but is not limited to, the following:

☐	the occurrence of “Non-Registration Events”;
☐	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and
☐	any money judgment or similar final process being filed against us for more than $100,000.

Dividends on the Series B Preferred Stock will be made in additional shares of Series B Preferred Stock, valued at the stated value thereof. Notwithstanding the foregoing, during the first three-years following the initial closing, upon the approval of the holders of a majority of the Series B Preferred Stock, including the lead investor, NJTC, if it then owns 25% of the shares of Series B Preferred Stock initially purchased by it (the “Required Amount”), we may pay dividends in cash instead of additional shares of Series B Preferred Stock, and after such three-year period, the holders of a majority of the Series B Preferred Stock, including NJTC if it then owns the Required Amount, may require that such payments be made in cash.

In the event of our dissolution, liquidation or winding up, the holders of the Series B Preferred Stock will receive, in priority over the holders of Series A Preferred Stock and Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends thereon.

Holders of Series B Preferred Stock have the right to vote on matters submitted to the holders of Common Stock on an as converted basis. However, the consent of the holders of at least a majority of the shares of the Series B Preferred Stock as a separate class, including NJTC if it is then a holders of at least 25% of the shares of Series B Preferred Stock purchased by it on the Initial Closing Date, shall be required on matters related to the rights of the Series B Preferred Stock.

In addition, so long as NJTC holds 25% of the Series B Preferred Stock it purchased before the initial closing, NJTC is entitled to elect (i) two directors to our Board of Directors, which shall consist of six members for the first twelve months, after which it will be reduced to five members, and (ii) two members to our compensation committee, which shall consist of no less than three members.

Moreover, so long as Cahn Medical Technologies, LLC is the holder of at least 25% of the shares of the Series B Preferred Stock purchased by it on the initial closing date, it has the right to have its designee receive notices of, and attend as an observer, all meetings of our Board of Directors.

We have agreed to file a registration statement under the Securities Act covering the Common Stock issuable upon conversion of the Series B Preferred Stock within 180 days following the initial closing and to cause it to become effective within 240 days of such closing. We also granted the investors demand and piggyback registration rights with respect to such Common Stock. The investors in the Series B Financing are entitled to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series B Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

Following the fifth anniversary of the initial closing, the holders of a majority of the Series B Preferred Stock, including NJTC if it then holds 25% of the shares of Series B Preferred Stock initially purchased by it, may elect to require us to redeem all, but not less than all, of their shares of Series B Preferred Stock at the original purchase price for such shares plus all accrued and unpaid dividends whether or not declared, if the market price of our Common Stock is then below the conversion price of the Series B Preferred Stock.

The transaction documents entered into with the purchasers of the Series B Preferred Stock also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates upon conversion of the Series B Preferred Stock or exercise of the warrants, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series B Preferred Stock and warrants sold in the offering.

Overview of Our Business

We are a medical device company that is currently in the development stage, headquartered in Monmouth Junction, New Jersey (near Princeton). We have developed and will seek to commercialize a blood purification technology that we believe will be able to efficiently remove middle molecular weight toxins from circulating blood. We will be required to obtain required approvals from the United States Food and Drug Administration before we can sell our products in the United States. In December 2006, we submitted a proposed pilot study for approval to the FDA with respect to CytoSorb™, the first device we intend to bring to market. In the first quarter of 2007, we received approval from the FDA to conduct a limited study of five patients in the adjunctive treatment of sepsis. Based upon management’s belief that proceeding with the approved limited study would add at least one year to the approval process for the U.S., we made a determination to focus our efforts on obtaining CE Mark regulatory approval in Europe before proceeding with the FDA.

Since we believe that the path to a CE Mark should be faster than FDA approval, we have targeted Europe for the initial market introduction of our CytoSorbTM. We estimate that the market potential in Europe for our products is substantially equivalent to that in the U.S., given the opportunity to conduct a much larger clinical study in Europe. To accomplish the European introduction, in July 2007, we prepared and filed a request for a clinical trial with German regulators. We received approval of the final study design in October, 2007. The clinical study allows for enrollment of up to 100 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis. We have made arrangements with ten hospital sites in Germany to conduct the clinical studies, and to date, have enrolled twenty seven (27) patients in the study.

The clinical protocol for our European clinical study has been designed to allow us to gather information to support future U.S. studies. In the event we receive the CE Mark and are able to successfully commercialize our products in the European market, we will review our plans for the U.S. to determine whether to conduct clinical trials in support of 510K or PMA registration with the FDA.

However, there can be no assurance we will eventually obtain CE Mark regulatory approval for our CytoSorb™ or any other device in Europe. Even if we eventually obtain CE Mark approval, there can be no assurance as to when such approval will be obtained, because we cannot control the timing of responses from regulators to our submissions. After we can obtain the CE Mark approval, there is no assurance that we will resume the application process with the FDA. If we do decide to continue the process with FDA, we cannot guarantee that we will be able to obtain the FDA approval eventually.

We have developed two products, CytoSorb™ and BetaSorb™ utilizing our adsorbent polymer technology. These products are known medically as hemoperfusion devices. During hemoperfusion, blood is removed from the body via a catheter or other blood access device, perfused through a filter medium where toxic compounds are removed, and returned to the body.

The CytoSorb™ device consists of a cartridge containing adsorbent polymer beads. The cartridge incorporates industry standard connectors at either end of the device which connect directly to an extra-corporeal circuit (bloodlines) on a stand alone basis. The extracorporeal circuit consists of plastic tubing through which the blood flows, our CytoSorb™ cartridge containing adsorbent polymer beads, pressure monitoring gauges, and a blood pump to maintain blood flow. The patient’s blood is accessed through a catheter inserted into his or her veins. The catheter is connected to the extracorporeal circuit and the blood pump draws blood from the patient, pumps it through the cartridge and returns it back to the patient in a closed loop system. As blood passes over the polymer beads in the cartridge, toxins (cytokines) are adsorbed from the blood.

To date, we have manufactured the CytoSorb™ device on a limited basis for testing purposes, including for use in clinical studies. We believe that current state of the art blood purification technology (such as dialysis) is incapable of effectively clearing the toxins intended to be adsorbed by our devices.

Following the sepsis indication, we intend to continue our research in other acute conditions where CytoSorb™ has indicated potential in preliminary studies to prevent or reduce the accumulation of cytokines in the bloodstream. These conditions include the prevention of post-operative complications of cardiac surgery (cardiopulmonary bypass surgery) and damage to organs donated for transplant prior to organ harvest. We are also exploring the potential benefits the CytoSorb™ device may have in removing drugs from blood.

Previous studies using our BetaSorb™ device in patients with chronic kidney failure have provided valuable data which we will use in conducting clinical studies using our CytoSorb™ device. However, limited studies have been conducted using our CytoSorb™ device to date and no assurance can be given that we will eventually obtain regulatory approval for our CytoSorb™ or any other device. Even if we eventually obtain CE Mark approval, there can be no assurance as to when such approval will be obtained. After we can obtain the CE Mark approval, there is no assurance that we will resume application process with the FDA. If we do decide to continue the process with FDA, we cannot guarantee that we will be able to obtain the FDA approval eventually.

Our BetaSorb™ device is intended to remove beta2-microglobulin from the blood of patients suffering from chronic kidney failure who rely on long term dialysis therapy to sustain their life. BetaSorb™ utilizes an adsorbent polymer packed into an identically shaped and constructed cartridge as utilized for our CytoSorb™ product, although the polymers used in the two devices are physically different. The BetaSorb™ device also incorporates industry standard connectors at either end of the device which connect directly into the extracorporeal circuit (bloodlines) in series with a dialyzer. To date, we have manufactured the BetaSorb™ device on a limited basis for testing purposes, including for use in clinical studies.

We had initially identified end stage renal disease (ESRD) as the target market for our polymer-based adsorbent technology. However, during the development of BetaSorb™, we identified several applications for our adsorbent technology in the treatment of critical care patients. As a result, we shifted our priorities to pursue critical care applications (such as for the treatment of sepsis) for our technology given that BetaSorb’s™ potential for usage in chronic conditions such as end stage renal disease is anticipated to have a longer and more complex regulatory pathway. We currently intend to pursue our BetaSorb™ product after the commercialization of the CytoSorb™ product. At such time as we determine to proceed with our proposed BetaSorb™ product, if ever, we will need to conduct additional clinical studies using the BetaSorb™ device and obtain CE Market and /or FDA regulatory approval(s).

To date, we have conducted clinical studies using our BetaSorb™ device in patients with chronic kidney failure, which have provided valuable data which underpin the development of the critical care applications for our technology. The BetaSorb™ device has been used in a total of three human pilot studies, involving 20 patients, in the U.S. and Europe. The studies included approximately 345 treatments, with some patients using the device for up to 24 weeks (in multiple treatment sessions lasting up to four hours, three times per week) in connection with the application of our products to patients suffering from chronic kidney failure. The BetaSorb™ device design was also tested on a single patient with bacterial sepsis, producing results that our management has found encouraging and consistent with our belief that our device design is appropriate for a more extensive sepsis study. In addition, CytoSorb’s™ ability to interact safely with blood (hemocompatibility) has been demonstrated through ISO 10993 testing. The studies we have done to date were not done in conjunction with obtaining CE Market approval for the use of our CytoSorb™ device, the first device we intend to bring to the European Market.

We have not generated any revenue to date. We have incurred losses in each of our fiscal years and expect these losses to continue for the foreseeable future. We will need to raise significant additional funds to conduct clinical studies and obtain regulatory approvals to commercialize our products. No assurance can be given that we will ever successfully commercialize any products.

Markets

Sepsis

In the United States alone, there are more than one million new cases of severe sepsis annually; extrapolated to a global population, the worldwide incidence is approximately 18 million cases per year. Severe trauma and community acquired pneumonia are often associated with sepsis.

Sepsis patients are critically ill and suffer a very high mortality rate of between 28% and 60%. Because they are so expensive to treat, we believe that efficacy rather than cost will be the determining factor in the adoption of CytoSorb™ in the treatment of sepsis. Based on current pricing of charcoal hemoperfusion devices in the market today, we estimate that our CytoSorb™ device will sell for $500 per unit. Our current pricing model represents a fraction of what is currently spent on the treatment of a sepsis patient.

Brain-Dead Organ Donors

There are in excess of 6,000 brain dead organ donors each year in the United States; worldwide, the number of these organ donors is estimated to be at least double the U.S. brain dead organ donor population. There is a severe shortage of donor organs. Currently, there are more than 85,000 individuals on transplant waiting lists in the United States. We expect that the use of our CytoSorb™ device in brain dead organ donors will increase the number of viable organs harvested from the donor pool and improve the survival of transplanted organs.

Cardiopulmonary Bypass Procedures

There are approximately 400,000 cardiopulmonary bypass (CPB) and cardiac surgery procedures performed annually in the U.S. and more than 800,000 worldwide. Some patients, nearly one-third, suffer from post-operative complications of cardiopulmonary bypass surgery, including complications from infection, pneumonia, pulmonary, and neurological dysfunction. A common characteristic of these post operative complications is the presence of cytokines in the blood. Extended surgery time leads to longer ICU recovery time and hospital stays, both leading to higher costs - approximately $32,000 per coronary artery bypass graft procedure. We believe that the use of CytoSorb™ during and after the surgical procedure may prevent or mitigate post-operative complications for many CPB patients.

We anticipate that the CytoSorb™ device, incorporated into the extra-corporeal circuit used with the by-pass equipment during surgery, and/or employed post-operatively for a period of time, may mitigate inflammation and speed recovery.

Chronic Kidney Failure

The National Kidney Foundation estimates that more than 20 million Americans have chronic kidney disease. Left untreated, chronic kidney disease can ultimately lead to chronic kidney failure, which requires a kidney transplant or chronic dialysis (generally three times per week) to sustain life. There are approximately 300,000 patients in the United States currently receiving chronic dialysis and more than 1.4 million worldwide. Approximately 89% of patients with chronic kidney disease are treated with hemodialysis.

Our BetaSorb™ device has been designed for use in conjunction with standard dialysis. Standard dialysis care typically involves three sessions per week, averaging approximately 150 sessions per year. Assuming BetaSorb™ use in each session, every 100,000 patients would require approximately 15 million devices annually.

Products

We believe that the polymer adsorbent technology used in our products has the potential to remove middle molecular weight toxins, such as cytokines, circulating in the blood. All of the potential applications described below (i.e., the treatment and/or prevention of sepsis; the treatment of chronic kidney failure; the treatment of liver failure; the prevention of post-operative complications of cardiopulmonary bypass surgery; and the prevention of damage to organs donated by brain-dead donors prior to organ harvest) share in common high concentrations of toxins in the circulating blood. However, because of the limited studies we have conducted to date, we are subject to substantial risk that our technology will have little or no effect on the treatment of any of these indications.

In December 2006, we submitted a proposed pilot study for approval to the FDA with respect to CytoSorb™, the first device we intend to bring to market. In the first quarter of 2007, we received approval from the FDA to conduct a limited study of five patients in the adjunctive treatment of sepsis. Based upon management’s belief that proceeding with the approved limited study would add at least one year to the approval process for the U.S., we made determination to focus our efforts on obtaining regulatory approval in Europe before proceeding with the FDA.

We estimate that the market potential in Europe for our products is substantially equivalent to that in the U.S. Given the opportunity to conduct a much larger clinical study in Europe, and management’s belief that the path to a CE Mark should be faster than FDA approval, we have targeted Europe for the initial market introduction of our CytoSorb™ device . To accomplish the European introduction, in July 2007, we prepared and filed a request for a clinical trial with German regulators. We received approval from the German Ethics Committee in October, 2007 to conduct a clinical study of up to 80 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis.  In April 2009, we submitted a protocol revision to expand the options for anti-coagulation that the clinical sites may use, and to increase the total number of patients that may be enrolled from 80 to to 100 patients.  This revision has been approved by the German Ethics Committee.  We believe that the revised protocol will enable more potential sites to participate in the study, and may help accelerate patient enrollment through greater access to potential candidates.  Further, while we do not anticipate enrolling more than 80 patients, we now have the flexibility to enroll up to 100 patients if needed.  Additionally, we have updated blood sampling and handling procedures to minimize non-device related artifacts that may potentially arise if the samples are not processed appropriately.  To date we have enrolled twenty seven (27) patients in the study.

The clinical protocol for our European clinical study has been designed to allow us to gather information to support future U.S. studies in the event we receive the CE Mark and are able to successfully commercialize our products in the European market, we will review our plans for the U.S. to determine whether to conduct clinical trials in support of 510K or PMA registration.

However, there can be no assurance we will eventually obtain regulatory approval for our CytoSorb™ or any other device from CE Mark. Even if we eventually obtain CE Mark approval, there can be no assurance as to when such approval will be obtained, because we cannot control the timing of responses from regulators to our submissions. After we can obtain the CE Mark approval, there is no assurance that we will resume application process with the FDA. If we do decide to continue the process with FDA, we cannot guarantee that we will be able to obtain the FDA approval eventually.

The CytoSorb™ Device (Critical Care)

APPLICATION: Treatment and Prevention of Sepsis

Sepsis is defined by high levels of toxic compounds (“cytokines”) which are released into the blood stream as part of the body’s auto-immune response to severe infection or injury. These toxins cause severe inflammation and damage healthy tissues, which can lead to organ dysfunction and failure. Sepsis is very expensive to treat and has a high mortality rate.

Potential Benefits: To the extent our adsorbent blood purification technology is able to prevent or reduce the accumulation of cytokines in the circulating blood, we believe our products may be able to prevent or mitigate severe inflammation, organ dysfunction and failure in sepsis patients. Therapeutic goals as an adjunctive therapy include reduced ICU and total hospitalization time.

Background and Rationale: We believe that the effective treatment of sepsis is the most valuable potential application for our technology. Sepsis carries mortality rates of between 28% and 60%. Death can occur within hours or days, depending on many variables, including cause, severity, patient age and co-morbidities. Researchers estimate that there are approximately one million new cases of severe sepsis in the U.S. each year; extrapolated to a global population, this equates to approximately 18 million new cases annually. In the U.S. alone, treatment of sepsis costs nearly $18 billion annually. According to the Centers for Disease Control, sepsis is the tenth leading cause of death in the U.S., as reported by (CDC). More than 1,000 people die each day from sepsis.

An effective treatment for sepsis has been elusive. Pharmaceutical companies have been trying to develop drug therapies to treat the condition. With the exception of a single drug, Xigris® from Eli Lilly, which demonstrated a small improvement in survival in a small segment of the patient population, to our knowledge, all other efforts to date have failed to significantly improve patient survival.

We believe that our technology presents a new therapeutic approach in the treatment of sepsis. The potential benefits of blood purification in the treatment of sepsis patients are widely acknowledged by medical professionals and have been studied using dialysis and hemofiltration technology. These studies, while encouraging, demonstrated that dialysis alone produced only limited benefit to sepsis patients. The reason for this appears to be rooted in a primary limitation of dialysis technology itself: the inability of standard dialysis to effectively and efficiently remove larger toxins from circulating blood. Limited studies of our CytoSorb™ device have provided us with data consistent with our belief that CytoSorb™ has the ability to remove these larger toxins. CytoSorb’s™ ability to interact safely with blood (hemocompatibility) has been demonstrated through ISO 10993 testing. Data collected during the “emergency and compassionate use” treatment of a single sepsis patient has been encouraging to us.

CytoSorb™ has been designed to achieve broad-spectrum removal of both pro- and anti-inflammatory cytokines, preventing or reducing the accumulation of high concentrations in the bloodstream. This approach is intended to modulate the immune response without blocking or suppressing the function of any of its mediators. For this reason, researchers have referred to the approach reflected in our technology as ‘immunomodulatory’ therapy.

Projected Timeline and Budget Requirements: Previous clinical studies using our BetaSorb™ device in patients with chronic kidney failure have provided valuable data which underpin the development of the critical care applications for our technology. The BetaSorb™ device has been used in a total of three human pilot studies, involving 20 patients, in the U.S. and Europe. The studies included approximately 345 treatments, with some patients using the device for up to 24 weeks (in multiple treatment sessions lasting up to four hours, three times per week) in connection with the application of our products to patients suffering from chronic kidney failure. The BetaSorb™ device design was also tested on a single patient with bacterial sepsis, producing results that our management has found encouraging and consistent with our belief that our device design is appropriate for a more extensive sepsis study.

Because our technology pertains to a medical device, the regulatory pathway and approval process are faster and more straightforward than the process related to the approval of a drug. However, even if we ultimately obtain CE Market approval, because we cannot control the timing of CE Market responses to our submissions, there can be no assurance as to when such approval will be obtained. Further, even if we ultimately obtain CE Market approval, there is no assurance that we can obtain the FDA approval.

APPLICATION: Prevention and treatment of organ dysfunction in brain-dead organ donors to increase the number and quality of viable organs harvested from donors

Potential Benefits: If CytoSorb™ is able to prevent or reduce high-levels of cytokines from accumulating in the bloodstream of brain-dead organ donors, we believe CytoSorb™ will be able to mitigate organ dysfunction and failure which results from severe inflammation following brain-death. The primary goals for this application are:

•	improving the viability of organs which can be harvested from brain-dead organ donors, and
•	increasing the likelihood of organ survival following transplant.

Background and Rationale: When brain death occurs, the body responds by generating large quantities of inflammatory cytokines. This process is similar to sepsis. A high percentage of donated organs are never transplanted due to this response, which damages healthy organs and prevents transplant. In addition, inflammation in the donor may damage organs that are harvested and reduce the probability of graft survival following transplant.

There is a shortage of donated organs worldwide, with approximately 85,000 people currently on the waiting list for organ transplants in the United States alone. Because there are an insufficient number of organs donated to satisfy demand, it is vital to maximize the number of viable organs donated, and optimize the probability of organ survival following transplant.

Projected Timeline and Budget Requirements: Studies were conducted under a $1 million grant from the Health Resources and Services Administration (HRSA), an agency of the U.S. Department of Health and Human Services. Researchers at the University of Pittsburgh Medical Center and the University of Texas, Houston Medical Center completed the observational and dosing phases of the project in the third quarter of 2006. The observational and dosing phases of the study involved 30 viable donors and eight non-viable donors, respectively. The next phase of this study, the treatment phase, will involve viable donors treated with the CytoSorb™ device. In this phase of the project, viable donors will be treated and the survival and function of organs in transplant recipients will be tracked and measured. We are not currently focusing our efforts on the commercialization of CytoSorb™ for application in organ donors.  The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding study design, as well as obtaining additional funding.

APPLICATION: Prevention and treatment of post-operative complications of cardiopulmonary bypass surgery

Potential Benefits: If CytoSorb™ is able to prevent or reduce high-levels of cytokines from accumulating in the blood system during and following cardiac surgery, we anticipate that post-operative complications of cardiopulmonary bypass surgery may be able to be prevented or mitigated. The primary goals for this application are to:

•	reduce ventilator and oxygen therapy requirements;
•	reduce length of stay in hospital intensive care units; and

•	reduce the total cost of patient care.

Background and Rationale: Due to the highly invasive nature of cardiopulmonary bypass surgery, high levels of cytokines are produced by the body, triggering severe inflammation. If our products are able to prevent or reduce the accumulation of cytokines in a patient’s blood stream, we expect to prevent or mitigate post-operative complications caused by an excessive or protracted inflammatory response to the surgery. While not all patients undergoing cardiac surgery suffer these complications, it is impossible to predict before surgery which patients will be affected.

Projected Timeline: We commissioned the University of Pittsburgh to conduct a study to characterize the production of cytokines as a function of the surgical timeline for cardiopulmonary bypass surgery. An observational study of 32 patients was completed, and information was obtained with respect to the onset and duration of cytokine release. We expect that this information will aid us in defining the appropriate time to apply the CytoSorb™ device to maximize therapeutic impact. We are not currently focusing our efforts on the commercialization of CytoSorb™ for application in cardiac surgery. Upon successful commercialization of the sepsis application, we will pursue the use of our polymer absorbent technology for other critical care uses, such as cardiopulmonary bypass surgery.

The BetaSorb™ Device (Chronic Care)

APPLICATION: Prevention and treatment of health complications caused by the accumulation of metabolic toxins in patients with chronic renal failure

Potential Benefits: If CytoSorb™ is able to prevent or reduce high levels of metabolic waste products from accumulating in the blood and tissues of long-term dialysis patients, we anticipate that the health complications characteristic to these patients can be prevented or mitigated. The primary goals for this application are to

•	improve and maintain the general health of dialysis patients;
•	improve the quality of life of these patients;
•	reduce the total cost of patient care; and
•	increase life expectancy.

Background and Rationale: Our BetaSorb™ device is intended for use on patients suffering from chronic kidney failure who rely on long-term dialysis therapy to sustain life. Due to the widely recognized inability of dialysis to remove larger proteins from blood, metabolic waste products, such as Beta-2 microglobulin, accumulate to toxic levels and are deposited in the joints and tissues of patients. Specific toxins known to accumulate in these patients have been linked to their severe health complications, increased healthcare costs, and reduced quality of life.

Researchers also believe that the accumulation of toxins may play an important role in the significantly reduced life expectancy experienced by dialysis patients. In the U.S., the average life expectancy of a dialysis patient is five years. Industry research has identified links between many of these toxins and poor patient outcomes. If our BetaSorb™ device is able to routinely remove these toxins during dialysis and prevent or reduce their accumulation, we expect our BetaSorb™ device to maintain or improve patient health in the long-term. We believe that by reducing the incidence of health complications, the annual cost of patient care will be reduced and life expectancy increased.

The poor health experienced by chronic dialysis patients is illustrated by the fact that in the U.S. alone, more than $20 billion is spent annually caring for this patient population. While the cost of providing dialysis therapy alone is approximately $23,000 per patient per year, the total cost of caring for a patient ranges from $60,000 to more than $120,000 annually due to various health complications associated with dialysis.

Projected Timeline: We have collected a significant amount of empirical data for the development of this application. As the developer of this technology, we had to undertake extensive research, as no comparable technology was available for reference purposes. We have completed several pilot studies, and most recently a clinical pilot of six patients in California for up to 24 weeks in which our BetaSorb™ device removed the targeted toxin, beta2-microglobulin, as expected. In total, we have sponsored clinical studies utilizing our BetaSorb™ device on 20 patients involving approximately 345 total treatments. Each study was conducted by a clinic or hospital personnel with MedaSorb providing technical assistance as requested.

As discussed above, due to practical and economic considerations, we are now focusing our efforts and resources on commercializing our CytoSorb™ device for critical care application. Following commercial introduction of the CytoSorb™ device, we expect to conduct additional clinical studies using the BetaSorb™ device in the treatment of end stage renal disease patients.

Commercial and Research Partners

- University of Pittsburgh Medical Center

Two government research grants by the National Institutes of Health (NIH) and Health and Human Services (HHS) have been awarded to investigators at the University of Pittsburgh to explore the use of adsorbent polymers in the treatment of sepsis and organ transplant preservation. Under “SubAward Agreements” with the University of Pittsburgh, we have been developing polymers for use in these studies.

A grant of $1 million was awarded to the University of Pittsburgh Medical Center in 2003. The project seeks to improve the quantity and viability of organs donated for transplant by using CytoSorb™ to detoxify the donor’s blood. The observational and dosing phases of the study, involving 30 viable donors and eight non-viable donors, respectively, have been completed. The next phase of this study, the treatment phase, will involve viable donors. We are not currently focusing our efforts on the commercialization of CytoSorb™ for application in organ donors.  The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding study design, as well as obtaining additional funding.

In addition, in September 2005, the University of Pittsburgh Medical Center was awarded a grant of approximately $7 million from NIH entitled “Systems Engineering of a Pheresis Intervention for Sepsis (SEPsIS)” to study the use of adsorbent polymer technology in the treatment of severe sepsis. The study, expected to last for a total of five years, commenced in September, 2005 and remains in progress. Under a SubAward Agreement, we are working with researchers at the University of Pittsburgh - Critical Care Medicine Department. Currently, we believe that the only polymers being used in this study are polymers we have developed specifically for use in the study, which are similar to the polymers used in our devices. Under the SubAward Agreement, for each of 2006 and 2007, we received approximately $102,000 for our efforts in support of the grant. Additionally for 2008 we received an approximate $59,000 for our supporting efforts. We continue to supply UPMC with new samples based on our adsorbent polymer technology under the same terms as the initial SubAward Agreement, and expect to do so for the duration of the study. UPMC has indicated to us that the amounts budgeted for our participation under the study are approximately $78,000 and $163,000, respectively for the grant periods commencing September 2008 and ending September 2010.  The amounts are subject to change on an annual basis by the NIH, and our continued participation in the study is subject to our performance and an annual review by UPMC.

These grants represent a substantial research cost savings to us and demonstrate the strong interest of the medical and scientific communities in our technology.

Researchers at UPMC have participated in nearly every major clinical study of potential sepsis intervention during the past twenty years. Drs. Derek Angus and John Kellum were investigators for Eli Lilly’s sepsis drug, Xigris®. Dr. Kellum, a member of the UPMC faculty since 1994, is our principal investigator for CytoSorb™. Dr. Kellum, together with several other researchers at UPMC, serve on our Critical Care Advisory Board. Dr. Kellum’s research interests span various aspects of Critical Care Medicine, but center on critical care nephrology (including acid-base, and renal replacement therapy), sepsis and multi-organ failure, and clinical epidemiology. He is Chairman of the Fellow Research Committee at the University of Pittsburgh Medical Center and has authored more than 70 publications and has received numerous research grants from foundations and industry.

- Fresenius Medical Care AG

In 1999, we entered into an exclusive, long-term agreement with Fresenius Medical Care for the global marketing and distribution of our BetaSorb™ device and any similar product we may develop for the treatment of renal disease. We currently intend to pursue our BetaSorb™ product after the commercialization of the CytoSorb™ product. At such time as we determine to proceed with our proposed BetaSorb™ product, if ever, we will need to conduct additional clinical studies using the BetaSorb™ device and obtain FDA approval.

Fresenius Medical Care is the world's largest, integrated provider of products and services for individuals with chronic kidney failure. Through its network of more than 1,600 dialysis clinics in North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides dialysis treatment to more than 130,000 patients around the globe. Fresenius Medical Care is also the world's largest provider of dialysis products, such as hemodialysis machines, dialyzers and related disposable products.

Advisory Boards

From time to time our management meets with scientific advisors who sit on our Scientific Advisory Board, our Medical Advisory Board - Critical Care Medicine, and our Medical Advisory Board - Chronic Kidney Failure / Dialysis.

Our Scientific Advisory Board consists of four scientists with expertise in the fields of fundamental chemical research, polymer research and development, and dialysis engineering technology.

Our Medical Advisory Board - Critical Care Medicine consists of seven medical doctors, four of whom are affiliated with UPMC, with expertise in critical care medicine, sepsis, multi-organ failure and related clinical study design.

Our Medical Advisory Board - Chronic Kidney Failure / Dialysis consists of four medical doctors with expertise in kidney function, kidney diseases and their treatment, and dialysis technology.

We compensate members of our Advisory Boards at the rate of $2,000 for each full-day meeting they attend in person; $1,200 if attendance is by telephone. When we consult with members of our Advisory Board (whether in person or by telephone) for a period of less than one day, we compensate them at the rate of $200 per hour. We also reimburse members of our Advisory Boards for their travel expenses for attending our meetings.

Royalty Agreements

With Principal Stockholder

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make a $4 million investment in MedaSorb Delaware, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control. In addition, for her investment, Ms. Montiel received 1,230,770 membership units of MedaSorb Delaware, which at the time was a limited liability company. Those membership units ultimately became 185,477 shares of our Common Stock following our June 30, 2006 merger.

With Purolite

In an agreement dated September 1, 2006, the Company entered into a license agreement which provides the Company the exclusive right to use its patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the agreement, MedaSorb has agreed to pay royalties of 2.5% to 5% on the sale of certain of its products if and when those products are sold commercially for a term no greater than 18 years commencing with the first sale of such product.

Product Payment & Reimbursement

Critical Care Applications

Europe

Payment for our CytoSorb™ device for the removal of cytokines in patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis and other related acute care applications will be applied for on a country by country basis in Europe. We intend to initially apply for reimbursement in Germany where we are conducting a clinical study. If we are able to successfully introduce the CytoSorb™ device into the German market we intend to apply for reimbursement in France, England, Italy and Spain representing the five economic leaders in Europe and introduce our products in those countries accordingly. We will first need to establish the CE Mark for the CytoSorb™ device, then pursue reimbursement on a country by country basis. Each country will determine reimbursement status of the device based on the data obtained from the clinical trial. There can be no assurances that reimbursement will be granted or that additional clinical data may not be required to establish reimbursement.

United States

Payment for our CytoSorb™ device in the treatment and prevention of sepsis and other related acute care applications is anticipated to fall under the “diagnosis-related group” (DRG) in-patient reimbursement system, which is currently the predominant basis of hospital medical billing in the United States. Under this system, predetermined payment amounts are assigned to categories of medical patients with respect to their treatments at medical facilities based on the DRG that they fall within (which is a function of such characteristics as medical condition, age, sex, etc.) and the length of time spent by the patient at the facility. Reimbursement is not determined by the actual procedures used in the treatment of these patients, and a separate reimbursement decision would not be required to be made by Medicare, the HMO or other provider of medical benefits in connection with the actual method used to treat the patient.

Critical care applications such as those targeted by our CytoSorb™ device involve a high mortality rate and extended hospitalization, coupled with extremely expensive ICU time. In view of these high costs and high mortality rates, we believe acceptance of our proprietary technology by critical care practitioners and hospital administrators will primarily depend on safety and efficacy factors rather than cost.

Chronic Renal Failure

In Europe chronic dialysis is predominately provided by government supported clinics accounting for approximately 75% of dialysis treatment, with the remainder being provided by private clinics. However, these figures vary widely among countries within Europe. For example dialysis clinics in Denmark and Finland are 100% publicly managed facilities while those in Portugal are 90% privately managed facilities. Generally speaking, dialysis services are always regulated and controlled by the healthcare authorities and not homogeneous between the various European countries.

There are three main types of reimbursement in Europe: budget transfer, fee for service and flat rate. In some cases, the reimbursement method varies within the same country depending on the type of provider (public or private). Europe is similar to the U.S. in that a product such as BetaSorb™ may be part of a composite rate or separate line item reimbursement. In either case, a country by country application for reimbursement must be made.

It is expected that in the U.S., Medicare will be the primary payer for the BetaSorb™ device, either through the current “fee for service” mechanism or managed care programs. The large majority of costs not covered by federal programs are covered by the private insurance sector.

While the fee-for-service composite rate system is currently the dominant payment mechanism, many industry participants believe that a managed care system will become the dominant payment mechanism. We believe that movement to a full or shared-risk managed care system would speed market acceptance of BetaSorb™ because, under such a system, providers will have a strong incentive to adopt technologies that lower overall treatment costs. Fresenius is a leading participant in the move to managed care and may play a leading role in the demonstration and introduction of our product to Medicare.

Competition

General

We believe that our products represent a unique approach to disease states and health complications associated with the presence of larger toxins (often referred to as middle molecular weight toxins) in the bloodstream, including sepsis, post-operative complications of cardiac surgery (cardiopulmonary bypass surgery), damage to organs donated for transplant prior to organ harvest, and renal disease. Researchers have explored the potential of using existing membrane-based dialysis technology to treat patients suffering from sepsis. These techniques are unable to effectively remove the middle molecular weight toxins. We believe that our devices may be able to remove middle molecular weight toxins from circulating blood. This concept has been tested at the University of Pittsburgh using a septic rat model based on lipopolysaccharide (a particular kind of toxin, known as a bacterial endotoxin) and the CytoSorb™ polymer.

Both the CytoSorb™ and BetaSorb™ devices consist of a cartridge containing adsorbent polymer beads. The cartridge incorporates industry standard connectors at either end of the device which connect directly to an extra-corporeal circuit (bloodlines) on a stand alone basis. The extra-corporeal circuit consists of plastic tubing through which the blood flows, our cartridge (CytoSorb™ or BetaSorb™ depending on the condition being treated) containing our adsorbent polymer beads, pressure monitoring gauges, and a blood pump to maintain blood flow. The patient’s blood is accessed through a catheter inserted into his or her veins. The catheter is connected to the extra-corporeal circuit and the blood pump draws blood from the patient, pumps it through the cartridge and returns it back to the patient in a closed loop system. As blood passes over the polymer beads in the cartridge, toxins are adsorbed from the blood, without filtering any fluids from the blood or the need for replacement fluid or dialysate.

Although standard dialysis also uses extra-corporeal circuits and blood pumps, the technology used in dialysis to remove toxins (osmosis and convection) drains fluids out of the bloodstream in a process called ultrafiltration, and uses semi-permeable membranes as a filter, allowing the passage of certain sized molecules across the membrane, but preventing the passage of other, larger molecules.

MedaSorb’s technology uses the same extra-corporeal circuits as dialysis, however, our devices do not rely on membrane technology but instead use an adsorbent of specified pore size, which controls the size of the molecules which can pass into the adsorbent. As blood flows over our polymer adsorbent, middle molecules such as cytokines flow into the polymer adsorbent and are adsorbed. Our devices do not use semipermeable membranes or dialysate. In addition, our devices do not remove fluids from the blood like a dialyser. Accordingly, we believe that our technology has significant advantages as compared to traditional dialysis techniques.

Sepsis

Researchers have explored the potential of using existing membrane-based dialysis technology to treat patients suffering from sepsis. These techniques are unable to effectively remove middle molecular weight toxins, which leading researchers have shown to cause and complicate sepsis. The same experts believe that a blood purification technique that efficiently removes, or significantly reduces, the circulating concentrations of such toxins might represent a successful therapeutic option. We believe that the CytoSorb™ device may have the ability to remove middle molecular weight toxins from circulating blood.

Medical research during the past two decades has focused on drug interventions aimed at chemically blocking or suppressing the function of one or two inflammatory agents. In hindsight, some researchers now believe this approach has little chance of significantly improving patient outcomes because of the complex pathways and multiple chemical factors at play. Clinical studies of these drug therapies have been largely unsuccessful. An Eli Lilly drug, Xigris®, cleared by the FDA in November 2001, is the first and only drug to be approved for the treatment of severe sepsis. Clinical studies demonstrated that use of Xigris® resulted in a 6% reduction in the absolute risk of death, and a 13% risk reduction in the most severe sepsis patients. The drug remains controversial and is considered extremely expensive when compared to the percentage of patients who benefit.

While studies of other potential sepsis drug therapies are in progress, we are not aware of any other FDA approved broad-spectrum blood detoxification therapy for this application that could be considered directly competitive with our approach.

Cardiopulmonary Bypass Surgery

We are not aware of any practical competitive approaches for removing cytokines in CPB patients. Alternative therapies such as “off-pump” surgeries are available but “post-bypass” syndrome has not been shown to be reduced in this less invasive procedure. If successful, CytoSorb™ is expected to be useful in both on-pump and off-pump procedures.

Chronic Dialysis

Although standard dialysis treatment effectively removes urea and creatinine from the blood stream (which are normally filtered by functioning kidneys), standard dialysis has not been effective in removing beta2-microglobulin toxins from the blood of patients suffering from chronic kidney failure. We know of no other device, medication or therapy considered directly competitive with our technology. Research and development in the field has focused primarily on improving existing dialysis technologies. The introduction of the high-flux dialyzer in the mid-1980s and the approval of Amgen’s Epogen™, a recombinant protein used to treat anemia, are the two most significant developments in the field over the last two decades.

Efforts to improve removal of middle molecular weight toxins with enhanced dialyzer designs have achieved only marginal success. Many experts believe that dialyzer technology has reached its limit in this respect. A variation of high-flux hemodialysis, known as hemodiafiltration, has existed for many years. However, due to the complexity, cost and increased risks, this dialysis technique has not gained significant acceptance worldwide. In addition, many larger toxins are not effectively filtered by hemodiafiltration, despite its more open pore structure. As a result, hemodiafiltration does not approach the quantity of toxins removed by the BetaSorb™ device.

Treatment of Organ Dysfunction in Brain-Dead Organ Donors

We are not aware of any directly competitive products to address the application of our technology for the mitigation of organ dysfunction and failure resulting from severe inflammation following brain-death.

Clinical Studies

Our first clinical studies were conducted in patients with chronic renal failure. The health of these patients is challenged by high levels of toxins circulating in their blood but, unlike sepsis patients, they are not at imminent risk of death. The toxins involved in chronic renal failure are completely different from those involved in sepsis, eroding health gradually over time. The treatment of patients with chronic renal failure is a significant target market for us, although not the current focus of our efforts and resources. Our clinical studies and product development work in this application functioned as a low risk method of evaluating the safety of the technology in a clinical setting, with direct benefit to development of the critical care applications on which we are now focusing our efforts.

In December 2006, we submitted a proposed pilot study for approval to the FDA with respect to CytoSorb™, the first device we intend to bring to market. In the first quarter of 2007, we received approval from the FDA to conduct a limited study of five patients in the adjunctive treatment of sepsis. Based upon management’s belief that proceeding with the approved limited study would add at least one year to the approval process for the U.S., we made determination to focus our efforts on obtaining regulatory approval in Europe before proceeding with the FDA.

Since we believe that the path to a CE Mark should be faster with the FDA approval, we have targeted Europe for the initial market introduction of our CytoSorbTM. To accomplish the European introduction, in July 2007, we prepared and filed a request for a clinical trial with German regulators. We received approval of the final study design in October, 2007. The clinical study allows for enrollment of up to 100 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis. We have recently made arrangements with ten hospital sites in Germany to conduct the clinical studies, and to date, have enrolled twenty seven (27) patients in the study.

However, there can be no assurance we will eventually obtain regulatory approval for our CytoSorb™ or any other device from CE Mark. Even if we eventually obtain CE Mark approval, there can be no assurance as to when such approval will be obtained, because we cannot control the timing of responses from regulators to our submissions. After we can obtain the CE Mark approval, there is no assurance that we will resume application process with the FDA. If we do decide to continue the process with FDA, we cannot guarantee that we will be able to obtain the FDA approval eventually.

We have not conducted any extensive clinical studies of our products with respect to the treatment of any other indications, although data collected during the “emergency and compassionate use” treatment of a single sepsis patient has been encouraging to us. Because of the limited studies we have conducted, we are subject to substantial risk that our technology will have little or no effect on the treatment of any indications that we have targeted.

Government Research Grants

Two government research grants by the National Institutes of Health (NIH) and Health and Human Services (HHS) have been awarded to investigators at the University of Pittsburgh to explore the use of adsorbent polymers in the treatment of sepsis and organ transplant preservation. Under “SubAward Agreements” with the University of Pittsburgh, we have been developing polymers for use in these studies.

A grant of $1 million was awarded to the University of Pittsburgh Medical Center in 2003. The project seeks to improve the quantity and viability of organs donated for transplant by using CytoSorb™ to detoxify the donor’s blood. The observational and dosing phases of the study, involving 30 viable donors and eight non-viable donors, respectively, have been completed. The next phase of this study, the treatment phase, will involve viable donors. We are not currently focusing our efforts on the commercialization of CytoSorb™ for application in organ donors.  The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding study design, as well as obtaining additional funding.

In addition, in September 2005, the University of Pittsburgh Medical Center was awarded a grant of approximately $7 million from NIH entitled “Systems Engineering of a Pheresis Intervention for Sepsis (SEPsIS)” to study the use of adsorbent polymer technology in the treatment of severe sepsis. The study, expected to last for a total of five years, commenced in September, 2005 and remains in progress. Under a SubAward Agreement, we are working with researchers at the University of Pittsburgh - Critical Care Medicine Department. Currently, we believe that the only polymers being used in this study are polymers we have developed specifically for use in the study, which are similar to the polymers used in our devices. Under the SubAward Agreement, for each of 2006 and 2007, we received approximately $102,000 for our efforts in support of the grant. Additionally for 2008 we received an approximate $59,000 for our supporting efforts. We continue to supply UPMC with new samples based on our adsorbent polymer technology under the same terms as the initial SubAward Agreement, and expect to do so for the duration of the study. UPMC has indicated to us that the amounts budgeted for our participation under the study are approximately $78,000 and $163,000, respectively for the grant periods commencing September 2008 and ending September 2010.  The amounts are subject to change on an annual basis by the NIH, and our continued participation in the study is subject to our performance and an annual review by UPMC.

These grants represent a substantial research cost savings to us and demonstrate the strong interest of the medical and scientific communities in our technology.

Regulation

In the European Union, distributors of medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent Notified Body, is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. Distributor of medical devices may also be required to comply with other foreign regulations such as Ministry of Health Labor and Welfare approval in Japan. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for those approvals may differ from those required by the FDA.

In the United States, our CytoSorb™ and BetaSorb™ devices are classified as Class III (CFR 876.5870—Sorbent Hemoperfusion System) and may require pre-market approval (PMA) the FDA.  In Europe, our devices are expected to be classified as class IIb, and will conform to the ISO 13485 Quality Standard in support of our planned applications to obtain CE Mark certification in Europe.

The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we expect to sell products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases.

No assurance can be given that any of our medical devices will be approved on a timely basis, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Sales and Marketing

We plan to initiate sales in several European countries which are known as early adopters of new medical device technology. These countries primarily include Italy, Germany and the United Kingdom. The European market is similar to the U.S. market. We plan to initially operate through local distributors in each European country where we launch sales operations. Only after establishment of a limited network of local distributors and actual generation of sales, will we formulate a broader distribution strategy on a global basis.

Intellectual Property and Patent Litigation

The medical device market in which we primarily participate is in large part technology driven. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex, unpredictable and is expensive to pursue. Litigation often is not ultimately resolved until an appeal process is completed and appellate courts frequently overturn lower court patent decisions.

Moreover, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies are generally not determined until the conclusion of the proceedings, and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other forums, both domestic and international.

We rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements to protect our intellectual property. We hold 25 U.S. patents, some of which have foreign counterparts, and additional patent applications pending worldwide that cover various aspects of our technology. There can be no assurance that pending patent applications will result in issued patents, that patents issued to us will not be challenged or circumvented by competitors, or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage. Our portfolio of patents and patent applications include:

•	U.S. Pat. No. 5,545,131, which expires on November 30, 2014. This patent concerns an artificial kidney containing a polymeric resin to filter impurities from blood.

•
U.S. Pat. Nos. 5,773,384, 5,904,663, 6,127,311, 6,136,424, 6,159,377 and 6,582,811, which expire on or before February 6, 2018. These patents concern the use of macronet polymeric resins that are subsequently treated to make them biocompatible for the removal of impurities from physiological fluids.

•
U.S. Pat. Nos. 6,087,300, 6,114,466, 6,133,393, 6,153,707, 6,156,851 and 6,303,702, which expire on or before February 6, 2018. These patents concern the use of mesoporous polydivinylbenzene polymeric resins that are subsequently treated to make them biocompatible for the removal of impurities from physiological fluids.

•	U.S. Pat. No. 6,416,487, which expires on July 30, 2017. This patent concerns a method of removing Beta-2 microglobulin using polymers with surface-exposed vinyl groups modified for biocompatibility.

•
U.S. Pat. No. 6,878,127, which expires on April 20, 2021. This patent concerns devices, systems and methods for reducing levels of pro-inflammatory or anti-inflammatory stimulators or mediators in the blood.

•	U.S. Pat. No. 6,884,829, which expires on January 4, 2023. This patent concerns a hemocompatible polymer and a one-step method of producing it.

•
U.S. Pat. App. Nos. 10/980,510, 10/981,055, 11/105,140 and 11/255,132. These applications concern biocompatible devices, systems, and methods for reducing levels of pro-inflammatory or anti-inflammatory stimulators or mediators in the blood.

•	U.S. Pat. App. No. 11/601,931. This application concerns size-selective polymeric adsorbents for use in hemoperfusion.

We also rely on non-disclosure and non-competition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge.

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received five patents naming our former Advisory Board member as an inventor. These patents, two of which subsequently lapsed for failure to pay maintenance fees, concern the area of coating high divinylbenzene-content polymers to render them hemocompatible, and using such coated polymers to treat blood or plasma. In management’s view the Dow patents improperly incorporate our technology, are based on our proprietary technology, and should not have been granted to Dow. While we believe that our own patents would prevent Dow from producing our products as they are currently envisioned, Dow could attempt to assert its patents against us. To date, to our knowledge, Dow has not utilized their patents for the commercial manufacture of products that would be competitive with us, and we currently have no plans to challenge Dow’s patents. However, the existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for us.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming, and there can be no assurance that our litigation expenses will not be significant in the future or that the outcome of litigation will be favorable to us. Accordingly, we may seek to settle some or all of our pending litigation described below. Settlement may include cross-licensing of the patents which are the subject of the litigation as well as our other intellectual property and may involve monetary payments to or from third parties.

Our future success is also dependent on the strength of our intellectual property, trade secrets and know-how, which have been developed from years of research and development. In addition to the two litigations discussed below which we have recently settled, we may be exposed to additional future litigation by third parties seeking to challenge the validity of our rights based on claims that our technologies, products or activities infringe the intellectual property rights of others or are invalid, or that we have misappropriated the trade secrets of others.

“Alkermes” Litigation

In February 2008, Alkermes, Inc. commenced an action against us in the U.S. District Court for the District of Massachusetts, alleging that our use of the name MedaSorb infringes on Alkermes’ registered trademark “MEDISORB.” In the action, Alkermes sought an injunction against our further use of the name Medasorb. Pursuant to a Settlement Agreement dated June 18, 2008, we will continue to use the name MedaSorb Technologies Corporation for the near term, but its wholly-owned subsidiary, through which we conduct all of its operational activities, has ceased using the “MedaSorb” name to avoid any potential confusion with Alkermes’ similarly named product. Our wholly owned subsidiary has been renamed CytoSorbents, Inc.

“Purolite” Litigation

Since our inception, we have sought to contract with large, established manufacturers to supply commercial quantities of our adsorbent polymers. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers. We believe that these disclosures, while necessary for our business, have resulted in the attempt by potential suppliers to assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing rights.

We have previously engaged in discussions with the Brotech Corporation and its affiliate, Purolite International, Inc. (collectively “Purolite”), which had demonstrated a strong interest in being our polymer manufacturer. For a period of time beginning in December 1998, Purolite engaged in efforts to develop and optimize the manufacturing process needed to produce our polymer products on a commercial scale. However, the parties eventually decided not to proceed. In 2003, Purolite filed a lawsuit against us asserting, among other things, co-ownership and co-inventorship of certain of our patents. On September 1, 2006, the United States District Court for the Eastern District of Pennsylvania approved a Stipulated Order and Settlement Agreement under which we and Purolite agreed to the settlement of the action. The Settlement Agreement provides us with the exclusive right to use our patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the Settlement Agreement, we have agreed to pay Purolite royalties of 2.5% to 5% on the sale of certain of our products if and when those products are sold commercially.

Technology, Products and Applications

For approximately the past half-century, the field of blood purification has been focused on hemodialysis, a mature, well accepted medical technique primarily used to sustain the lives of patients with permanent or temporary loss of kidney function. It is widely understood by the medical community that dialysis has inherent limitations in that its ability to remove toxic substances from blood drops precipitously as the size of toxins increases. Our hemocompatible adsorbent technology is expected to address this shortcoming by removing toxins largely untouched by dialysis.

Our products, CytoSorb™ and BetaSorb™ , are known in the medical field as hemoperfusion devices. During hemoperfusion, blood is removed from the body via a catheter or other blood access device, perfused through a filter medium where toxic compounds are removed, and returned to the body.

We believe that our polymer adsorbent technology may remove middle molecular weight toxins, such as cytokines, circulating in the blood. We believe that our technology may have many applications in the treatment of common, chronic and acute healthcare complications including the treatment and/or prevention of sepsis; the treatment of chronic kidney failure; the treatment of liver failure; the prevention of post-operative complications of cardiopulmonary bypass surgery; and the prevention of damage to organs donated by brain-dead donors prior to organ harvest. These applications vary by cause and complexity as well as by severity but share a common characteristic i.e. high concentrations of toxins in the circulating blood.

Both the CytoSorb™ and BetaSorb™ devices consist of a cartridge containing adsorbent polymer beads, although the polymers used in the two devices are physically different. The cartridges in both devices incorporate industry standard connectors at either end of the device which connect directly to the extra-corporeal circuit (bloodlines) in series with a dialyser, in the case of the BetaSorb™ device, or as a stand alone device in the case of the CytoSorb™ device. Both devices will require no additional expensive equipment, and will require minimal training.

The extra-corporeal circuit consists of plastic blood tubing, our CytoSorb™ or BetaSorb™ cartridge, as applicable, containing adsorbent polymer beads, pressure monitoring gauges, and a blood pump to maintain blood flow. The patient’s blood is accessed through a catheter inserted into his or her veins. The catheter is connected to the extra-corporeal circuit and the blood pump draws blood from the patient, pumps it through the cartridge and returns it back to the patient in a closed loop system.

DESCRIPTION OF EMPLOYEES AND PROPERTY

We currently have seven (7) employees and operate a 7,375 sq. ft. facility near Princeton, New Jersey, housing research laboratories, clinical manufacturing operations and administrative offices. In the opinion of management, the leased properties are adequately insured, are in good condition and suitable for the conduct of our business. We also collaborate with numerous institutions, universities and commercial entities who conduct research and testing of our products at their facilities Our principal place of business is at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

DESCRIPTION OF LEGAL PROCEEDINGS

There are no legal proceedings pending or threatening against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our Common Stock trades in the over-the-counter-market on the OTC Bulletin Board under the symbol “MSBT.” Our Common Stock began trading on such market on August 9, 2006. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

	Price
	High	Low
2006
First quarter	n/a	n/a
Second quarter	n/a	n/a
Third quarter (from August 9)	$3.95	$1.25
Fourth quarter	$1.73	$0.57

	Price
	High	Low
2007
First quarter	$2.85	$1.04
Second quarter	$1.45	$0.40
Third quarter	$0.63	$0.16
Fourth quarter	$0.44	$0.14

	Price
	High	Low
2008
First quarter	$0.32	$0.15
Second quarter	$0.23	$0.10
Third quarter	$0.20	$0.06
Fourth quarter	$0.17	$0.03
2009
First quarter	$0.18	$0.08

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience  and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The number of holders of record for our Common Stock as of February 27, 2009 was approximately 340. This number excludes individual stockholders holding stock under nominee security position listings.

Dividends

We have not paid any cash dividends on our Common Stock and do not anticipate declaring or paying any cash dividends in the foreseeable future.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$2,154,795	$2,749,208
Short-term investments	—	199,607
Prepaid expenses and other current assets	89,230	117,003

Total current assets	2,244,025	3,065,818

Property and equipment - net	48,679	52,057

Other assets	264,980	269,310

Total long-term assets	313,659	321,367

Total Assets	$2,557,684	$3,387,185

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$767,926	$885,465
Accrued expenses and other current liabilities	75,141	92,239
Notes payable	50,000

Total current liabilities	893,067	977,704

Notes payable	—	50,000
Total long term liabilities	—	50,000

Total liabilities	893,067	1,027,704

Stockholders’ Equity (Deficit):
10% Series B Preferred Stock, Par Value $0.001, 200,000 shares authorized at March 31, 2009 and December 31, 2008, respectively; 56,640.89 and 55,558.64 shares issued and outstanding, respectively	56	55
10% Series A Preferred Stock, Par Value $0.001, 12,000,000 shares authorized at March 31, 2009 and December 31, 2008, respectively; 8,563,100 and 8,793,060 shares issued and outstanding, respectively	8,563	8,793
Common Stock, Par Value $0.001, 500,000,000 and 500,000,000 Shares authorized at March 31, 2009 and December 31, 2008, 30,510,819 and 25,263,517 shares issued and outstanding, respectively	30,511	25,264
Additional paid-in capital	78,017,693	77,786,850
Deficit accumulated during the development stage	(76,392,206)	(75,461,481)
Total stockholders' equity (deficit)	1,664,617	2,359,481

Total Liabilities and Stockholders' Equity (Deficit)	$2,557,684	$3,387,185

See accompanying notes to consolidated financial statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF
OPERATIONS

	Period from
	January 22,1997
	(date of inception) to	Three months ended March 31,
	March 31, 2009	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$—	$—	$—

Expenses:

Research and development	44,780,318	488,555	355,127
Legal, financial and other consulting	7,048,758	48,733	57,924
General and administrative	22,537,781	228,334	233,524
Change in fair value of management and incentive units	(6,055,483)	—	—

Total expenses	68,311,374	765,622	646,575

Other (income)/expense:
Gain on disposal of property and equipment	(21,663)	—	—
Gain on extinguishment of debt	(216,617)	—	—
Interest expense (income), net	5,593,782	(5,471)	(525)
Penalties associated with non-registration of Series A Preferred Stock	361,495	—	—
Total other (income)/expense, net	5,716,997	(5,471)	(525)

Loss before benefit from income taxes	(74,028,371)	(760,151)	(646,050)

Benefit from income taxes	(248,529)	—	—

Net loss	(73,779,842)	(760,151)	(646,050)
Preferred stock dividend	2,612,364	170,574	200,487
Net loss available to common shareholders	$(76,392,206)	$(930,725)	$(846,537)

Basic and diluted net loss per common share		$(0.03)	$(0. 03)
Weighted average number of shares of
common stock outstanding		29,072,876	25,044,932

See accompanying notes to consolidated financial statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
EQUITY (DEFICIT)

Period from
December 31, 2008 to
March 31, 2009
(Unaudited)

	Members Equity	Deferred	Common Stock		Preferred Stock B		Preferred Stock A		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	(Deficiency)	Com pensation	Shares	Par value	Shares	Par Value	Shares	Par Value	Capital	Stage	Equity (Deficit)
Balance at December 31, 2008	$—	$—	25,263,517	$25,264	55,558.64	$55	8,793,060	$8,793	$77,786,850	$(75,461,481)	$2,359,481

Stock based compensation – employees, consultants and directors		—	—	—					65,287	—	65,287

Issuance of Series A Preferred Stock as dividends		—	—	—			211,706	211	32,069	(32,280)	—

Issuance of Series B Preferred Stock as dividends	—	—	—	—	1,382.94	1			138,293	(138,294)	—

Conversion of Series A and Series B into Common			5,247,302	5,247	(300.69)		(441,666)	(441)	(4,806)	—	—

Net loss	—	—	—	—					—	(760,151)	(760,151)

Balance at March 31, 2009	—	—	30,510,819	30,511	56,640.89	56	8,563,100	8,563	78,017,693	(76,392,206)	1,664,617

MEDASORB TECHNOLOGIES
CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF
CASH FLOWS

	Period from
	January 22,1997	Three months	Three months
	(date of inception) to	ended	Ended
	March 31, 2009	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(73,779,842)	$(760,151)	$(646,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued as inducement to convert convertible notes payable and accrued interest	3,351,961	—	—
Issuance of common stock to consultant for services	30,000	—	—
Depreciation and amortization	2,353,380	12,614	25,925
Amortization of debt discount	1,000,000	—	—
Gain on disposal of property and equipment	(21,663)	—	—
Gain on extinguishment of debt	(216,617)	—	—
Interest expense paid with Series B Preferred Stock in connection with conversion of notes payable	3,147
Abandoned patents	183,556	—	—
Bad debts - employee advances	255,882	—	—
Contributed technology expense	4,550,000	—	—
Consulting expense	237,836	—	—
Management unit expense	1,334,285	—	—
Expense for issuance of warrants	518,763	—	—
Expense for issuance of options	1,318,782	65,287	118,704
Amortization of deferred compensation	74,938	—	—
Penalties in connection with non-registration event	361,496	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(360,778)	27,773	12,769
Other assets	(61,630)	5,003	(2,500)
Accounts payable and accrued expenses	2,662,279	(134,637)	231,345
Accrued interest expense	1,823,103	—	—
Dividend/penalty payable	—	—	—

Net cash used by operating activities	(54,381,122)	(784,111)	(259,807)

Cash flows from investing activities:
Proceeds from sale of property and equipment	32,491	—	—
Purchases of property and equipment	(2,226,932)	(6,411)	(1,330)
Patent costs	(431,228)	(3,498)	(3,708)
Purchases of short-term investments	(393,607)	—	—
Proceeds from sale of short-term investments	393,607	199,607	—
Loan receivable	(1,632,168)	—	—

Net cash used by investing activities	(4,257,837)	189,698	(5,038)

Cash flows from financing activities:
Proceeds from issuance of common stock	400,490	—	—
Proceeds from issuance of preferred stock	9,579,040	—	—
Equity contributions - net of fees incurred	41,711,198	—	—
Proceeds from borrowings	8,603,631	—	100,000
Proceeds from subscription receivables	499,395	—	—

Net cash provided by financing activities	60,793,754	—	100,000

See accompanying notes to consolidated financial statements.

Net change in cash and cash equivalents	2,154,795	(594,413)	(164,845)

Cash and cash equivalents - beginning of period	—	2,749,208	211,613

Cash and cash equivalents - end of period	$2,154,795	$2,154,795	$46,768

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$590,189	$—	$—

Supplemental schedule of noncash investing and financing activities:

Note payable principal and interest conversion to equity	$10,376,714	$—	$—

Issuance of member units for leasehold improvements	$141,635	$—	$—

Issuance of management units in settlement of cost of raising capital	$437,206	$—	$—

Change in fair value of management units for cost of raising capital	$278,087	$—	$—

Exchange of loan receivable for member units	$1,632,168	$—	$—

Issuance of equity in settlement of accounts payable	$1,609,446	$—	$—

Issuance of common stock in exchange for stock subscribed	$399,395	$—	$—

Costs paid from proceeds in conjunction with issuance preferred stock	$768,063	$—	$—

Preferred stock dividends	$2,612,364	$170,574	$200,487

Net effect of conversion of common stock to preferred stock prior to merger	$559	$—	$—

During the three months ended March 31, 2009 and 2008, 300.69 and -0- Series B Preferred Shares were converted into 830,636 and -0- Common shares, respectively.  During the three months ended March 31, 2009 and 2008, 441,666 and -0- Series A Preferred Shares were converted into 4,416,666 and -0- Common shares, respectively.   For the period from January 22, 1997 (date of inception) to March 31, 2009, 300.69 Series B Preferred Shares and 1,004,944 Series A Preferred Shares were converted into 830,636 and 5,040,408 Common Shares, respectively.

See accompanying notes to consolidated financial statements.

MedaSorb Technologies Corporation
Notes to Consolidated Financial Statements
(UNAUDITED)
March 31, 2009

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-Q of the Securities and Exchange Commission (the “Commission”) and include the results of MedaSorb Technologies Corporation (the “Parent”), formerly known as Gilder Enterprises, Inc., and CytoSorbents, Inc. (f/k/a MedaSorb Technologies, Inc.), its wholly-owned operating subsidiary (the “Subsidiary”), collectively referred to as “the Company.” Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. Interim statements are subject to possible adjustments in connection with the annual audit of the Company's accounts for the year ended December 31, 2009. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company's consolidated financial position as of March 31, 2009 and the results of its operations and cash flows for the three month periods ended March 31, 2009 and 2008, and for the period January 22, 1997 (date of inception) to March 31, 2009. Results for the three months ended are not necessarily indicative of results that may be expected for the entire year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended December 31, 2008 as included in the Company’s Form 10-K filed with the Commission on April 10, 2009.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced negative cash flows from operations since inception and has a deficit accumulated during the development stage at March 31, 2009 of $76,392,206. The Company is not currently generating revenue and is dependent on the proceeds of present and future financings to fund its research, development and commercialization program. The Company is continuing its fund-raising efforts.  Although the Company has historically been successful in raising additional capital through equity and debt financings, there can be no assurance that the Company will be successful in raising additional capital in the future or that it will be on favorable terms.  Furthermore, if the Company is successful in raising the additional financing, there can be no assurance that the amount will be sufficient to complete the Company's plans. These consolidated financial statements do not include any adjustments related to the outcome of this uncertainty.

The Company is a development stage company and has not yet generated any revenues. Since inception, the Company's expenses relate primarily to research and development, organizational activities, clinical manufacturing, regulatory compliance and operational strategic planning.  Although the Company has made advances on these matters, there can be no assurance that the Company will continue to be successful regarding these issues, nor can there be any assurance that the Company will successfully implement its long-term strategic plans.

The Company has developed an intellectual property portfolio, including 25 issued and multiple pending patents, covering materials, methods of production, systems incorporating the technology and multiple medical uses.

2.  PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business
The Company, through its subsidiary, is engaged in the research, development and commercialization of medical devices with its platform blood purification technology incorporating a proprietary adsorbent polymer technology.  The Company is focused on developing this technology for multiple applications in the medical field, specifically to provide improved blood purification for the treatment of acute and chronic health complications associated with blood toxicity. As of March 31, 2009, the Company has not commenced commercial operations and, accordingly, is in the development stage.  The Company has yet to generate any revenue and has no assurance of future revenue.

Principles of Consolidation
The consolidated financial statements include the accounts of the Parent, MedaSorb Technologies Corporation, and its wholly-owned subsidiary, CytoSorbents, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Development Stage Corporation
The accompanying consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Short Term Investments
Short-term investments include short-term bank certificates of deposit with original maturities of between three and twelve months.  These short-term notes are classified as held to maturity and are valued at cost, which approximates fair value.  These investments are considered Level 1 investments under SFAS 157.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the term of the related leases. Gains and losses on depreciable assets retired or sold are recognized in the statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Patents
Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. In the event a patent is abandoned, the net book value of the patent is written off.

Impairment or Disposal of Long-Lived Assets
The Company assesses the impairment of patents and other long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Research and Development
All research and development costs, payments to laboratories and research consultants are expensed when incurred.

Income Taxes
Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Under Section 382 of the Internal Revenue Code the net operating losses  generated prior to the reverse merger may be limited due to the change in ownership. Additionally, net operating losses generated subsequent to the reverse merger may be limited in the event of changes in ownership.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. Significant estimates in these financials are the valuation of options granted and the valuation of preferred shares issued as stock dividends.

Concentration of Credit Risk
The Company maintains cash balances, at times, with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions in an effort to minimize its collection risk of these balances.

Financial Instruments
The carrying values of cash and cash equivalents, short-term investments, accounts payable and other debt obligations approximate their fair values due to their short-term nature.

Stock-Based Compensation
The Company accounts for its stock-based compensation under the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123(R). “Accounting for Stock-Based Compensation”, for employees and directors whereby each option granted is valued at fair market value on the date of grant. Under SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.

The Company also follows the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for equity instruments issued to consultants.

Net Loss Per Common Share
Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. (See Note 6)

Effects of Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This Statement replaces SFAS No. 141, “Business Combinations” (“SFAS 141”). This Statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The provisions of SFAS 141(R) did not have a significant impact on the Company's statements of operations or financial position.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” and Amendment of FASB Statement No. 133. SFAS 161 amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” to amend and expand the disclosure requirements of SFAS 133 to provide greater transparency about (i) how and why an entity uses derivative instruments, (ii) how derivative instruments and related hedge items are accounted for under SFAS 133 and its related interpretations, and (iii) how derivative instruments and related hedged items affect an entity's financial position, results of operations and cash flows. To meet those objectives, SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments and disclosures about credit-risk-related contingent features in derivative agreements. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. The provisions of SFAS 161 did not have a significant impact on the Company's statements of operations or financial position.

3.  CONVERTIBLE NOTES

The Company has outstanding Promissory Notes in the aggregate principal amount of $50,000, due in September 2009, which bear interest at the rate of 10% per annum. The holder of the Promissory notes has the option to convert, on an all-or-none basis, the entire principal and outstanding interest of their Notes into the Series B Preferred Stock issued in June 2008.  In addition, pursuant to the terms of such Promissory Notes, upon such conversion, each note holder will receive five-year warrants to purchase that number of shares of Common Stock equal to the quotient obtained by dividing (x) 25% of the principal amount of the Promissory Note being converted, by (y) $0.0362, the purchase price per share of Common Stock issuable upon conversion of the Series B Preferred Stock.

4.  STOCKHOLDERS' EQUITY (DEFICIT)

During the three months ended March 31, 2009 the Company recorded non-cash stock dividends totaling $170,574 in connection with the issuance of 1,382.94 shares of Series B Preferred Stock and 211,706 shares of Series A Preferred Stock as a stock dividend to its preferred shareholders as of March 31, 2009. The Company has estimated the fair value of the shares issued as stock dividends based upon the last completed financing transaction involving the underlying common shares in June 2008.

During the three months ended March 31, 2009, the Company issued stock options to employees, consultants and directors resulting in aggregate compensation expense of $8,378, of which $584 and $7,794 is presented in research and development expenses and general and administrative expenses, respectively.

The summary of the stock option activity for the three months ended March 31, 2009 is as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Shares	per Share	Life (Years)

Outstanding, January 1, 2009	18,158,846	$1.05	9.1
Granted	5,118,858	$0.123	9.7
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding March 31, 2009	23,277,704	$0.84	9.1

The fair value of each stock option was valued using the Black Scholes pricing model which takes into account as of the grant date the exercise price (ranging from $0.084 to $0.168 per share) and expected life of the stock option ( ranging from 5-10 years), the current price of the underlying stock and its expected volatility (approximately 25 percent), expected dividends (-0- percent) on the stock and the risk free interest rate (2.7 percent) for the term of the stock option.

At March 31, 2009, the aggregate intrinsic value of options outstanding and currently exercisable amounted to approximately $10,500.

The summary of the status of the Company’s non-vested options for the three months ended March 31, 2009 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value

Non-vested, January 1, 2009	6,280,604	$0.05
Granted	5,118,858	$0.003
Cancelled	—	—
Vested	(3,163,762)	$0.053
Exercised	—	—
Non-vested, March 31, 2009	8,235,700	$.02

As of March 31, 2009, approximately $258,499 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 1.2 years.

As of March 31, 2009, the Company has the following warrants to purchase common stock outstanding:

Number of Shares	Warrant Exercise	Warrant
To be Purchased	Price per Share	Expiration Date
15,569	$6.64	March 31, 2010
816,691	$4.98	June 30, 2011
1,200,000	$0.90	June 30, 2011
900,000	$0.40	June 30, 2011
339,954	$2.00	September 30, 2011
52,080	$2.00	July 31, 2011
400,000	$0.40	October 31, 2011
240,125	$1.25	October 24, 2016
3,986,429	$0.035	June 25,2013

As of March 31, 2009, the Company has the following warrants to purchase Series A Preferred Stock outstanding:

Number of	Warrant Exercise	Warrant
Shares to be	Price per	Expiration
Purchased	Preferred Share	Date
525,000	$1.00	June 30, 2011

If the holder of warrants for preferred stock exercises in full, the holder will receive additional five-year warrants to purchase a total of 210,000 shares of common stock at $0.40 per share.

 As of March 31, 2009, the Company has the following warrant to purchase Series B Preferred Stock outstanding:

Number of	Warrant Exercise	Warrant
Shares to be	Price per	Expiration
Purchased	Preferred Share	Date
15,000	$100.00	September 25, 2009

5.  COMMITMENTS AND CONTINGENCIES

Employment Agreements

The Company has employment agreements with certain key executives through December 2009. The agreements provide for annual base salaries of varying amounts.

Litigation

The Company is involved in various claims and legal actions.  Management is of the opinion that these claims and legal actions have no merit, and their ultimate outcome will not have a material adverse impact on the consolidated financial position of the Company and/or the results of its operations.

Royalty Agreements

Pursuant to an agreement dated August 11, 2003, an existing investor agreed to make a $4 million equity investment in the Company. These amounts were received by the Company in 2003. In connection with this agreement, the Company granted the investor a future royalty of 3% on all gross revenues received by the Company from the sale of its CytoSorb device. The Company has not generated any revenue from this product and has not incurred any royalty costs through March 31, 2009. The amount of future revenue subject to the royalty agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

License Agreements

In an agreement dated September 1, 2006, the Company entered into a license agreement which provides the Company the exclusive right to use its patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the agreement, MedaSorb has agreed to pay royalties of 2.5% to 5% on the sale of certain of its products if and when those products are sold commercially for a term not greater than 18 years commencing with the first sale of such product.  The Company has not generated any revenue from its products and has not incurred any royalty costs through March 31, 2009. The amount of future revenue subject to the license agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

Warrant agreement

As inducement to invest additional funds in the private placement of Series B Preferred Stock, additional consideration was granted to the participants of the Series B Preferred Stock offering in the event that litigation is commenced against Medasorb prior to June 30, 2018, claiming patent infringement on certain of the Company’s issued patents.  In the event this litigation arises the Company may be required to issue warrants to purchase in the aggregate up to a maximum of ten million shares of Common Stock subject to certain adjustments.  Through March 31, 2009 no such litigation has arisen and due to the deemed low probability of this potential outcome; the Company has not booked a contingent liability for this agreement.

6. NET LOSS PER SHARE

Basic loss per share and diluted loss per share for the three months ended March 31, 2009 and 2008 have been computed by dividing the net loss for each respective period by the weighted average number of shares outstanding during that period. All outstanding warrants and options representing 31,228,552 and 9,076,921 incremental shares at March 31, 2009 and 2008, respectively, as well as shares issuable upon conversion of Series A and Series B Preferred Stock and Preferred Stock Warrants representing 239,010,409 and 7,205,996 incremental shares at March 31, 2009 and 2008, respectively, as well as shares issuable upon potential long-term Note conversion into Series B Preferred Stock and Common Warrants representing approximately 1,726,519 shares have been excluded from the computation of diluted loss per share as they are anti-dilutive.

7. SUBSEQUENT EVENTS

During April 2009 a total of 230,000 shares of Series A Preferred Stock were converted into 2,300,000 shares of Common Stock.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders,
MedaSorb Technologies Corporation:

We have audited the accompanying consolidated balance sheets of Medasorb Technologies Corporation (a development stage company), as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficiency) and cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Medasorb Technologies Corporation as of December 31, 2008 and 2007 and the consolidated results of their operations and their cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring net losses and negative cash flows from operations. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown, PC

New Brunswick, New Jersey
April 8, 2009

Report of Independent Public Accountants

To the Board of Directors and Stockholders,
Medasorb Corporation:

We have audited the accompanying balance sheets of Medasorb Corporation (a development stage company), as of December 31, 2000 and 1999, and the related statements of operations, changes in members’ equity and cash flows for the period from inception (January 22, 1997) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medasorb Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the period from inception (January 22, 1997) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen, LLP

New York, New York
December 27, 2001

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED BALANCE SHEETS

December 31,	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$2,749,208	$211,613
Short-term investments	199,607	0
Prepaid expenses and other current assets	117,003	200,682

Total current assets	3,065,818	412,295

Property and equipment - net	52,057	144,457

Other assets	269,310	245,820

Total long-term assets	321,367	390,277

Total Assets	$3,387,185	$802,572

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$885,465	$775,342
Accrued expenses and other current liabilities	92,239	131,526

Total current liabilities	977,704	906,868

Notes Payable:
Notes payable	50,000	—

Total Long Term Liabilities	50,000	—

Total liabilities	1,027,704	906,868

Stockholders Equity/(Deficiency):
10% Series B Preferred Stock, Par Value $0.001, 200,000 and -0- shares authorized at December 31, 2008 and 2007, respectively; 55,558.64 and -0- issued and outstanding , respectively	55	—
10% Series A Preferred Stock, Par Value $0.001, 12,000,000 shares authorized at December 31, 2008 and 2007, 8,793,060 and 8,019,508 shares issued and outstanding, respectively	8,793	8,019
Common Stock, Par Value $0.001, 500,000,000 and 100,000,000 shares authorized at December 31, 2008 and 2007, 25,263,517 and 25,044,932 shares issued and outstanding, respectively	25,264	25,045
Additional paid-in capital	77,786,850	71,400,849
Deficit accumulated during the development stage	(75,461,481)	(71,538,209)
Total stockholders’ equity/(deficiency)	2,359,481	(104,296)
Total Liabilities and Stockholders' Equity (Deficiency)	$3,387,185	$802,572

The Notes to Consolidated Financial Statements are an integral part of these statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from
	January 22,1997
	(date of inception) to	Year ended	Year ended
	December 31,	December 31,	December 31,
	2008	2008	2007

Revenue	$—	$—	$—

Expenses:

Research and development	44,291,763	1,983,483	1,415,509
Legal, financial and other consulting	7,000,025	351,357	389,155
General and administrative	22,309,447	909,372	1,261,966
Change in fair value of management and incentive units	(6,055,483)	—	—

Total expenses	67,545,752	3,244,212	3,066,630

Other (income) expenses:
Gain on disposal of property and equipment	(21,663)	—	—
Gain on extinguishment of debt	(216,617)	—	(10,009)
Interest (income) expense, net	5,599,253	22,207	(67,362)
Penalties associated with non-registration of Series A Preferred Stock	361,495	—	361,495

Total other (income) expense, net	5,722,468	22,207	284,124

Loss before benefit from income taxes	73,268,220	3,266,419	3,350,754

Benefit from income taxes	(248,529)	(248,529)	—

Net loss	(73,019,691)	(3,017,890)	(3,350,754)

Preferred stock dividend	2,441,790	905,382	760,872

Net loss available to common shareholders	$(75,461,481)	$(3,923,272)	$(4,111,626)

Basic and diluted net loss per common share		$(0.16)	$(0.17)

Weighted average number of common stock outstanding		25,121,377	24,848,562

The Notes to Consolidated Financial Statements are an integral part of these statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2008

	Members Equity	Deferred	Common Stock		Preferred Stock B		Preferred Stock A		Additional Paid-In	Deficit Accumulated During the Development	Total Stockholders'
	( De ficiency)	C om pensation	S ha res	P ar value	S ha res	P ar Value	S ha res	P ar Value	C ap ital	S ta ge	E qu ity (Deficit)

Balance at January 22, 1997 (date of inception)	$—	$—	—	$—	$—	$—	$—	$—	$—	$—	$—

Equity contributions	1,143,487	—	—	—					—	—	1,143,487

Subscriptions receivable	440,000	—	—	—					—	—	440,000

Technology contribution	4,550,000	—	—	—					—	—	4,550,000

Net loss	—	—	—	—					—	(5,256,012)	(5,256,012)

Balance at December 31, 1997	6,133,487	—	—	—					—	(5,256,012)	877,475

Equity contributions	2,518,236	—	—	—					—	—	2,518,236

Options issued to consultants	1,671	—	—	—					—	—	1,671

Subscriptions receivable	50,000	—	—	—					—	—	50,000

Net loss	—	—	—	—					—	(1,867,348)	(1,867,348)

Balance at December 31, 1998	8,703,394	—	—	—					—	(7,123,360)	1,580,034

Equity contributions	1,382,872	—	—	—					—	—	1,382,872

Equity issued to consultants	88,363	—	—	—					—	—	88,363

Recognition of deferred compensation	47,001	(47,001)	—	—					—	—	—

Amortization of deferred compensation	—	15,667	—	—					—	—	15,667

Subscriptions receivable	100,000	—	—	—					—	—	100,000

Net loss	—	—	—	—					—	(3,066,388)	(3,066,388)

Balance at December 31, 1999	10,321,630	(31,334)	—	—					—	(10,189,748)	100,548

Equity contributions	14,407,916	—	—	—					—	—	14,407,916

Equity issued to consultants	1,070,740	—	—	—					—	—	1,070,740

Warrants issued to consultants	468,526	—	—	—					—	—	468,526

Recognition of deferred compensation	27,937	(27,937)	—	—					—	—	—

Amortization of deferred compensation	—	46,772	—	—					—	—	46,772

Net loss	—	—	—	—					—	(10,753,871)	(10,753,871)

Balance at December 31, 2000	26,296,749	(12,499)	—	—					—	(20,943,619)	5,340,631

Equity contributions	13,411,506	—	—	—					—	—	13,411,506

Equity issued to consultants	161,073	—	—	—					—	—	161,073

Stock options issued to employee	2,847	—	—	—					—	—	2,847

Fees incurred in raising capital	(1,206,730)	—	—	—					—	—	(1,206,730)

Amortization of deferred compensation	—	12,499	—	—					—	—	12,499

Net loss	—	—	—	—					—	(15,392,618)	(15,392,618)

Balance at December 31, 2001	38,665,445	—	—	—					—	(36,336,237)	2,329,208

Equity contributions	6,739,189	—	—	—					—	—	6,739,189

Equity issued to consultants	156,073	—	—	—					—	—	156,073

Options issued to consultant	176,250	—	—	—					—	—	176,250

Options issued to employee	2,847	—	—	—					—	—	2,847

Fees incurred in raising capital	(556,047)	—	—	—					—	—	(556,047)

Forgiveness of loan receivable in exchange for equity	(1,350,828)	—	—	—					—	—	(1,350,828)

Net loss	—	—	—	—					—	(11,871,668)	(11,871,668)

Balance at December 31, 2002	43,832,929	—	—	—					—	(48,207,905)	(4,374,976)

Equity contributions	4,067,250	—	—	—					—	—	4,067,250

Equity issued to consultants	16,624	—	—	—					—	—	16,624

Change in fair value of management units	2,952,474	—	—	—					—	—	2,952,474

Options issued to consultant	65,681	—	—	—					—	—	65,681

Fees incurred in raising capital	(343,737)	—	—	—					—	—	(343,737)

Forgiveness of loan receivable in exchange for equity	(281,340)	—	—	—					—	—	(281,340)

Net loss	—	—	—	—					—	(6,009,283)	(6,009,283)

Balance at December 31, 2003	50,309,881	—	—	—					—	(54,217,188)	(3,907,307)

Equity contributions	512,555	—	—	—					—	—	512,555

Change in fair value of management units	(2,396,291)	—	—	—					—	—	(2,396,291)

Fees incurred in raising capital	(80,218)	—	—	—					—	—	(80,218)

Net Loss	—	—	—	—					—	(1,096,683)	(1,096,683)

Balance at December 31, 2004	48,345,927	—	—	—					—	(55,313,871)	(6,967,944)

Equity contributions	92,287	—	—	—					—	—	92,287

Settlement of accounts payable in exchange for equity	836,319	—	—	—					—	—	836,319

Conversion of convertible notes payable and accrued interest for equity	51,565	—	—	—					—	—	51,565

Change in fair value of management units	(14,551)	—	—	—					—	—	(14,551)

Fees incurred in raising capital	(92,287)	—	—	—					—	—	(92,287)

Reorganization from LLC to "C" Corporation	(49,219,260)	—	4,829,120	4,829					49,214,431	—	—

Net loss	—	—	—	—					—	(3,665,596)	(3,665,596)

Balance at December 31, 2005	—	—	4,829,120	4,829					49,214,431	(58,979,467)	(9,760,207)

Issuance of common stock for stock subscribed	—	—	240,929	241			—	—	799,644	—	799,885

Issuance of common stock to investor group for price protection	—	—	100,000	100			—	—	(100)	—	—

Issuance of stock options to employees, consultants and directors	—	—	—	—			—	—	143,352	—	143,352

Issuance of 10% Series A Preferred Stock for cash	—	—	—	—			5,300,000	5,300	5,530,143	(235,443)	5,300,000

Cost of raising capital associated with issuance of preferred stock	—	—	—	—			—	—	(620,563)	—	(620,563)

Shares held by original stockholders of Parent immediately prior to merger	—	—	3,750,000	3,750			—	—	(3,750)	—	—

Conversion of convertible debt, related accrued interest and shares to induce conversion into common stock	—	—	5,170,880	5,171			—	—	11,376,939	—	11,382,110

Issuance of common stock in consideration for funding $1,000,000 convertible note payable per terms of merger transaction	—	—	10,000,000	10,000			—	—	990,000	—	1,000,000

Issuance of common stock in exchange for accounts payable and services rendered	—	—	778,274	779			—	—	587,035	—	587,814

Conversion of common stock issued prior to reverse merger for 10% Series A Preferred Stock	—	—	(240,929)	(241)			799,885	800	30,194	(30,753)	—

Non-cash stock dividends on 10% Series A Preferred Stock	—	—	—	—			303,700	303	303,397	(303,700)	—

Issuance of preferred stock for redemption of convertible note	—	—	—	—			1,000,000	1,000	1,204,640	(205,640)	1,000,000

Issuance of warrants to consultants for services	—	—	—	—			—	—	9,883	—	9,883

Issuance of warrants in exchange for accounts payable	—	—	—	—			—	—	192,311	—	192,311

Net loss	—	—	—	—			—	—	—	(7,671,580)	(7,671,580)

Balance at December 31, 2006	—	—	24,628,274	24,629			7,403,585	7,403	69,757,556	(67,426,583)	2,363,005

Issuance of stock options to employees, consultants and directors			—	—			—	—	498,955	—	498,955

Issuance of common stock in settlement of accounts payable	—	—	11,501	11			—	—	22,991	—	23,002

Conversion of preferred stock into common stock	—	—	405,157	405			(506,446)	(506)	101	—	—

Issuance of Series A Preferred Stock as dividends and settlement of dividends/penalties payable in connection with non-registration event	—	—	—	—			1,122,369	1,122	1,121,246	(760,872)	361,496

Net loss	—	—	—	—			—	—	—	(3,350,754)	(3,350,754)

Balance at December 31, 2007	—	—	25,044,932	25,045			8,019,508	8,019	71,400,849	(71,538,209)	(104,296)

Stock based compensation - employees, consultants and directors	—	—	—	—			—	—	363,563	—	363,563

Issuance of Series A Preferred Stock as dividends	—	—	—	—			830,384	831	277,087	(277,918)	—

Issuance of Series B Preferred Stock for cash and conversion of $175,000 of convertible debt					52,931.47	53			5,657,842	(364,747)	5,293,148

Cost of raising capital associated with issuance of Series B Preferred Stock	—	—	—	—	—	—	—	—	(215,398)	—	(215,398)

Issuance of Series B Preferred Stock as dividends	—	—	—	—	2,627.17	2	—	—	262,715	(262,717)	—

Issuance of warrants upon conversion of convertible notes payable into Series B Preferred Stock	—	—	—	—	—	—	—	—	40,354		40,354

Conversion of Series A Preferred stock into common	—	—	218,585	219	—	—	(56,832)	(57)	(162)		—

Net loss	—	—	—	—			—	—	—	(3,017,890)	(3,017,890)

Balance at December 31, 2008	$-	$-	25,263,517	$25,264	55,558.64	$55	8,793,060	$8,793	$77,786,850	$(75,461,481)	$2,359,481

The Notes to Consolidated Financial Statements are an integral part of these financial statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period from
	January 22, 1997
	(date of inception) to	Year ended	Year ended
	December 31,	December 31,	December 31,
	2008	2008	2007

Cash flows from operating activities:
Net loss	$(73,019,691)	$(3,017,890)	$(3,350,754)
Adjustments to reconcile net loss to net cash used by operating activities:
Common stock issued as inducement to convert convertible notes payable and accrued interest	3,351,961	—	—
Issuance of common stock to consultants for services	30,000	—	—
Depreciation and amortization	2,340,766	103,701	190,440
Amortization of debt discount	1,000,000	—	—
Gain on disposal of property and equipment	(21,663)	—	—
Gain on extinguishment of debt	(216,617)	—	(10,009)
Interest expense paid with Series B Preferred Stock in connection with conversion of notes payable	3,147	3,147	—
Abandoned patents	183,556	—	—
Bad debts - employee advances	255,882	—	—
Contributed technology expense	4,550,000	—	—
Consulting expense	237,836	—	—
Management unit expense	1,334,285	—	—
Expense for issuance of warrants	518,763	40,354	—
Expense for issuance of options	1,253,495	363,563	498,955
Amortization of deferred compensation	74,938	—	—
Penalties in connection with non-registration event	361,496	—	361,496
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(388,551)	83,679	(175,802)
Other assets	(66,633)	(12,740)	—
Accounts payable and accrued expenses	2,796,916	70,837	(72,165)
Accrued interest	1,823,103	—	(70,000)

Net cash used by operating activities	(53,597,011)	(2,365,349)	(2,627,839)

Cash flows from investing activities:
Proceeds from sale of property and equipment	32,491	—	—
Purchases of property and equipment	(2,220,521)	—	(21,427)
Patent costs	(427,730)	(22,052)	(12,259)
Purchases of short-term investments	(393,607)	(393,607)	—
Proceeds from maturities of short-term investments	194,000	194,000
Loan receivable	(1,632,168)	—	—

Net cash used by investing activities	(4,447,535)	(221,659)	(33,686)

Cash flows from financing activities:
Proceeds from issuance of common stock	400,490	—	—
Proceeds from issuance of preferred stock, net of related issuance costs	9,579,040	4,899,603	—
Equity contributions - net of fees incurred	41,711,198	—	—
Proceeds from borrowing	8,603,631	225,000	—
Proceeds from subscription receivables	499,395	—	—

Net cash provided by financing activities	60,793,754	5,124,603	—

The Notes to Consolidated Financial Statements are an integral part of these statements.

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period from
	January 22, 1997
	(date of inception) to	Year ended	Year ended
	December 31,	December 31,	December 31,
	2008	2008	2007

Net increase (decrease) in cash and cash equivalents	2,749,208	2,537,595	(2,661,525)
Cash and cash equivalents at beginning of period	—	211,613	2,873,138
Cash and cash equivalents at end of period	$2,749,208	$2,749,208	$211,613

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$590,189	$—	$78,409

Supplemental schedule of noncash financing activities:
Note payable principal and interest conversion to equity	$10,376,714	$175,000	$—
Issuance of member units for leasehold improvements	$141,635	$—	$—
Issuance of management units in settlement of cost of raising capital	$437,206	$—	$—
Change in fair value of management units for cost of raising capital	$278,087	$—	$—
Exchange of loan receivable for member units	$1,632,168	$—	$—
Issuance of equity in settlement of accounts payable	$1,609,446	$—	$23,002
Issuance of common stock in exchange for stock subscribed	$399,395	$—	$—

Costs paid from proceeds in conjunction with issuance of preferred stock	$768,063	$147,500	$—
Preferred stock dividends	$2,441,790	$905,382	$760,872

Net effect of conversion of common stock to preferred stock prior to merger	$559	$—	$—

During the years ended December 31, 2008 and 2007, 56,832 and 506,446 Series A Preferred Shares were converted into 218,585 and 405,157 Common Shares, respectively. For the period from January 22, 1997 (date of inception) to December 31, 2008, 563,278 Series A Preferred Shares were converted into 623,742 Common Shares.

During the years ended December 31, 2008 and 2007, -0- and 553,629 Series A Preferred Shares were issued in connection with the non-registration event as settlement of dividends/penalties payable, respectively, For the period from January 22, 1997 (date of inception) to December 31, 2008, 553,629 Series A Preferred Shares were issued in connection with the non-registration event as settlement of dividends/penalties payable.

The Notes to Consolidated Financial Statements are an integral part of these statements.

1.	BASIS OF PRESENTATION

The accompanying consolidated financial statements include the results of MedaSorb Technologies Corporation (the “Parent”), formerly known as Gilder Enterprises, Inc., and CytoSorbents, Inc. (f/k/a MedaSorb Technologies, Inc.) , its wholly-owned operating subsidiary (the “Subsidiary”), collectively referred to as “the Company.”

The Company is a development stage company and has not yet generated any revenues. Since inception, the Company's expenses relate primarily to research and development, organizational activities, clinical manufacturing, regulatory compliance and operational strategic planning. Although the Company has made advances on these matters, there can be no assurance that the Company will continue to be successful regarding these issues, nor can there be any assurance that the Company will successfully implement its long-term strategic plans.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced negative cash flows from operations since inception and has a deficit accumulated during the development stage at December 31, 2008 of $75,461,481. The Company is not currently generating revenue and is dependent on the proceeds of present and future financings to fund its research, development and commercialization program. The Company is continuing its fund-raising efforts. Although the Company has historically been successful in raising additional capital through equity and debt financings, there can be no assurance that the Company will be successful in raising additional capital in the future or that it will be on favorable terms. Furthermore, if the Company is successful in raising the additional financing, there can be no assurance that the amount will be sufficient to complete the Company's plans. These matters raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the outcome of this uncertainty.

The Company has developed an intellectual property portfolio, including 25 issued and multiple pending patents, covering materials, methods of production, systems incorporating the technology and multiple medical uses.

2.	PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business

The Company is engaged in the research, development and commercialization of medical devices with its platform blood purification technology incorporating a proprietary adsorbent polymer technology. The Company is focused on developing this technology for multiple applications in the medical field, specifically to provide improved blood purification for the treatment of acute and chronic health complications associated with blood toxicity. As of December 31, 2008, the Company has not commenced commercial operations and, accordingly, is in the development stage. The Company has yet to generate any revenue and has no assurance of future revenue.

Principles of Consolidation

The consolidated financial statements include the accounts of the Parent, MedaSorb Technologies Corporation, and its wholly-owned subsidiary, CytoSorbents, Inc. (f/k/a MedaSorb Technologies, Inc). All significant intercompany transactions and balances have been eliminated in consolidation.

Development Stage Corporation

The accompanying consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Short Term Investments

Short-term investments include short-term bank certificates of deposit with original maturities of between three and twelve months.  These short-term investments are classified as held to maturity and are valued at cost which approximates fair value. These investments are considered Level 1 investments under SFAS No. 157.

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the term of the related leases. Gains and losses on depreciable assets retired or sold are recognized in the statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Patents

Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. In the event a patent is abandoned, the net book value of the patent is written off.

Impairment or Disposal of Long-Lived Assets

The Company assesses the impairment of patents and other long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Research and Development

All research and development costs, payments to laboratories and research consultants are expensed when incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Under Section 382 of the Internal Revenue Code the net operating losses generated prior to the reverse merger may be limited due to the change in ownership. Additionally, net operating losses generated subsequent to the reverse merger may be limited in the event of changes in ownership.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Concentration of Credit Risk

The Company maintains cash balances, at times, with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions in an effort to minimize its collection risk of these balances.

Financial Instruments

The carrying values of cash and cash equivalents, short-term investments, accounts payable and other debt obligations approximate their fair values due to their short-term nature.

Net Loss per Common Share

Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. Refer to Note 10 for methodology for determining net loss per share.

Stock-Based Compensation

The Company accounts for its stock-based compensation under the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123(R). “Accounting for Stock-Based Compensation”, for employees and directors whereby each option granted is valued at fair market value on the date of grant. Under SFAS No. 123 (R), the fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.

The Company also follows the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for equity instruments issued to consultants.

Effects of Recent Accounting Pronouncements

Effective January 1, 2008, the Company has adopted the provisions of SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. Any amounts recognized upon adoption as a cumulative effect adjustment will be recorded to the opening balance of retained earnings in the year of adoption. The provisions of SFAS 157 did not have a significant impact on the Company’s statements of operations or financial position.

Effective January 1, 2008, the Company has adopted the provisions of SFAS No. 159, “Establishing the Fair Value Option for Financial Assets and Liabilities” to permit all entities to choose to elect to measure eligible financial instruments and certain other items at fair value. The decision whether to elect the fair value option may occur for each eligible items either on a specified election date or according to a preexisting policy for specified types of eligible items. However, that decision must also take place on a date on which criteria under SFAS 159 occurs. Finally, the decision to elect the fair value option shall be made on an instrument-by-instrument basis, except in certain circumstances. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The provisions of SFAS 159 did not have a significant impact on the Company’s statements of operations or financial position.

3.	PROPERTY AND EQUIPMENT, NET:

Property and equipment - net, consists of the following:

December 31,	2008	2007	Depreciation/ Amortization Period

Furniture and fixtures	$130,015	$130,015	7 years
Equipment and computers	1,731,242	1,731,242	3 to 7 years
Leasehold improvements	462,980	462,980	Term of lease
	2,324,237	2,324,237
Less accumulated depreciation and amortization	2,272,180	2,179,780
Property and Equipment, Net	$52,057	$144,457

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $92,400 and $180,530, respectively. Depreciation expense from inception to December 31, 2008 amounted to $2,299,268

4.	OTHER ASSETS:

Other assets consist of the following:

December 31,	2008	2007

Intangible assets, net	$202,676	$191,926
Security deposits	66,634	53,894
Total	$269,310	$245,820

Intangible assets consist of the following:

December 31,	2008		2007
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Patents	$244,172	$41,496	$222,121	$30,195

The issued patents that are capitalized are being amortized over the patents remaining legal life. Pending patents are not amortized. Amortization expense amounted to $11,301 and $9,910 for the years ended December 31, 2008 and 2007, respectively. Amortization expense from inception to December 31, 2008 amounted to $41,496.

Amortization expense is anticipated to be approximately $11,300 for the next five years ended December 31, 2013.

5.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts Payable and accrued expenses consist of the following:

	December 31,
	2008	2007

Other payable	$316,556	$334,800
Legal, financial and consulting	367,379	242,891
Research and development	293,769	329,177

	$977,704	$906,868

6.	CONVERTIBLE NOTES:

The Company has outstanding Promissory Notes in the aggregate principal amount of $50,000, due in September 2009, which bear interest at the rate of 10% per annum.  The holder of the Promissory note has the option to convert, on an all-or-none basis, the entire principal and outstanding interest of their Notes into the Series B Preferred Stock issued in June 2008.  In addition, pursuant to the terms of such Promissory Notes, upon such conversion, each Note holder will receive five-year warrants to purchase the number of shares of Common Stock equal to the quotient obtained by dividing (x) 25% of the principal amount of the Promissory Notes being converted, by (y) $0.0362, the purchase price per share of Common Stock issuable upon conversion of the Series B Preferred Stock.  In addition, Promissory Notes in the aggregate principal amount of $175,000 plus accrued interest were converted into the Series B Preferred Stock in June 2008 (See Note 9).

7.	INCOME TAXES:

From inception through December 31, 2005, the Company incurred losses which, as a limited liability company, were passed through to its members. Tax losses amounted to approximately $2,600,000 and $2,900,000 for the years ended December 31, 2008 and December 31, 2007, respectively. The Company’s net operating loss carryforward amounts to approximately $8,100,000 and expires through 2028. These loss carryforwards are subject to limitation in future years should certain ownership changes occur. A full valuation allowance equal to the deferred tax asset has been recorded due to the uncertainty that the Company will have the ability to utilize such asset.

During the year ended December 31, 2008, the Company sold a portion of its New Jersey Net Operating Loss tax carryforward to an industrial company under provisions in the New Jersey tax code.  The Company realized approximately $249,000 from the sale of a portion of its New Jersey Net Operating Loss carryforwards.

For the years ended December 31, 2008 and December 31, 2007, respectively, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses offset by certain non-deductible expenses for which no benefit has been recorded.

A reconciliation of the Federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2008 and December 31, 2007 is as follows:

	2008	2007

Federal statutory rate	(34.0)%	(34.0)%
Decrease resulting from:
Non-deductible expenses	4.6	4.9
Operating losses	29.4	29.1
Effective tax rate	—%	—%

8.	COMMITMENTS AND CONTINGENCIES:

The Company is obligated under non-cancelable operating leases for office space and equipment expiring at various dates through February 2010. The aggregate minimum future payments under these leases are approximately as follows:

Year ending December 31,

	2009	$161,000
	2010	26,000
Total		$187,000

The preceding data reflects existing leases and does not include replacements upon their expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases.

Rent expense for the years ended December 31, 2008 and 2007 amounted to approximately $251,000 and $253,000, respectively.

Employment Agreements

The Company has employment agreements with certain key executives through December 2009. The agreements provide for annual base salaries of varying amounts.

Litigation

The Company is involved in various claims and legal actions. Management is of the opinion that these claims and legal actions have no merit, and their ultimate outcome will not have a material adverse impact on the consolidated financial position of the Company and/or the results of its operations.

Royalty Agreements

In an agreement dated August 11, 2003 an existing investor agreed to make a $4 million equity investment in the Company. These amounts were received by the Company in 2003. In connection with this agreement the Company granted the investor a future royalty of 3% on all gross revenues received by the Company from the sale of its CytoSorb device. The Company has not generated any revenue from this product and has not incurred any royalty costs through December 31, 2008. The amount of future revenue subject to the royalty agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

License Agreements

In an agreement dated September 1, 2006, the Company entered into a license agreement which provides the Company the exclusive right to use its patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the agreement, MedaSorb has agreed to pay royalties of 2.5% to 5% on the sale of certain of its products if and when those products are sold commercially for a term not greater than 18 years commencing with the first sale of such product. The Company has not generated any revenue from its products and has not incurred any royalty costs through December 31, 2008. The amount of future revenue subject to the Settlement Agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

Warrant Agreement

As inducement to invest additional funds in the private placement of Series B Preferred Stock, additional consideration was granted to the participants of the Series B Preferred Stock offering in the event that litigation is commenced against MedaSorb prior to June 30, 2018, claiming patent infringement on certain of the Company’s issued patents.  In the event this litigation arises the Company may be required to issue warrants to purchase in the aggregate up to a maximum of ten million shares of Common Stock subject to certain adjustments.  Through December 31, 2008 no such litigation has arisen and due to the deemed low probability of this potential outcome, the Company has not booked a contingent liability for this agreement.

9.	STOCKHOLDERS' EQUITY

In June 2008, the Company completed an initial closing of a $4.45 million private placement, which included the conversion of Promissory Notes in the aggregate principal amount of $175,000 plus accrued interest. In connection with this transaction, the Company issued 44,531.47 shares of Series B Preferred Stock. The Company also issued a 5 year warrant to purchase 3,986,429 shares of Common Stock at an exercise price of $0.035 per share to the holder of the Promissory Notes in connection with their conversion into the private placement. In August 2008 the Company completed a closing of an $840,000 private placement. In connection with this transaction, the Company issued 8,400 shares of Series B Preferred Stock. The purchasers of the Series B Preferred Stock at the initial closing in June 2008 are entitled to purchase an additional $1.5 million of Series B Preferred Stock at the same price of $100 per share (their stated value) for a period of 15 months following the initial closing date. The Series B Preferred Shares are initially convertible into common stock at a rate of $0.035 per share subject to certain adjustments. As part of this transaction, the Company incurred approximately $215,000 in costs of raising capital during the twelve months ended December 31, 2008. Pursuant to an agreement signed with the private placement investors, the Company filed an amendment to increase the conversion price of the Series B Preferred Stock from $0.035 to $0.0362 per share of Common Stock. The Company has 100 million shares authorized of preferred stock. Of this amount the Company has designated 12 million shares as 10% Series A Preferred Stock and 200,000 shares as 10% Series B Preferred Stock. The balance of authorized preferred shares is currently undesignated.

10% Series A Preferred Stock

Each share of Series A Preferred Stock has a stated value of $1.00, and is convertible at the holder’s option into that number of shares of Common Stock equal to the stated value of such share of Series A Preferred Stock divided by an initial conversion price of $1.25. Upon the occurrence of a stock split, stock dividend, combination of the Common Stock into a smaller number of shares, issuance of any of shares of Common Stock or other securities by reclassification of the Common Stock, merger or sale of substantially all of the Company’s assets, the conversion rate will be adjusted so that the conversion rights of the Series A Preferred Stock stockholders will be equivalent to the conversion rights of the Series A Preferred Stock stockholders prior to such event. In addition, in the event the Company sells shares of Common Stock (or the equivalent thereof) at a price of less than $1.25 per share, the conversion price of the shares of Series A Preferred Stock will be reduced to such lower price. In addition, in the event the Company sells shares of Common Stock (or the equivalent thereof) at a price of less than $2.00 per share, the exercise price of the warrants issued to the holders of the Series A Preferred Stock will be reduced to such lower price. As of the “Qualified Closing” of our Series B Preferred Stock private placement in August of 2008, these investors’ agreed to a modification of their rights and pricing and gave up their anti-dilution protection – see Qualified Closing description in Series B Preferred Stock section.

The Series A Preferred Stock bears a dividend of 10% per annum payable quarterly, at the Company’s election in cash or additional shares of Series A Preferred Stock valued at the stated value thereof; provided, however, that the Company must pay the dividend in cash if an “Event of Default” as defined in the Certificate of Designation designating the Series A Preferred Stock has occurred and is then continuing. In addition, upon an Event of Default, the dividend rate increases to 20% per annum. An Event of Default includes, but is not limited to, the following:

•	the occurrence of “Non-Registration Events”;
•	an uncured breach by the Company of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and
•	any money judgment or similar final process being filed against the Company for more than $100,000.

In the event of the Company’s dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends thereon.

The Series A Preferred Stock is not redeemable at the option of the holder but may be redeemed by the Company at its option following the third anniversary of the issuance of the Series A Preferred Stock for 120% of the stated value thereof plus any accrued but unpaid dividends upon 30 days' prior written notice, during which time the Series A Preferred Stock may be converted, provided a registration statement is effective under the Securities Act with respect to the Common Stock into which such Preferred is convertible and an Event of Default is not then continuing.

Holders of Series A Preferred Stock do not have the right to vote on matters submitted to the holders of Common Stock.

The registration rights provided for in the subscription agreements entered into with the purchasers of the Series A Preferred Stock: 1) required that the Company file a registration statement with the SEC on or before 120 days from the closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants, and cause such registration statement to be effective within 240 days following the closing; and 2) entitles each of these investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if the Company fails to timely file that registration statement with, or have it declared effective by, the SEC.

The transaction documents entered into with the purchasers of the Series A Preferred Stock also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates upon conversion of the Series A Preferred Stock or exercise of the warrants, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock and warrants sold in the offering.

The Company has recorded non-cash stock dividends in connection with the issuance of Series A Preferred Stock as a stock dividend to its preferred shareholders as of December 31, 2008. Prior to February 26, 2007 and after May 7, 2007, the dividend rate was 10% per annum. Effective February 26, 2007 due to the Company’s failure to have the registration statement it filed declared effective by the Commission within the time required under agreements with the June 30, 2006 purchasers of the Series A Preferred Stock (i) dividends on the shares of Series A Preferred Stock issued to those purchasers were required to be paid in cash, (ii) the dividend rate increased from 10% per annum to 20% per annum, and (iii) such purchasers were entitled to liquidated damages of 2% of their principal investment payable in cash per 30 day period until the registration statement was declared effective. In connection with such cash dividend and penalty obligations, as modified by the Settlement Agreement described below, the Company’s financial statements for the year ending December 31, 2007 also reflect an aggregate charge of $361,496. On May 7, 2007 the Company’s registration statement filed in connection with the Company’s obligations to the June 30, 2006 purchasers of its Series A Preferred Stock was declared effective by the Commission.

Pursuant to a settlement agreement entered into in August 2007 with the June 30, 2006 purchasers of the Series A Preferred Stock, cash dividends stopped accruing on the Series A Preferred Stock effective on the date the Company’s registration statement was declared effective (May 7, 2007) and all cash dividends and penalties due through that date were paid with additional shares of Series A Preferred Stock at its stated value of $1.00 per share in lieu of cash. The settlement, did not result in a gain or loss on extinguishment of debt for the year ended December 31, 2007. Additionally, as part of the settlement, the dividend rate on the Series A Preferred Stock issued to these purchasers was reset to 10% effective as of May 7, 2007.

During the years ended December 31, 2008 and 2007, the Company issued 830,384 and 760,873 shares of Series A Preferred Stock respectively as payment of stock dividends at the stated value of $1.00 per share. During the year ended December 31, 2007, the Company issued 361,496 shares of Series A Preferred Stock as settlement of the cash dividends and penalties payable to the purchasers under the agreement.  The shares were valued at $361,495 and included as a charge to operations under other (income) expenses for the year ended December 31, 2007.

In accordance with Emerging Issues Task Force (EITF) 00-27, the Company allocates the proceeds associated with the issuance of preferred stock based on the relative fair value of the preferred stock and warrants. Additionally, the Company evaluates if the embedded conversion option results in a beneficial conversion feature by comparing the relative fair value allocated to the preferred stock to the market value of the underlying common stock subject to conversion. In connection with the preferred stock issuances during the year ended December 31, 2006, the Company received total proceeds of $7,099,885. The Company allocated the total proceeds in accordance with EITF 00-27 based on the related fair value as follows: $6,776,667 was allocated to the preferred stock and $323,218 to the warrants. Additionally, the embedded conversion option resulted in a beneficial conversion feature in the amount of $148,618. In accordance with EITF 98-5, the value assigned to the warrants resulting from the relative fair value calculation as well as the value of the beneficial conversion feature is recorded as a preferred stock dividend and is presented in the consolidated statements of operations. In addition, the Company considers the guidance of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Common Stock,” and SFAS 133, “Accounting for Derivative Instruments and Hedging Activities (as amended),” and concluded that the conversion feature embedded in the preferred stock only provides for physical settlement and there are no net settlement features. Accordingly, the Company has concluded that the conversion feature is not considered a derivative under EITF 00-19 and SFAS 133.

10 % Series B Cumulative Convertible Preferred Stock
Each share of Series B Preferred Stock has a stated value of $100.00, and is convertible at the holder’s option into that number of shares of Common Stock equal to the stated value of such share of Series B Preferred Stock divided by an initial conversion price of $0.035, subject to certain adjustments. Additionally, upon the occurrence of a stock split, stock dividend, combination of the Common Stock into a smaller number of shares, issuance of any of shares of Common Stock or other securities by reclassification of the Common Stock, merger or sale of substantially all of the Company’s assets, the conversion rate will be adjusted so that the conversion rights of the Series B Preferred Stock stockholders will be equivalent to the conversion rights of the Series B Preferred Stock stockholders prior to such event.

The Series B Preferred Stock bears a dividend of 10% per annum payable quarterly; provided, that if an “Event of Default” as defined in the Certificate of Designation designating the Series B Preferred Stock has occurred and is then continuing, the dividend rate increases to 20% per annum. An Event of Default includes, but is not limited to, the following:

•	the occurrence of “Non-Registration Events”;
•	an uncured breach by the Company of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and
•	any money judgment or similar final process being filed against the Company for more than $100,000.

Dividends on the Series B Preferred Stock will be made in additional shares of Series B Preferred Stock, valued at the stated value thereof. Notwithstanding the foregoing, during the first three-years following the initial closing, upon the approval of the holders of a majority of the Series B Preferred Stock, including the lead investor, NJTC, if it then owns 25% of the shares of Series B Preferred Stock initially purchased by it (the “Required Amount”), the Company may pay dividends in cash instead of additional shares of Series B Preferred Stock, and after such three-year period, the holders of a majority of the Series B Preferred Stock, including NJTC if it then owns the Required Amount, may require that such payments be made in cash.

In the event of the Company’s dissolution, liquidation or winding up, the holders of the Series B Preferred Stock will receive, in priority over the holders of Series A Preferred Stock and Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends thereon.

Holders of Series B Preferred Stock have the right to vote on matters submitted to the holders of Common Stock on an as converted basis.

The Company has agreed to file a registration statement under the Securities Act covering the Common Stock issuable upon conversion of the Series B Preferred Stock within 180 days following the initial closing and to cause it to become effective within 240 days of such closing. The Company also granted the investors demand and piggyback registration rights with respect to such Common Stock. The investors in the private placement are entitled to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series B Preferred Stock if the Company fails to timely file that registration statement with, or have it declared effective by, the SEC.  The Company has received a waiver from a majority of the Series B holders for the non-registration event and the timing of the Series B registration does not create a cross-default of the Series A Preferred Series.

Following the fifth anniversary of the initial closing, the holders of a majority of the Series B Preferred Stock, including NJTC (if it then holds 25% of the shares of Series B Preferred Stock initially purchased by it) may elect to require the Company to redeem all (but not less than all) of their shares of Series B Preferred Stock at the original purchase price for such shares plus all accrued and unpaid dividends whether or not declared, provided the market price of the Company’s Common Stock is then below the conversion price of the Series B Preferred Stock.

Pursuant to the Certificate of Designation designating the Series B Preferred Stock, for so long as NJTC holds the Required Amount, NJTC is entitled to elect (i) two directors to the Company’s Board of Directors, which shall initially consist of six members, and (ii) two members to the Company’s compensation committee, which shall consist of at least three members. Within twelve months following the initial closing, the Company agreed to reduce the number of Directors on the Company’s Board of Directors to five members.  Following the initial closing, two affiliates of NJTC joined the Company’s Board of Directors and compensation committee pursuant to the foregoing provision.

The transaction documents entered into with the purchasers of the Series B Preferred Stock also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates upon conversion of the Series B Preferred Stock or exercise of the warrants, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series B Preferred Stock and warrants sold in the offering.

In accordance with Emerging Issues Task Force (EITF) 00-27, the Company allocates the proceeds associated with the issuance of preferred stock based on the relative fair value of the preferred stock and warrants. Additionally, the Company evaluates if the embedded conversion option results in a beneficial conversion feature by comparing the relative fair value allocated to the preferred stock to the market value of the underlying common stock subject to conversion. In connection with the preferred stock issuances during the year ended December 31, 2008, the Company received total proceeds of $5,293,147. The Company allocated the total proceeds in accordance with EITF 00-27 based on the related fair value as follows: $5,110,773 was allocated to the preferred stock and $182,374 to the warrants. Additionally, the embedded conversion option resulted in a beneficial conversion feature in the amount of $182,374. In accordance with EITF 98-5, the value assigned to the warrants resulting from the relative fair value calculation as well as the value of the beneficial conversion feature is recorded as a preferred stock dividend and is presented in the consolidated statements of operations. In addition, the Company considers the guidance of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Common Stock,” and SFAS 133, “Accounting for Derivative Instruments and Hedging Activities (as amended),” and concluded that the conversion feature embedded in the preferred stock only provides for physical settlement and there are no net settlement features. Accordingly, the Company has concluded that the conversion feature is not considered a derivative under EITF 00-19 and SFAS 133.

During the twelve months ended December 31, 2008 the Company recorded non-cash stock dividends totaling $277,919 in connection with the issuance of 830,384 shares of Series A Preferred Stock and stock dividends totaling $262,717 in connection with the issuance of 2,627.17 shares of Series B Preferred Stock as a stock dividend to its preferred shareholders as of December 31, 2008. The Company has estimated the fair value of the shares issued as stock dividends based upon the last completed financing transaction involving the underlying common shares, which occurred in June 2008.

Pursuant to agreements with the June 30, 2006 purchasers of Series A Preferred Stock that waived rights to anti-dilution price protection upon the completion of the Series B offering, the Company reduced the conversion price for these holders of Series A Preferred Stock from $1.25 per share of Common to prices ranging from $0.10 to $0.45 per share of Common. The June 30, 2006 purchasers of Series A Preferred Stock also received reductions in their corresponding warrant exercise prices from $2.00 per share of Common Stock to exercise prices ranging from $0.40 to $0.90 per share of Common Stock.

Stock Option Plans

As of December 31, 2008, the Company had a Long Term Incentive Plan (“2006 Plan”) to attract, retain, and provide incentives to employees, officers, directors, and consultants. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares, or any combination of the foregoing to eligible participants.

A total of 40,000,000 shares of common stock are reserved for issuance under the 2006 Plan. As of December 31, 2008 there were outstanding options to purchase 17,268,367 shares of common stock reserved under the plan. Additionally, as of December 31, 2008 there were options to purchase 890,479 shares of Common Stock that were issued outside of the 2006 Plan.

The 2006 Plan as well as grants issued outside of the Plan are administered by the Board of Directors.  The Board is authorized to select from among eligible employees, directors, advisors and consultants those individuals to whom incentives are to be granted and to determine the number of shares to be subject to, and the terms and conditions of the options.  The Board is also authorized to prescribe, amend and rescind terms relating to options granted under the Plans.  Generally, the interpretation and construction of any provision of the Plans or any options granted hereunder is within the discretion of the Board.

The Plan provides that options may or may not be Incentive Stock Options (ISOs) within the meaning of Section 422 of the Internal Revenue Code.  Only employees of the Company are eligible to receive ISOs, while employees and non-employee directors, advisors and consultants are eligible to receive options which are not ISOs, i.e. “Non-Qualified Options.”  Because the Company has not yet obtained shareholder approval of the 2006 Plan, all options granted thereunder to date are “Non-Qualified Options” and until such shareholder approval is obtained, all future options issued under the 2006 Plan will also be “Non-Qualified Options.”

Stock-based Compensation

Effective January 1, 2006, the Company implemented the fair value recognition provisions of SFAS 123(R) and guidance of SAB 107 for all share-based compensation. Share-based employee, director, and consultant compensation in the amounts of approximately $109,000 and $37,000 for the year ended December 31, 2008 and 2007 and $254,000 and $31,300 for the year ended December 31, 2008 and 2007, are included in the net loss of $3,017,890 and $3,350,754, respectively under the captions research and development and general and administrative.

The summary of the stock option activity for the year ended December 31, 2008 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	per Share	Life (Years)
Outstanding, January 1, 2008	2,098,502	$9.41	7.7
Granted	16,133,578	0.075	9.4
Cancelled	(73,234)	26.42	0.0
Exercised	—	—	—
Outstanding, December 31, 2008	18,158,846	$1.05	9.1

The weighted-average grant date fair value for options granted during the years ended December 31, 2008 and 2007 amounted to approximately $0.03 and $0.63 per share, respectively.

At December 31, 2008, the aggregate intrinsic value of options outstanding and options currently exercisable amounted to $10,474.

The summary of the status of the Company’s non-vested options for the year ended December 31, 2008 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Non-vested, January 1, 2008	173,330	$0.80
Granted	16,133,578	$0.033
Cancelled	—	$—
Vested	(10,026,304)	$0.034
Exercised	—	—
Non-vested, December 31, 2008	6,280,604	$0.05

As of December 31, 2008, approximately $306,709 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 1.18 years.

As of December 31, 2008, the Company has the following warrants to purchase common stock outstanding:

Number of Shares	Warrant Exercise	Warrant
To be Purchased	Price per Share	Expiration Date
15,569	$6.64	March 31, 2010
816,691	$4.98	June 30, 2011
1,200,000	$0.90	June 30, 2011
900,000	$0.40	June 30, 2011
339,954	$2.00	September 30, 2011
52,080	$2.00	July 31, 2011
400,000	$0.40	October 31, 2011
240,125	$1.25	October 24, 2016
3,986,429	$0.035	June 25, 2013

As of December 31, 2008, the Company has the following warrant to purchase Series A Preferred Stock outstanding:

Number of	Warrant Exercise	Warrant
Shares to be	Price per	Expiration
Purchased	Preferred Share	Date
525,000	$1.00	June 30, 2011

If the holder of warrants for preferred stock exercises in full, the holder will receive additional 5 year warrants to purchase a total of 210,000 shares of common stock at $0.40 per share.

As of December 31, 2008, the Company has the following warrant to purchase Series B Preferred Stock outstanding:

Number of	Warrant Exercise	Warrant
Shares to be	Price per	Expiration
Purchased	Preferred Share	Date
15,000	$100.00	September 25, 2009

Equity Instruments Issued for Services Rendered

During the years ended December 31, 2008 and 2007 the Company issued stock options, warrants and shares of common stock in exchange for services rendered to the Company. The fair value of each stock option and warrant was valued using the Black Scholes pricing model which takes into account as of the grant date the exercise price (ranging from $0.035 to $1.90 per share) and expected life of the stock option or warrant (5-10 years), the current price of the underlying stock and its expected volatility (approximately 26 percent), expected dividends (-0- percent) on the stock and the risk free interest rate (ranging from 2.25 to 4.5 percent) for the term of the stock option or warrant. Shares of common stock are valued at the quoted market price on the date of grant. The fair value of each grant was charged to the related expense in the statement of operations for the services received.

10.	NET LOSS PER SHARE

Basic earnings per share and diluted earnings per share for the years ended December 31, 2008 and 2007 have been computed by dividing the net loss for each respective period by the weighted average number of shares outstanding during that period. All outstanding warrants and options representing approximately 26,109,694 and 3,964,419 incremental shares, respectively, as well as shares issuable upon conversion of Series A & B Convertible Preferred Stock and Preferred Stock Warrants representing approximately 239,767,931 incremental shares, as well as shares issuable upon potential long-term Note conversion into Series B Preferred Stock and Common warrants representing approximately 1,726,519 shares  have been excluded from the computation of diluted EPS as they are anti-dilutive.

11.	SUBSEQUENT EVENTS

In January 2009, the Company issued options to purchase 2,753,858 shares of Common Stock to an eligible employee, a director, and a consultant exercisable at $0.084 per share and options to purchase 2,365,000 shares of Common Stock to eligible employees and a consultant exercisable at $0.168 per share.

During January and February 2009 a total of 441,666 shares of Series A Preferred Stock were converted into 4,416,666 shares of Common Stock, and a total of 300.69 shares of Series B Preferred Stock were converted into 830,636 shares of Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies have significant effect in the preparation of our consolidated financial statements.

Development Stage Corporation

The Company’s financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

Patents

Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. In the event a patent is abandoned, the net book value of the patent is written off.

Research and Development

All research and development costs, payments to laboratories and research consultants are expensed when incurred.

Stock Based-Compensation

The Company accounts for its stock-based compensation under the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123(R). “Accounting for Stock-Based Compensation”, for employees and directors whereby each option granted is valued at fair market value on the date of grant. Under SFAS No. 123, the fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model.

The Company also follows the guidance in EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” for equity instruments issued to consultants.

Plan of Operations

We are a development stage company and expect to remain so for at least the next twelve months. We have not generated revenues to date and do not expect to do so until we commercialize and receive the necessary regulatory approvals to sell our proposed products. We will seek to commercialize a blood purification technology that efficiently removes middle molecular weight toxins from circulating blood and physiologic fluids.

We are focusing our efforts on the commercialization of our CytoSorb™ product, which we believe will provide a relatively faster regulatory pathway to market. The first indication for CytoSorb™ will be in the adjunctive treatment of sepsis (bacterial infection of the blood), which causes systematic inflammatory response syndrome. CytoSorb™ has been designed to prevent or reduce the accumulation of high concentrates of cytokines in the bloodstream associated with sepsis. It is intended for short term use as an adjunctive device to the standard treatment of sepsis. To date, we have manufactured the CytoSorb™ device on a limited basis for testing purposes, including for use in clinical studies. We believe that current state of the art blood purification technology (such as dialysis) is incapable of effectively clearing the toxins intended to be adsorbed by our CytoSorb™ device.

Following the sepsis indication, we intend to continue our research in other acute conditions where CytoSorb™ has indicated potential in preliminary studies to prevent or reduce the accumulation of cytokines in the bloodstream. These conditions include the prevention of post-operative complications of cardiac surgery (cardiopulmonary bypass surgery) and damage to organs donated for transplant prior to organ harvest. We are also exploring the potential benefits the CytoSorb™ device may have in removing drugs from blood.

In December 2006, we submitted a proposed pilot study for approval to the FDA with respect to CytoSorb™, the first device we intend to bring to market. In the first quarter of 2007, we received approval from the FDA to conduct a limited study of five patients in the adjunctive treatment of sepsis. Based on management’s belief that proceeding with the approved limited study would add at least one year to the approval process for the United States, we made a determination to focus our efforts on obtaining regulatory approval in Europe before proceeding with the FDA.

We estimate that the market potential in Europe for our products is substantially equivalent to that in the U.S. Given the opportunity to conduct a much larger clinical study in Europe, and management’s belief that the path to a CE Mark should be faster than FDA approval, we have targeted Europe for the initial market introduction of our CytoSorb™ product. To accomplish the European introduction, in July 2007 we prepared and filed a request for a clinical trial with German regulators.

We received approval from the German Ethics Committee in October of 2007 to conduct a clinical study of up to 80 patients with acute respiratory distress syndrome or acute lung injury in the setting of sepsis. At December 31, 2008 we had initiated and opened for enrollment seven (7) hospital units to participate in our clinical study and had identified an additional six (6) sites that may be added to our study to accelerate enrollment. As of March 2009 we have increased the number of hospital units participating in our study to ten (10).

In April 2009, we submitted a protocol revision to expand the options for anti-coagulation that the clinical sites may use, and to increase the total number of patients that may be enrolled from 80 to 100 patients.  This revision has been approved by the German Ethics Committee. We believe that the revised protocol will enable more potential sites to participate in the study, and may help accelerate patient enrollment through greater access to potential candidates.  Further, while we do not anticipate enrolling more than 80 patients, we now have the flexibility to enroll up to 100 patients if needed.

Additionally, we have updated blood sampling and handling procedures to minimize non-device related artifacts that may potentially arise if the samples are not processed appropriately.

To date we have enrolled twenty two (22) patients in the clinical study, which have been randomized yielding eleven (11) treated and eleven (11) control (non-treated) patients. We hope to enroll approximately sixty (60) additional patients.  While we do not anticipate enrolling the entire 100 patients that we are now entitled to enroll, the approved increase allows us some flexibility in the event any of the enrolled patients are not able to complete the study due to withdrawal or inability to complete post treatment follow-up. In conducting the German Clinical study we have utilized our CytoSorb™ device in over 75 treatments to date with no Serious Adverse Events attributable to the device.

We expect to complete the patient enrollment by the end of 2009. Concurrent with the clinical study, we expect to commence the CE Mark submission process. Assuming a successful outcome of the study, management believes it will take an additional 6-9 months following its submission for CE Mark approval to receive the European regulatory approval. Assuming availability of adequate and timely funding, and a successful outcome to the study, management anticipates obtaining CE Mark approval in the first half of 2010, at the earliest.

The clinical protocol for our European clinical study has been designed to allow us to gather information to support future U.S. studies. In the event we receive the CE Mark and are able to successfully commercialize our products in the European market, we will review our plans for the United States to determine whether to conduct clinical trials in support of 510K or PMA registration.

However, there can be no assurance we will eventually obtain regulatory approval for our CytoSorb™ or any other device from CE Mark. Even if we eventually obtain CE Mark approval, there can be no assurance as to when such approval will be obtained, because we cannot control the timing of responses from regulators to our submissions. After we can obtain the CE Mark approval, there is no assurance that we will resume application process with the FDA. If we do decide to continue the process with FDA, we cannot guarantee that we will be able to obtain the FDA approval eventually.

Our research and development costs were, $1,983,483 and $1,415,509, for the years ended December 31, 2008 and 2007 respectively, and $488,555 and $355,127 for the three months ended March 31, 2009 and 2008, respectively. We have experienced substantial operating losses since inception. As of March 31, 2009, we had an accumulated deficit of $76,392,206 which included losses from operations of $760,151 for the three month period ended March 31, 2009. In comparison, we had losses from operations of $646,050 for the three month period ended March 31, 2008. Historically, our losses have resulted principally from costs incurred in the research and development of our polymer technology, and general and administrative expenses, which together were $2,892,855 and $2,677,475 for the years ended December 31, 2008 and 2007 respectively, and $716,889 and $588,651 for the three months ended March 31, 2009 and 2008, respectively.

Liquidity and Capital Resources

Since inception, our operations have been financed through the private placement of our debt and equity securities. At March 31, 2009 we had cash of $2,154,795. As of December 31, 2008 we had cash on hand of $2,749,208, and current liabilities of $893,067. Our decrease in cash from December 31, 2008 is a result of ordinary business expenses and we did not generate any revenues.  Notwithstanding the closing of the private placement in 2008, we will require additional funding before we are able to commercialize our products and will continue to seek funding for the long term needs of the Company. There can be no assurance that financing will be available on acceptable terms or at all. If adequate funds are unavailable, we may have to suspend, delay or eliminate one or more of our research and development programs or product launches or marketing efforts or cease operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with our accountants on accounting or financial disclosure matters.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position
Phillip Chan, MD, Ph.D.	38	Chief Executive Officer and Director
Vincent Capponi	50	Chief Operating Officer
David Lamadrid	38	Chief Financial Officer
Robert Bartlett, MD	69	Chief Medical Officer
Al Kraus	64	Chairman of the Board of Directors
Edward R. Jones, MD, MBA	60	Director
Joseph Rubin, Esq.	70	Director
James Gunton	42	Director

Phillip Chan, MD, PhD Dr. Chan became a director of MedaSorb in 2008 and since January 2009 is also Chief Executive Officer. Prior to MedaSorb, Dr. Chan led healthcare life science investments as Partner for the NJTC Venture Fund.  Dr. Chan co-founded Andrew Technologies, a medical device company developing novel surgical instruments for plastic surgery and continues as a Board Director. He is a Board-certified Internal Medicine physician with a strong background in clinical medicine and research. Dr. Chan received his MD and PhD from the Yale University School of Medicine and completed his Internal Medicine residency at Beth Israel Deaconess Medical Center at Harvard. He also holds a BS in cell and molecular biology from Cornell University.

Vincent Capponi. Mr. Capponi joined MedaSorb as Vice President of Operations in 2002 and became its Chief Operating Officer in July 2005. He has more than 20 years of management experience in medical device, pharmaceutical and imaging equipment at companies including Upjohn, Sims Deltec and Sabratek. Prior to joining MedaSorb in 2002, Mr. Capponi held several senior management positions at Sabratek and its diagnostics division GDS, and was interim president of GDS diagnostics in 2001. From 1998 to 2000, Mr. Capponi was Senior Vice President and Chief Operating Officer for Sabratek and Vice President Operations from 1996 to 1998. He received his MS in Chemistry and his BS in Chemistry and Microbiology from Bowling Green State University.

David Lamadrid.  Mr. Lamadrid has been with MedaSorb since 2000 and has served as its Chief Financial Officer since October 2002. He has over 15 years of business experience in finance and operations. Prior to joining MedaSorb in 2000, Mr. Lamadrid was a financial analyst at Chase Manhattan Bank working in the Middle Market Banking Group. Mr. Lamadrid received his MBA from New York University, a BS in Finance from St. John’s University, and an AAS in Accounting from S.U.N.Y. Rockland.

Robert Bartlett, M.D. Dr. Bartlett is Professor Emeritus of Surgery at the University of Michigan Health System.  Prior to becoming Professor Emeritus in 2005, Dr. Bartlett was Director of the Surgical Intensive Care Unit, Chief of the Trauma/Clinical Care Division and Director of the Extracorporeal Life Support Program at the University of Michigan Medical Center.  Dr. Bartlett was the pioneer in the development of the extracorporeal membrane oxygenation machine (ECMO), used to oxygenate blood in critically ill patients worldwide.  He received his MD from the University of Michigan Medical School, cum laude.  He completed his general surgery residency at Peter Bent Brigham Hospital in Boston, and was Chief resident in thoracic surgery.  Dr. Bartlett was also a NIH Trainee in Academic Surgery at Harvard Medical School, and was previously faculty at the University of California, Irvine.  Dr. Bartlett is the recipient of 26 separate research grants, 14 from the National Institute of Health, including an RO1 grant for the development of a totally artificial lung.  He has also received numerous national and international awards for his contributions to critical care medicine.

Al Kraus. Mr. Kraus has been a director of MedaSorb since 2003 and up until the end of 2008 was the Company’s President and CEO.  Mr. Kraus currently serves as Chairman of the Board of Directors.  Mr. Kraus has more than twenty-five years’ experience managing companies in the dialysis, medical device products, personal computer and custom software industries. Prior to joining us, from 2001 to 2003, Mr. Kraus was President and CEO of NovoVascular Inc., an early stage company developing coated stent technology. From 1996 to 1998, Mr. Kraus was President and CEO of Althin Healthcare and from 1998 to 2000, of Althin Medical Inc., a manufacturer of products for the treatment of end stage renal disease. While CEO of Althin, he provided strategic direction and management for operations throughout the Americas. From 1979 to 1985, Mr. Kraus was U.S. Subsidiary Manager and Chief Operating Officer of Gambro Inc., a leading medical technology and healthcare company. Mr. Kraus was the Chief Operating Officer of Gambro when it went public in the United States in an offering led by Morgan Stanley.

Edward R. Jones, MD, MBA. Dr. Jones has been a director of ours since April 2007. Dr. Jones is an attending physician at the Albert Einstein Medical Center and Chestnut Hill Hospital as well as Clinical Professor of Medicine at Temple University Hospital. Dr. Jones has published or contributed to the publishing of 30 chapters, articles, and abstracts on the subject of treating kidney-related illnesses. He is a sixteen-year member of the Renal Physicians Association, the Philadelphia County Medical Society and a past board member of the National Kidney Foundation of the Delaware Valley. Dr. Jones has been elected to serve as the next President of the Renal Physicians Association starting in 2009.

Joseph Rubin, Esq. Mr. Rubin became a director of MedaSorb in 1997. Mr. Rubin is a founder and Senior Partner of Rubin, Bailin, and Ortoli, LLP an international and domestic corporate and commercial law firm in New York City, where he has practiced law since 1986. Mr. Rubin also teaches at the Columbia University School of International and Public Affairs, where he is also Executive Director of the International Technical Assistance Program for Public Affairs (ITAP). Mr. Rubin was Adjunct Professor at the Columbia University Graduate School of Business from 1973 to 1994, and taught at Columbia Law School in 1996. Mr. Rubin received his law degree from Harvard Law School, and his B.A., MIA, and M.Phil degrees in political science and international relations from Columbia University.

James Gunton, Mr. Gunton became a director of MedaSorb in 2008. He is a cofounder of the NJTC Venture Fund. Mr. Gunton has been investing in privately-held growth technology companies for fifteen years. Before co-founding in 2001 the $80 million NJTC Venture Fund, Jim was a manager at Oracle Corporation in the Silicon Valley. He represents NJTC Venture Fund at nine portfolio companies and is a former Governor of the National Association of Small Business Investment Companies. Jim earned a BS from Stanford University and an MBA with distinction from Duke University.

Audit Committee Financial Expert

The Board of Directors does not have an Audit Committee, and therefor does not have an “audit committee financial expert.”

EXECUTIVE COMPENSATION

The following table shows for the fiscal year ended December 31, 2008, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Operating Officer, our Chief Financial Officer, and our Chief Medical Officer (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards (1) ($)		Total ($)
Al Kraus
Chief Executive Officer	2008	216,351		-0-	108,381	(2)	324,732
	2007	216,351		-0-	251,446	(3)	467,797
	2006	201,257		-0-	69,555	(4)	270,812
Vincent Capponi,
Chief Operating Officer	2008	195,527		150	155,795	(5)	351,472
	2007	195,527		-0-	-0-		195,527
	2006	178,441		200	40,297	(6)	218,939
David Lamadrid,
Chief Financial Officer	2008	157,630	(12)	150	196,555	(7)	354,335
	2007	145,801		-0-	137,781	(8)	283,582
	2006	135,629		200	-0-		135,829
Dr. James Winchester
Chief Medical Officer	2008	120,000		-0-	24,760	(9)	144,760
	2007	120,000		-0-	2,431	(10)	122,431
	2006	120,000		-0-	40,297	(11)	160,297

(1)
The value of option awards granted to the Named Executive Officers has been estimated pursuant to SFAS No. 123(R) for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The Named Executive Officers will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 2 of our financial statements for the period ended December 31, 2008.

(2)	Reflects options to purchase 7,119,328 shares of Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire June 25, 2018.

(3)
Reflects options to purchase 400,000 shares of Common Stock at an exercise price of $1.26 per share, which were granted on February 8, 2007 and expire February 8, 2017 and options to purchase 80,122 shares of Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire December 31, 2017.

(4)
Reflects options to purchase 413,920 shares of Common Stock, all of which are currently exercisable at an exercise price of $6.64 per share. Options to purchase 332,094 of these shares were granted on September 30, 2006 and expire on September 30, 2016, and options to purchase 81,826 of these shares were granted on December 31, 2006 and expire on December 31, 2016.

(5)
Reflects options to purchase 1,100,000 shares of Common Stock at an exercise price of $0.25 per share, which were granted on January 16, 2008 and expire on January 16, 2018. This option vested and became exercisable as to 366,666 shares on the date of grant, vested and became exercisable as to 366,667 shares on January 16, 2009; and vests and becomes exercisable as to 366,667 shares on January 16, 2010.  Reflects options to purchase 2,250,000 shares of Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018. This option vested and became exercisable as to 562,500 shares on the date of grant, vests and becomes exercisable as to 562,500 shares on June 25, 2009,  vests and becomes exercisable as to 562,500 shares on June 25, 2010, and vests and becomes exercisable as to 562,500 shares on June 25, 2011.

(6)
Reflects options to purchase 50,000 shares of Common Stock at an exercise price of $1.65 per share, which were granted on December 31, 2006 and expire on December 31, 2016. This option vested and became exercisable as to 16,667 shares on the date of grant, vested and became exercisable as to 16,667 shares on December 31, 2007; and vested and became exercisable as to 16,666 shares on December 31, 2008.

(7)
Reflects options to purchase 1,400,000 shares of Common Stock at an exercise price of $0.25 per share, which were granted on January 16, 2008 and expire on January 16, 2018. This option vested and became exercisable as to 466,667 shares on the date of grant, vested and became exercisable as to 466,667 shares on January 16, 2009; and vests and becomes exercisable as to 466,666 shares on January 16, 2010.  Reflects options to purchase 2,750,000 shares of Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018. This option vested and became exercisable as to 687,500 shares on the date of grant, vests and becomes exercisable as to 687,500 shares on June 25, 2009, vests and becomes exercisable as to 687,500 shares on June 25, 2010, and vests and becomes exercisable as to 687,500 shares on June 25, 2011.

(8)
Reflects options to purchase 150,000 shares of Common Stock at an exercise price of $1.90 per share which were granted on January 16, 2007 and expire on January 16, 2017. This option vested and became exercisable as to 50,000 shares on the date of grant, vested and became exercisable as to 50,000 shares on January 16, 2008; and vested and became exercisable as to 50,000 shares on January 16, 2009.

(9)
Reflects options to purchase 175,000 shares of Common Stock at an exercise price of $0.25 per share, which were granted on January 16, 2008 and expire on January 16, 2018. This option vested and became exercisable as to 58,333 shares on the date of grant, vested and became exercisable as to 58,333 shares on January 16, 2009; and vests and becomes exercisable as to 58,334 shares on January 16, 2010.  Reflects options to purchase 356,250 shares of Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018. This option vested and became exercisable as to 89,063 shares on the date of grant, vests and becomes exercisable as to 89,063 shares on June 25, 2009, vests and becomes exercisable as to 89,062 shares on June 25, 2010, and vests and becomes exercisable as to 89,062 shares on June 25, 2011.

(10)
Reflects options to purchase 25,000 shares of Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire on December 31, 2017. This option vested and became exercisable as to 8,334 shares on the date of grant, vested and became exercisable as to 8,333 shares on December 31, 2008; and vest and become exercisable as to 8,333 shares on December 31, 2009.

(11)
Reflects options to purchase 50,000 shares of Common Stock at an exercise price of $1.65 per share, which were granted on December 31, 2006 and expire on December 31, 2016. This option vested and became exercisable as to 16,667 shares on the date of grant, vested and become exercisable as to 16,667 shares on December 31, 2007; and vested and become exercisable as to 16,666 shares on December 31, 2008.

(12)	Amount includes payments in the approximate amount of $11,800 for certain other expenses pursuant to an employment agreement.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2008, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Outstanding Equity Awards At December 31, 2008

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date
Al Kraus	332,094		6.64	(1)	9/30/16
	81,826		6.64	(1)	12/31/16
	400,000		1.26	(1)	02/08/17
	80,122		0.22	(1)	12/31/17
	7,119,329		0.035	(1)	06/25/18
Vincent Capponi	50,000		1.65	(2)	12/31/16
	366,666	733,334	0.25	(3)	01/16/18
	562,500	1,687,500	0.035	(4)	06/25/18
David Lamadrid	100,000	50,000	1.90	(5)	01/16/17
	466,666	933,334	0.25	(6)	01/16/18
	687,500	2,062,500	0.035	(7)	06/25/18

Dr. James Winchester	50,000		1.65	(8)	12/31/16
	16,667	8,333	0.22	(9)	12/31/17
	58,333	116,667	0.25	(10)	01/16/18
	89,063	267,187	0.035	(11)	06/25/18

(1)	Fully vested

(2)	Vests and becomes exercisable as to (i) 16,667 shares on December 31, 2006; (ii) 16,667 shares on December 31, 2007; and (iii) 16,666 shares on December 31, 2008.

(3)	Vests and becomes exercisable as to (i) 366,666 shares on January 16, 2008; (ii) 366,667 shares on January 16, 2009; and (iii) 366,667 shares on January 16, 2010.

(4)	Vests and becomes exercisable as to (i) 562,500 shares on June 25, 2008; (ii) 562,500 shares on June 25, 2009; (iii) 562,500 shares on June 25, 2010; and (iv) 562,500 shares on June 25, 2011.

(5)	Vests and becomes exercisable as to (i) 50,000 shares on January 16, 2007; (ii) 50,000 shares on January 16, 2008; and (iii) 50,000 shares on January 16, 2009.

(6)	Vests and becomes exercisable as to (i) 466,666 shares on January 16, 2008; (ii) 466,667 shares on January 16, 2009; and (iii) 466,667 shares on January 16, 2010.

(7)	Vests and becomes exercisable as to (i) 562,500 shares on June 25, 2008; (ii) 562,500 shares on June 25, 2009; (iii) 562,500 shares on June 25, 2010; and (iv) 562,500 shares on June 25, 2011.

(8)	Vests and becomes exercisable as to (i) 16,667 shares on December 31, 2006; (ii) 16,667 shares on December 31, 2007; and (iii) 16,666 shares on December 31, 2008.

(9)	Vests and becomes exercisable as to (i) 8,333 shares on December 31, 2007; (ii) 8,333 shares on December 31, 2008; and (iii) 8,334 shares on December 31, 2009.

(10)	Vests and becomes exercisable as to (i) 58,333 shares on January 16, 2008; (ii) 58,333 shares on January 16, 2009; and (iii) 58,334 shares on January 16, 2010.

(11)	Vests and becomes exercisable as to (i) 89,063 shares on June 25, 2008; (ii) 89,063 shares on June 25, 2009; (iii) 89,062 shares on June 25, 2010; and (iv) 89,062 shares on June 25, 2011.

Director Compensation

The following table shows for the fiscal year ended December 31, 2008 certain information with respect to the compensation of all non-employee directors of the Company.

Director Compensation for Fiscal 2008

Name		Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
William R. Miller	(10)	20,000	11,430	(2)(3)	31,430

Joseph Rubin		8,000	855	(2)(4)	8,855

Kurt Katz	(11)	4,000	770	(2)(5)	4,770

Edward R. Jones		8,000	855	(2)(6)	8,855

Martin F. Whalen	(12)	3,000	285	(2)(7)	3,285

Phillip Chan, MD	(13)	4,000	85	(2)(8)	4,085

James Gunton	(14)	4,000	85	(2)(9)	4,085

Al Kraus	(15)

(1)
The value of option awards granted to directors has been estimated pursuant to SFAS No. 123(R) for the options described in the footnotes below, except that for purposes of this table, we have assumed that none of the options will be forfeited. The directors will not realize the estimated value of these awards in cash until these awards are vested and exercised or sold. For information regarding our valuation of option awards, see “Stock-Based Compensation” in Note 2 of our financial statements for the period ended December 31, 2008.

(2)	Fully vested

(3)
At December 31, 2008, in connection with his service as a director we had issued Mr. Miller the following: options to purchase 200,000 shares of our Common Stock at an exercise price of $1.65 per share, which were granted on January 1, 2007 and expire on January 1, 2007; options to purchase 100,000 shares of our Common Stock at an exercise price of $0.25 per share, which were granted on January 16, 2008 and expire on January 16, 2018, and options to purchase 25,000 shares of our Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018.

(4)
At December 31, 2008, in connection with his service as a director we had issued Mr. Rubin the following: options to purchase 21,098 shares of our Common Stock at an exercise price of $31.52 per share, which were granted on June 30, 2006 and expire on December 13, 2010; options to purchase 5,274 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on January 26, 2012; options to purchase 3,014 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on December 11, 2012; options to purchase 753 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on December 28, 2013; options to purchase 1,507 shares of our Common Stock at an exercise price of $6.64 per share, which were granted on June 30, 2006 and expire on December 29, 2014; options to purchase 10,000 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on June 30, 2006 and expire on January 30, 2016; options to purchase 15,069 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on June 30, 2006 and expire on June 12, 2016; options to purchase 5,000 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on August 1, 2006 and expire on August 1, 2016; options to purchase 10,000 shares of our Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire on December 31, 2017; options to purchase 45,000 shares of our Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018; and options to purchase 30,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018.

(5)
At December 31, 2008, in connection with his service as a director we had issued on behalf of Mr. Katz the following : options to purchase 16,200 shares of our Common Stock at an exercise price of $31.52 per share, which were granted on June 30, 2006 and expire on December 13, 2010; options to purchase 5,274 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on January 26, 2012; options to purchase 3,014 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on December 11, 2012; options to purchase 753 shares of our Common Stock at an exercise price of $21.57 per share, which were granted on June 30, 2006 and expire on December 28, 2013; options to purchase 1,507 shares of our Common Stock at an exercise price of $6.64 per share, which were granted on June 30, 2006 and expire on December 29, 2014; options to purchase 10,000 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on June 30, 2006 and expire on January 30, 2016; options to purchase 15,069 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on June 30, 2006 and expire on June 12, 2016; options to purchase 5,000 shares of our Common Stock at an exercise price of $1.25 per share, which were granted on August 1, 2006 and expire on August 1, 2016; options to purchase 10,000 shares of our Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire on December 31, 2017; options to purchase 45,000 shares of our Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018; and options to purchase 15,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018. All of these options have been issued to a trust established by Mr. Katz for the benefit of his children.

(6)
At December 31, 2008, in connection with his service as a director we had issued Dr. Jones the following: options to purchase 7,500 shares of our Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire on December 31, 2017; options to purchase 45,000 shares of our Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018; and options to purchase 30,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018.

(7)
At December 31, 2008, in connection with his service as a director we had issued Mr. Whalen the following: options to purchase 5,000 shares of our Common Stock at an exercise price of $0.22 per share, which were granted on December 31, 2007 and expire on December 31, 2017; options to purchase 15,000 shares of our Common Stock at an exercise price of $0.035 per share, which were granted on June 25, 2008 and expire on June 25, 2018; and options to purchase 10,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018.

(8)
At December 31, 2008, in connection with his service as a director we had issued Dr. Chan the following: options to purchase 15,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018.

(9)
At December 31, 2008, in connection with his service as a director we had issued Mr. Gunton the following: options to purchase 15,000 shares of our Common Stock at an exercise price of $0.08 per share, which were granted on December 31, 2008 and expire on December 31, 2018.

(10)	Effective December, 31 2008, Mr. Miller resigned his position as a member of the Board of Directors.

(11)	Effective July, 23 2008, Mr. Katz resigned his position as a member of the Board of Directors.

(12)	Effective April, 25 2008, Mr. Whalen resigned his position as a member of the Board of Directors.

(13)
Effective July 24, 2008, Dr. Chan was appointed to the Company’s Board of Directors and Compensation Committee.  Effective January 1, 2009, Dr. Chan entered into an employment agreement becoming interim Chief Executive Officer of the Company.  In January 2009, Dr. Chan resigned his position as a member on the Compensation Committee.

(14)	Effective July, 24 2008, Mr. Gunton was appointed to the Company’s Board of Directors and Compensation Committee.

(15)
During 2008 Mr. Kraus was an employee Director and was not eligible to receive compensation for Director services. Effective December 31, 2008, Mr. Kraus resigned his position as Chief Executive Officer of the Company, remaining as a member of the Board of Directors. In January 2009, Mr. Kraus agreed to serve as Chairman of the Board of Directors.

In 2007, we approved arrangements under which each non-employee director receives a fee of $2,000 for each Board meeting attended in person and a fee of $1,000 for each Board meeting participated in by telephone. In addition, our Board approved a policy under which each non-employee director will be eligible to be issued options to purchase up to 10,000 shares of our Common Stock on December 31, 2007 based on attendance at quarterly Board meetings held during 2007. Such options will be exercisable at the closing price of our Common Stock on the date of grant. Our directors are also reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

In connection with his appointment as Chairman of the Board, we agreed to compensate Mr. Miller at the rate of $20,000 per annum, and on January 1, 2007 we issued Mr. Miller a ten year option to purchase 200,000 shares of our Common Stock at a price of $1.65 per share (the last reported sales price on the OTC Bulletin Board on December 29, 2006). In January 2008 we issued Mr. Miller an additional option to purchase 100,000 shares of Common Stock at an exercise price of $0.25 per share.

In 2008, the Board approved the issuance to each non-employee director, with the exception of the Chairman, options to purchase up to 30,000 shares of Common Stock on December 31, 2008 based on attendance at quarterly Board meetings held during 2008.

In connection with his appointment as Chairman of the Board in January 2009, we agreed to compensate Mr. Kraus at the rate of $20,000 per annum, and on January 8, 2009 we issued Mr. Kraus a ten year option to purchase 200,000 shares of our Common Stock at a price of $0.084 per share.  Additionally for services performed as Chief Executive Office of the company through December 31, 2008, the Board approved a 10 year option to purchase 450,000 shares of our Common Stock at a price of $0.168 per share on January 28, 2009.

In 2009, the Board approved the issuance to each non-employee director, with the exception of the Chairman, options to purchase up to 100,000 shares of Common Stock on December 31, 2009 based on attendance at quarterly Board meetings held during 2009.

Employment Agreement with Named Officers

We entered into employment agreements with the named officers as described below. The agreements provide for annual base salaries for varying amounts and different stock upon plans.

Phillip Chan

Effective January 1, 2009, we entered into a new employment agreement with Dr. Phillip Chan, pursuant to which his employment will terminate on December 31, 2009. Pursuant to this employment agreement, we agree to pay Phillip Chan an initial annual base compensation of $216,351 payable in equal semimonthly installments in accordance with our usual practice. This base compensation shall be subject to semiannual review by our Compensation Committee, but his compensation may not be reduced from then current level. He is eligible for employee stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

Al Kraus

We entered into an employment agreement with Al Kraus on June 18, 2008, pursuant to which his employment terminated on December 31, 2008. Pursuant to the employment agreement, we agree to pay Al Kraus an annual base compensation of $216,351 payable in equal semimonthly installments in accordance with our usual practice. The base compensation shall be subject to annual review (but his compensation may not be reduced from then current level) by the Compensation Committee. In addition, in accordance with the Employment Agreement, we agree to grant Al Kraus stock options for the number of shares of Common Stock that will enable him to continue hold 5% of the outstanding shares of our Common Stock if we obtain additional equity capital of Four Million Dollars, including any form of financing or investment that can convert to equity, determined and granted upon close of the Series B financing date at the market price per share on the date the options are granted. In the event more than $4 million is raised in a single financing, such anti-dilution protection will only give effect to the first $4 million raised in such financing. Conversely, if less than $4 million is raised in a single financing, such anti-dilution protection will continue to apply to successive financings until an aggregate of $4 million has been raised following December 31, 2007, giving effect only to the first $4 million raised following December 31, 2007. Options issued to employee shall be deemed fully vested on issuance. It is also understood that the Employee's Options will be adjusted on the same basis as all other stock holders to account for any stock split, stock dividend, combination or recapitalization.

Al Kraus has resigned from his position as President and Chief Executive Officer effective as of December 31, 2008.

Effective January 7, 2009, we entered into a new agreement with Al Kraus, pursuant to which he became Chairman of the Board of Directors for a two year term terminating on January 7, 2011. Pursuant to this agreement, we agree to pay Al Kraus compensation at a rate of $20,000 per year, payable in equal payments at the end of each fiscal quarter.  He is eligible for stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

Vincent Capponi

We entered into an employment agreement with Vincent Capponi on June 18, 2008, pursuant to which his employment terminated on December 31, 2008. Pursuant to this employment agreement, we agree to pay Vincent Capponi an initial annual base compensation of $195,767 payable in equal semimonthly installments in accordance with our usual practice. This base compensation shall be subject to annual review by our Compensation Committee, but his compensation may not be reduced from then current level. He is eligible for employee stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

Effective January 1, 2009, we entered into a new employment agreement with Vincent Capponi, pursuant to which his employment will terminate on December 31, 2009. Pursuant to this employment agreement, we agree to pay Vincent Capponi an initial annual base compensation of $205,303 payable in equal semimonthly installments in accordance with our usual practice. This base compensation shall be subject to semiannual review by our Compensation Committee, but his compensation may not be reduced from then current level. He is eligible for employee stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

David Lamadrid

We entered into an employment agreement with David Lamadrid on June 18, 2008, pursuant to which his employment terminated on December 31, 2008. Pursuant to this employment agreement, we agree to pay David Lamadrid an initial annual base compensation of $145,801 payable in equal semimonthly installments in accordance with our usual practice. This base compensation shall be subject to annual review by our Compensation Committee, but his compensation may not be reduced from then current level. He is eligible for employee stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

Effective January 1, 2009, we entered into a new employment agreement with David Lamadrid, pursuant to which his employment will terminate on December 31, 2009. Pursuant to this employment agreement, we agree to pay David Lamadrid an initial annual base compensation of $175,000 payable in equal semimonthly installments in accordance with our usual practice. This base compensation shall be subject to semiannual review by our Compensation Committee. He is eligible for employee stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

Robert Bartlett

Effective January 1, 2009, we entered into a new consulting agreement with Dr. Robert Bartlett, pursuant to which his consulting will terminate on December 31, 2009. Pursuant to this consulting agreement, we agree to pay Dr. Robert Bartlett consulting fees at an annualized rate of $50,000 payable in equal monthly installments of $4,166.67 per month. He is eligible for stock options which will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividends, combination or recapitalization.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2005, MedaSorb Delaware entered into an Investment Agreement with Margie Chassman pursuant to which she advanced us $1,000,000. At the time of the advance, Ms. Chassman was not a stockholder of, or otherwise affiliated with, MedaSorb Delaware. The advance bore interest at the rate of 6% per annum. Pursuant to the terms of the Investment Agreement, on October 28, 2006, the $1,000,000 advance was converted into 1,000,000 shares of Series A Preferred Stock (convertible into 800,000 shares of Common Stock) and warrants to purchase 400,000 shares of Common Stock at a price of $2.00 per share. On the date of conversion, the last reported sales price of our Common Stock was $1.44, so that the aggregate market value of the 800,000 shares of Common Stock underlying the Series A Preferred Stock issued on October 28, 2006 was $1,152,000, and the aggregate market value of the 400,000 shares of Common Stock underlying the Warrants issued on October 28, 2006, which had an aggregate exercise price of $800,000, was $576,000.

The Investment Agreement provided that Ms. Chassman would be issued 10 million shares of common stock in consideration for funding the loan, and further provided that she would assist in arranging a “Qualified Merger” and that she would “invest or arrange for others to invest” between $3 to $11.5 million. This assistance consisted primarily of consultations between MedaSorb Delaware and Ms. Chassman’s husband, David Blech. Mr. Blech introduced MedaSorb Delaware to potential placement agents, investors and merger partners including the company (Gilder Enterprises, Inc.) that MedaSorb Delaware ultimately merged with. Mr. Blech also introduced us to the four institutional investors that purchased $5.25 million of our securities on June 30, 2006. Mr. Blech also assisted us in structuring these transactions. Of the four investors, two had co-invested with Ms. Chassman in other transactions, and the other two were introduced by the investors that had previously invested with Ms. Chassman. A description of Mr. Blech and his background can be found in footnote 2 to the Principal Stockholders table. We have been informed that Ms. Chassman has operated a small graphic design business for at least fifteen years and, for at least the last seven years, has invested in numerous early stage biotechnology and information technology companies. Ms. Chassman has also informed us that her portfolio of investments, exclusive of her investment in MedaSorb, is currently worth in excess $25,000,000.

In consideration for funding the $1 million advance, in addition to the securities into which such loan was converted on October 28, 2006 as described above, Ms. Chassman and her designees were issued an aggregate of 10 million shares of Common Stock prior to the merger; such shares are included in the 20,340,929 shares of common stock of MedaSorb Delaware outstanding immediately prior to the June 30, 2006 merger. Upon issuance, the shares were valued at $12,500,000 based on the conversion price of the 5,250,000 shares of Series A Preferred Stock sold on that date. These shares of Common Stock are subject to a 12-month lock-up agreement expiring June 30, 2007 and a voting agreement entitling us to voting rights with respect to such shares until the earlier to occur of a transfer of those shares to an unrelated third party or June 30, 2008.

Following transfers effected by Ms. Chassman, the 10,000,000 shares of Common Stock are currently held as follows:

Stockholder	Shares of Common Stock
Margie Chassman	4,795,000
Margery Germain	2,000,000
Central Yeshiva Beth Joseph	1,000,000
Wood River Trust	1,050,000
Spring Charitable Remainder Trust	1,150,000
Miriam Fisher	5,000

The shares held by Ms. Germain include 300,000 shares held directly by her minor children. Wood River Trust is a trust formed for the benefit of Evan Blech, the son of Ms. Chassman and Mr. Blech. The trustees of Wood River Trust are Harvey Kesner and Michael C. Doyle. Ms. Chassman and Mr. Blech are the income beneficiaries of Spring Charitable Remainder Trust, and its remainder beneficiary is a charitable organization yet to be designated. Andrew Levinson is the trustee of the Spring Charitable Remainder Trust.

In connection with our June 30, 2006 sale of Series A Preferred Stock and warrants to four institutional investors which generated gross proceeds of $5.25 million, to induce those investors to make the investment, Margie Chassman pledged to those investors securities of other publicly traded companies. The pledged securities consist of a $400,000 promissory note of Xechem International, Inc. convertible into Xechem common stock at $.005 per share, and 250,000 shares of the common stock of Novelos Therapeutics, Inc. Based on the market value of the Xechem common stock ($.07 per share) and the Novelos common stock ($1.03) per share, on June 30, 2006, the aggregate fair market value of the pledged securities at the date of pledge was approximately $5,857,500.

In the event those investors have suffered a loss on their investment in our securities as of June 30, 2007 (as determined by actual sales by those investors or the market price of our Common Stock on such date), the investors may sell all or a portion of the pledged securities so that the investors receive proceeds from such sale in an amount equal to their loss on their investment in our securities. No assurance can be given that the sale of the pledged securities will provide these investors with sufficient proceeds to cover the full extent of their loss, if any, on their investment. In consideration of her pledge to these investors, we paid Ms. Chassman (i) $525,000 in cash (representing 10% of the cash amount raised from the institutional investors), and (ii) five-year warrants to purchase

•	525,000 shares of Series A Preferred Stock (representing 10% of the Series A Preferred Stock purchased by those investors), and

•	warrants to purchase 210,000 shares of Common Stock at an exercise price of $2.00 per share (representing 10% of the Series A Preferred Stock purchased by those investors),

for an aggregate exercise price of $525,000.

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make a $4 million investment in MedaSorb Delaware, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control. In addition, for her investment, Ms. Montiel received 1,230,770 membership units of MedaSorb Delaware, which at the time was a limited liability company. Those membership units ultimately became 185,477 shares of our Common Stock following our June 30, 2006 merger.

Separate from the $1 million advance provided by Ms. Chassman, from time to time beginning in 2003 through June 30, 2006, MedaSorb Delaware issued convertible notes to various investors in the aggregate principal amount of $6,549,900. The notes bore interest at a rate of 12 percent per annum and were convertible into common stock at prices ranging from $3.32 per share to $6.64 per share (as adjusted for the merger and conversion of MedaSorb Delaware from a limited liability company to a corporation). Some of the convertible notes were issued together with warrants. On June 30, 2006, these convertible notes, in the aggregate principal amount of $6,549,900, together with $1,480,249 in accrued interest, were converted into 5,170,880 shares of Common Stock and five-year warrants to purchase a total of 816,691 shares of Common Stock at a price of $4.98 per share. The 5,170,880 shares of Common Stock issued upon conversion includes 3,058,141 shares issued to the note holders as an inducement for them to convert the convertible notes. The inducement shares were valued at $3,351,961, and such amount is included as a charge to interest expense in our Consolidated Statements of Operations for the nine months ended September 30, 2006. Guillermina Vega Montiel, a principal stockholder of ours, held approximately $4,120,000 in principal amount of the convertible notes, which together with $679,800 of accrued interest, converted into 4,354,189 of the shares of Common Stock issued as a result of the conversion.

Joseph Rubin is a director of ours and performs legal services from time to time. At December 31, 2007, MedaSorb Delaware owed Mr. Rubin’s firm approximately $2,500 in respect of legal services provided by his firm to MedaSorb Delaware.

Director Independence

Members of our Board of Directors, other than Joseph Rubin, who performs legal services for us as disclosed above, Phillip Chan, our Chief Executive Officer, and James Gunton, partners at the NJTC Venture Fund, are independent under the standards set forth in Nasdaq Marketplace Rule 4200(a)(15).

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of Common Stock held of record as of June 9, 2009, by (1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Each of the stockholders can be reached at our principal executive offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

	Shares Beneficially Owned (1)
Names and Address of Directors, Officers and 5% Stockholders	Number	Percent

Margie Chassman (2)	58,237,575	62.9%

Guillermina Montiel (3)	5,052,456	12.9%

Margery Germain (4)	2,000,000	5.1%

Robert Shipley (5)	16,871,553	30.4%

Directors and Executive Officers

Al Kraus (6)	10,057,001	21.1%

David Lamadrid (7)	3,067,067	7.4%

Vince Capponi (8)	2,426,419	5.9%

Joseph Rubin (9)	765,814	1.9%

Robert Bartlett	—	*

Phillip Chan (10)	1,649,277	4.0%

Edward R. Jones (11)	82,500	*

Jim Gunton (12)	15,000	*

All directors and executive officers as a group (nine persons) (13)	18,063,078	33.0%

*	Less than 1%.
1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of June 9, 2009 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 39,112,969 shares of Common Stock outstanding as of June 9, 2009.

2
Based on information reflected in a Schedule 13G filed by Ms. Chassman with the SEC on November 20, 2006, and includes 5,460,000 shares of Common Stock ultimately issuable upon exercise and conversion of the Series A Preferred Stock and warrants underlying the warrant we issued Ms. Chassman upon the closing of our Series A Preferred Stock private placement, 12,696,780 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 4,386,429 shares of Common Stock issuable upon exercise of warrants, 27,959,035 shares of Common Stock issuable upon conversion of Series B Preferred Stock, and 2,940,331 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants. Margie Chassman is married to David Blech. Mr. Blech disclaims beneficial ownership of these shares. Since 1980 Mr. Blech has been a founder of companies and venture capital investor in the biotechnology sector. His initial venture investment, Genetic Systems Corporation, which he helped found and served as treasurer and a member of the board of directors, was sold to Bristol Myers in 1986 for $294 million of Bristol Myers stock. Other companies he helped found include DNA Plant Technology, Celgene Corporation, Neurogen Corporation, Icos Corporation, Incyte Pharmaceuticals, Alexion Pharmaceuticals and Neurocrine Biosciences. He was also instrumental in the turnaround of Liposome Technology, Inc. and Biotech General Corporation. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. In May 1998, David Blech pled guilty to two counts of criminal securities fraud, and, in September 1999, he was sentenced by the U.S. District Court for the Southern District of New York to five years’ probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the Commission in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was President and sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No.10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter styled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (“NASD”) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000.

3	Includes 58,472 shares issuable upon exercise of stock options.
4	Includes 1,700,000 shares of Common Stock held directly by Ms. Germain and 300,000 shares of Common Stock held by her minor children.
5
Includes 410,129 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 11,915,884 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 3,378,232 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants, and 661,293 shares of Common Stock issuable upon exercise of warrants and options.

6	Includes 8,663,370 shares of Common Stock issuable upon exercise of stock options.

7	Includes 2,558,333 shares of Common Stock issuable upon exercise of stock options.
8	Includes 2,008,333 shares of Common Stock issuable upon exercise of stock options.
9
Includes 2,561 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 293,149 shares of Common Stock issuable upon conversion of Series B Preferred Stock and 387,840 shares of Common Stock issuable upon exercise of warrants and stock options. Does not include shares of Common Stock beneficially owned by Mr. Rubin’s spouse, as to which he disclaims beneficial ownership.

10
Includes 297,900 shares of Common Stock issuable upon conversion of Series B Preferred Stock, 84,448 shares of Common Stock issuable upon conversion of Series B Preferred Stock which are issuable upon exercise of warrants and 1,266,929 shares of Common Stock issuable upon exercise of stock options.

11	These shares are issuable upon exercise of stock options.
12	These shares are issuable upon exercise of stock options.
13
Includes an aggregate of 15,660,363 shares of Common Stock issuable upon exercise of stock options and warrants and conversion of Series A Preferred Stock and conversion of Series B Preferred Stock and exercise and conversion of Series B Preferred Stock warrants.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding options as of December 31, 2008, after giving effect to the merger and subsequent grants.  The Registrant had no options outstanding prior to the merger, and all of the options below were issued either in connection with the merger to former option holders of MedaSorb or subsequently as new grants to employees, directors, and consultants.

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	0		n/a		400,000	(1)
Equity compensation plans not approved by stockholders	18,158,846		$1.05		21,841,154	(2)
Total	18,158,846	(3)	$1.05	(3)	22,241,154

(1)	Represents options that may be issued under our 2003 Stock Option Plan.

(2)	Represents options that may be issued under our 2006 Long-Term Incentive Plan.

(3)
Represents options to purchase (i) 118,667 shares of Common Stock at a price of $41.47 per share, (ii) 232,051 shares of Common Stock at a price of $31.52 per share, (iii) 35,488 shares of Common Stock at a price of $21.57 per share, (iv) 15,944 shares of Common Stock at a price of $19.91 per share, (v) 439,740 shares of Common Stock at a price of $6.64 per share, (vi) 173,000 shares of Common Stock at a price of $1.90 per share, (vii) 306,000 shares of Common Stock at a price of $1.65 per share, (viii) 400,000 shares of Common Stock at a price of $1.26 per share, (ix) 166,756 shares of Common Stock at a price of $1.25 per share, (x) 3,014,000 shares of Common Stock at a price of $0.25, (xi) 137,622 shares of Common Stock at a price of $0.22, (xii) 115,000 shares of Common Stock at a price of $0.08, and (xiii) 13,004,578 shares of Common Stock at a price of $0.035.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of this offering in connection with the issuance and distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:

Registration Fee	$50.22
Legal Fees and Expenses	10,000
Accounting Fees and Expenses	20,000
Printing	1,000
Miscellaneous Expenses	2,000
Total	$33,050.22

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 15. Recent Sales of Unregistered Securities.

On June 25, 2008, we sold (i) 44,531.47 shares of our Series B Preferred Stock, at a price of $100 per share and (ii) a security (the “Additional Security”) to purchase additional shares of Series B Preferred Stock within 15 months following the Initial Closing at $100 per share, to a group of ten accredited investors led by NJTC Venture Fund SBIC, L.P. (“NJTC”). On August 25, 2008, we sold 8,400 shares of our Series B Preferred Stock, at a price of $100 per share to a group of seven accredited investors. The 52,931.47 shares of Series B Preferred Stock are initially convertible into 146,219,530 shares our common stock, par value $.001 per share (“Common Stock”). In addition, in connection with the private placement, $175,000 in principal amount of indebtedness plus accrued interest was converted into 1,781.47 additional shares of Series B Preferred Stock. These securities were issued in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 16. Exhibits.

The following exhibits are filed with this document:

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation (1)
4.1	Form of Subscription Agreement, dated June 25, 2008, by and among MedaSorb Technologies Corporation and the purchasers party thereto. (2)
4.2	Certificate of Designations of Series B 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share (2)
4.3	Amendment to Certificate of Designations of Series A 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share (2)
4.4	Agreement and Consent, dated as of June 25, 2008 among MedaSorb Technologies Corporation and the holders of Series A 10% Cumulative Convertible Preferred Stock party thereto (2)
5.1	Legal Opinion of Anslow & Jaclin, LLP filed herewith.
10.1	Employment Agreement, dated as of June 18, 2008, between Al Kraus and MedaSorb Technologies Corporation (2)
10.2	Employment Agreement, dated as of June 18, 2008, between Vincent Capponi and MedaSorb Technologies Corporation (2)
10.3	Employment Agreement, dated as of June 18, 2008, between David Lamadrid and MedaSorb Technologies Corporation (2)
10.4	Employment Agreement, dated as of January 1, 2009, between Vincent Capponi and MedaSorb Technologies Corporation (3)
10.5	Employment Agreement, dated as of January 1, 2009, between David Lamadrid and MedaSorb Technologies Corporation (3)
23.1	Consent of WithumSmith + Brown, A Professional Corporation
23.2	Consent of Anslow & Jaclin, LLP refer to exhibit 5.1

(1)	Referred to and Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004.
(2)	Referred to and Incorporated by reference to the Registrant’s Form 8-k filed on July 1, 2008.
(3)	Referred to and Incorporated by reference to the Registrant’s Form 8-k filed on February 4, 2009.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  Include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned in Monmouth Junction, State of New Jersey, on June 19, 2009 .

MEDASORB TECHNOLOGIES CORPORATION (Registrant)

By:	/s/ Phillip Chan
Phillip Chan Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Phillip Chan	Chief Executive Officer (Principal	June 19, 2009
Phillip Chan, MD, PhD	Executive Officer) and Director

/s/ David Lamadrid	Chief Financial Officer (Principal	June 19, 2009
David Lamadrid	Accounting and Financial Officer)

/s/ Al Kraus	Chairman of the Board	June 19, 2009
Al Kraus

/s/ Joseph Rubin, Esq.	Director	June 19, 2009
Joseph Rubin, Esq.

/s/ Edward Jones	Director	June 19, 2009
Edward Jones, MD

/s/ James Gunton	Director	June 19, 2009
James Gunton